Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-217215

PROSPECTUS

26,225,950 Shares

Inspired Entertainment, Inc.

Common Stock

The selling stockholders named in this prospectus may offer and sell from time to time up to 22,225,950 shares of common stock of Inspired Entertainment, Inc. (“Inspired Entertainment,” “Inspired,” “the Company,” “we,” “us” or “our”) covered by this prospectus, which includes 5,539,615 shares of our common stock that are issuable upon the exercise of 11,079,230 private warrants issued in connection with our initial public offering and in connection with our initial business combination for shares of our common stock at an exercise price of $5.75 per half share of our common stock (the “Private Warrants”). We refer to our common stock that may be offered by the selling stockholders pursuant to this prospectus and any applicable prospectus supplement collectively as the “shares.”

In addition, this prospectus relates to the issuance by us of up to 4,000,000 shares of our common stock that are issuable upon the exercise of 8,000,000 warrants issued as part of units in our initial public offering for shares of our common stock at an exercise price of $5.75 per half share of our common stock (the “Public Warrants” and together with the Private Warrants, the “warrants”).

We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares pursuant to this prospectus. We will receive up to an aggregate of approximately $109,705,572 from the exercise of the warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes.

Our registration of the securities covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. The selling stockholders may sell the shares of common stock covered by this prospectus from time to time in a number of different ways and at varying prices on terms to be determined at the time of sale. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 107.

Our common stock is traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “INSE.” The closing sale price for our common stock on July 12, 2017, was $12.20 per share, as reported on NASDAQ.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. See “Risk Factors—Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an ‘emerging growth company’”. We will remain an “emerging growth company” until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2017.

We have not, and the selling stockholders have not, authorized anyone to provide you with information other than that contained in this prospectus, any prospectus supplement, or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information included in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

This prospectus contains references to our trademarks, trade names and service marks and to those belonging to other entities, which solely for convenience may appear without the ® or ™ symbols. Such references are not intended to indicate, in any way, that we or such other entities will not assert, to the fullest extent under applicable law, our respective rights thereto, or to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

i

For investors outside the United States: We have not, and the selling stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the shares and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

ii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless the context indicates otherwise, the terms “Inspired Entertainment,” “Inspired,” “the Company,” “we,” “us” and “our” refer to Inspired Entertainment, Inc., a Delaware corporation, and its subsidiaries.

Background

We were formed in Delaware on May 30, 2014 under the name Hydra Industries Acquisition Corp.(“Hydra”) as a “blank check company” for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business transaction, one or more operating businesses or assets. On December 23, 2016, we consummated our business combination with respect to the acquisition of Inspired Gaming Group, pursuant to the share sale agreement, dated as of July 13, 2016 (the “Sale Agreement”), by and among Hydra Industries Acquisition Corp. and those persons identified on Schedule 1 thereto (the “Vendors”), including DMWSL 633 Limited, the parent of Inspired Gaming Group. Pursuant to the Sale Agreement, we acquired all of the outstanding equity and shareholder loan notes of the Inspired Gaming Group. We refer to such acquisition and the other transactions contemplated by the Sale Agreement collectively as the “Business Combination.” We changed our name from Hydra Industries Acquisition Corp. to Inspired Entertainment, Inc. upon consummation of the Business Combination and changed our fiscal year end to September 30.

Presentation of Financial and Operating Data

The Business Combination was accounted for as a “reverse merger” in accordance with U.S. generally accepted accounting principles. Under this method of accounting Hydra was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Inspired comprising the ongoing operations of the combined entity, Inspired’s senior management comprising the majority of the senior management of the combined entity, and former shareholders of Inspired having a majority of the voting power of the combined entity. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Inspired issuing stock for the net assets of Hydra, accompanied by a recapitalization. Historical financial information presented is that of Inspired Gaming Group prior to the Business Combination. All financial information of Hydra presented reflects only the period following consummation of the Business Combination.

Our Company

We are a global gaming technology company, supplying Virtual Sports and Server Based Gaming (“SBG”) systems to regulated lottery, betting and gaming operators worldwide through an “omni-channel” distribution strategy. We provide end-to-end digital gaming solutions on our proprietary and secure network that accommodate a wide range of devices, including land-based gaming machine products, mobile devices such as smartphones and tablets, as well as PC and social applications.

We operate in a highly regulated industry. We and our products, as applicable, are licensed, authorized or certified (as required dependent on local jurisdictions) in a number of major gaming and lottery jurisdictions. Key licenses, authorizations and certifications include the Gambling Commission of Great Britain, the Licensing Authority of Gibraltar, the Alderney Gambling Control Commission and the State of New Jersey – Division of Gaming Enforcement. We are a member of main industry associations including the Gaming Standards Association, World Lottery Association and Association of Gaming Equipment Manufacturers.

Additional Information

Our principal executive offices are located at 250 W. 57th Street, Suite 2223, New York, NY 10107 and our primary facilities are located in the United Kingdom. Additionally, we have development and distribution offices in other countries including Portugal, Italy and, through one of our partners, Colombia. We also have an online gaming operations center in Gibraltar. We have over 800 employees located throughout the world, developing and operating digital games and networks.

1

Our fiscal year ends on September 30th of each calendar year.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, as a result, we are not required to adopt any new or revised accounting standards on the relevant dates when adoption of such standards are required for other public companies.

2

THE OFFERING

Issuer	Inspired Entertainment, Inc.

Shares of common stock offered by the selling stockholders	22,225,950 shares (comprised of 16,686,335 shares of common stock and 5,539,615 shares issuable upon the exercise of 11,079,230 Private Warrants).

Shares issuable upon exercise of Public Warrants	4,000,000 shares issuable upon the exercise of 8,000,000 Public Warrants.

Common stock outstanding as of July 7, 2017	22,390,447 shares

Use of proceeds	All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $109,705,572 from the exercise of the Public and Private Warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes.

NASDAQ Ticker Symbol	“INSE”

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 4 of this prospectus.

Unless otherwise indicated, all references in this prospectus to the number and percentages of shares of common stock outstanding following this offering do not give effect to:

•	102,128 shares of common stock available for issuance under the Inspired Entertainment 2016 Long-Term Incentive Plan or the Inspired Entertainment, Inc. Second Long-Term Incentive Plan; or

•	864,245 shares subject to outstanding grants of restricted stock unit awards.

3

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in this prospectus.

RISK FACTORS RELATING TO OUR BUSINESS AND INDUSTRY

We operate in highly competitive industries and our success depends on our ability to effectively compete with numerous worldwide businesses.

We face competition from a number of worldwide businesses, some of which have substantially greater financial resources and operating scale than we do. Such competition could impact our ability to win new contracts and renew existing contracts. We continue to operate in a period of intense price-based competition in some key markets, which could affect the profitability of the contracts we do win.

Moreover, our businesses in certain markets also face competition from suppliers or operators who offer products for internet gaming in illegal, unregulated or lightly regulated markets, but are still permitted to supply products in certain regulated markets. As we generally operate only with regulated products in regulated markets, these competitors often have substantially greater financial resources which could impact our ability to win new contracts and renew existing contracts that can affect our future profitability.

Our business is subject to evolving technology.

The markets for all of our products and services are affected by changing technology, new regulations and evolving industry standards. Our ability to anticipate or respond to such changes and to develop and introduce new and enhanced products and services on a timely basis will be a significant factor in our ability to expand, remain competitive, attract new customers and retain existing contracts.

There can be no assurance that we will achieve the necessary technological advances, have the financial resources, introduce new products or services on a timely basis or otherwise have the ability to compete effectively in the markets we serve.

We are heavily dependent on our ability to renew our long-term contracts with our customers and we could lose substantial revenue if we are unable to renew certain of these contracts.

Generally, our Virtual Sports contracts are for initial terms of three to five years, with renewals at the customer’s option. SBG terminal contracts typically are for terms of four to six years, but certain customers have options for early termination under certain circumstances and there may be competitive pressure to renew or upgrade terminals during the life of these contracts. This can adversely affect revenues and / or return on capital and leave us with surplus terminals. Certain key contracts in the United Kingdom and Italy are subject to renewal or early termination options during the next two years.

There can be no assurance that our current contracts will be extended or that we will be awarded new contracts as a result of competitive bidding processes in the future. The termination, expiration or failure to renew one or more of our contracts could cause us to lose substantial revenue.

Changes in applicable gambling regulations or taxation regimes may affect the revenues or profits generated by the contracts which we enter into with our customers. Many of the contracts which we have with our customers are on revenue-sharing terms, and therefore changes which adversely affect our customers may also adversely affect us. In addition, such changes may cause our customers to seek to renegotiate our contracts or may alter the terms on which such customers are prepared to renew their contracts.

4

We rely on a relatively small number of customers for a significant portion of our sales, and the loss of or material reduction in sales to any of our top customers could have a material adverse effect on our business, results of operations, financial condition and cash flows.

During the six months ended March 31, 2017, there were two customers that represented at least 10% of our revenues, accounting for 29% and 12% of the Company’s revenues respectively. We expect that these customers will continue to represent a significant portion of our net sales in the future. A decision by any of our top customers to significantly decrease the volume of products purchased from us could substantially reduce revenues and may have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are dependent on our relationships with key suppliers to obtain equipment and other supplies for our business on acceptable terms.

We have achieved significant cost savings through our centralization of equipment and non-equipment purchases. However, as a result, we depend on and are exposed to the credit risk of a group of key suppliers. While we make every effort to evaluate our counterparties prior to entering into long-term and other significant procurement contracts, we cannot predict the impact on our suppliers of the current economic environment and other developments in their respective businesses. Insolvency, financial difficulties or other factors may result in our suppliers not being able to fulfill the terms of their agreements with us. Further, such factors may render suppliers unwilling to extend contracts that provide favorable terms to us, or may force them to seek to renegotiate existing contracts with us. Although we believe we have alternative sources of supply for the equipment and other supplies used in our business, termination of our relationship with any of our key suppliers could have a material adverse effect on our business, financial condition or results of operations in the event that we were unable to obtain adequate equipment or supplies from other sources in a timely manner or at all.

Our ability to bid on new contracts is dependent upon our ability to fund any required up-front capital expenditures through our cash from operations, incurrence of indebtedness or raising additional equity capital.

Our SBG terminal contracts in the United Kingdom and Italy often require significant up-front capital expenditures for terminal assembly, software customization and implementation, systems and equipment installation and telecommunications configuration. Historically, we have funded these up-front costs through cash flows generated from operations, available cash on hand and borrowings under our credit facilities. Our ability to continue to procure new contracts will depend on, among other things, our liquidity levels at the time or our ability to obtain additional debt or equity funding at commercially acceptable terms to finance the initial up-front costs. If we do not have adequate liquidity or are unable to obtain other funding for these up-front costs on favorable terms or at all, we may not be able to bid on certain contracts, which could restrict our ability to grow and have a material adverse effect on our ability to retain existing contracts and therefore on future profitability.

Our business depends on the protection of our intellectual property and proprietary information.

We believe that our success depends, in part, on protecting our intellectual property in the United Kingdom and in other countries. Our intellectual property includes certain patents and trademarks relating to our systems, as well as proprietary or confidential information that is not subject to patent or similar protection. Our intellectual property protects the integrity of our games, systems, products and services, which is a core value of the industries in which we operate. Protecting our intellectual property can be expensive and time-consuming, may not always be successful depending on local laws or other circumstances, and we also may choose not to pursue registrations in certain countries. Competitors may independently develop similar or superior products, software, systems or business models. In cases where our intellectual property is not protected by an enforceable patent, or other intellectual property protection, such independent development may result in a significant diminution in the value of its intellectual property.

5

There can be no assurance that we will be able to protect our intellectual property. We enter into confidentiality or license agreements with our employees, vendors, consultants and, to the extent legally permissible, our customers, and generally controls access to, and the distribution of, our game designs, systems and other software documentation and other proprietary information, as well as the designs, systems and other software documentation and other information we license from others. Despite our effort to protect these proprietary rights, unauthorized parties may try to copy our gaming products, business models or systems, use certain of our confidential information to develop competing products, or develop independently or otherwise obtain and use our gaming products or technology, any of which could have a material adverse effect on our business. Policing unauthorized use of our technology is difficult and expensive, particularly because of the global nature of our operations. The laws of other countries may not adequately protect our intellectual property.

There can be no assurance that our business activities, games, products and systems will not infringe upon or misappropriate the proprietary rights of others, or that other parties will not assert infringement or misappropriate claims against us. Any such claim and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights, distract management, and/or require us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.

We also rely on certain products and technologies that we license from third parties. Proprietary licenses typically limit our use of intellectual property to specific uses and for specific time periods. There can be no assurance that these third-party licenses, or the support for such licenses, will continue to be available to us on commercially reasonable terms. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include, incorporate, or rely on licensed intellectual property.

Our business competes on the basis of the stability, security and integrity of our software, networks, systems, games and products.

We believe that our success depends, in part, on providing secure products and systems to our vendors and customers with high levels of uptime, quality and availability. Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, players, employees and others. Our ability to monitor and ensure quality of our products is periodically reviewed and enhanced. There can be no assurance that our business might not be affected by a security breach, virus, Denial of Service attack, or technical error, failure or lapse which could have a material adverse impact on our business.

Additionally, we maintain a large number of games and terminals and jackpot systems, which rely on algorithms and software designed to pay out winnings to players at certain ratios. Our systems, testing and processes to monitor and ensure the payout of games are periodically reviewed and enhanced, and are additionally reviewed and tested by third-party expert test houses. There can be no assurance that our business might not be affected by a malicious or unintentional breach or technical error, failure or lapse which could have a material adverse impact on payout ratios which would consequently have a material adverse effect on our business in the form of lost revenues or penalty payments to players or customers. Gaming regulators may take enforcement action against us (including the imposition of significant fines) where the payout ratios fall below the ratios advertised to customers, or our software, networks, systems, games and/or products otherwise suffer from technical error, failure or lapse.

Our industry may be subject to strict government regulations that could limit our existing operations and have a negative impact on our ability to grow.

In certain jurisdictions, forms of wagering, betting and lottery may be expressly authorized and governed by law and in other jurisdictions forms of wagering, betting and lottery may be expressly prohibited by law. If expressly authorized, such activities are typically subject to extensive and evolving governmental regulation. Gaming regulatory requirements vary from jurisdiction to jurisdiction. Therefore, we are subject to a wide range of complex gaming laws, rules and regulations in the jurisdictions in which we are licensed or may seek to be licensed. Most jurisdictions require that we are licensed and/or authorized, or that our key personnel and certain of our security holders are found to be suitable or are licensed, and that our products are reviewed, tested and certified or approved before placement. If a license, approval, certification or finding of suitability is required by a regulatory or national authority and we fail to seek or do not receive the necessary approval, license, certification or finding of suitability, then we may be prohibited from distributing our products for use in the respective jurisdiction. Additionally, such prohibition could trigger reviews of our Company by regulatory bodies in other jurisdictions.

6

The regulatory environment in any particular jurisdiction may change in the future, and any such change could have a material adverse effect on our results of operations or business in general. Moreover, there can be no assurance that the operation of Server Based Gaming terminals, Video Lottery Terminals, Virtual Sports Betting, Gaming or Lottery, Internet or Mobile gaming, betting, lottery or other forms of wagering systems will be approved, certified or found suitable by additional jurisdictions or that those jurisdictions in which these activities are currently permitted will continue to permit such activities in their existing forms or at all. While we believe that we have the means to continue to develop procedures and policies designed to comply with and monitor the requirements of evolving laws, there can be no assurance that law enforcement agencies, governmental agencies or gaming regulatory authorities, whether in existing or new jurisdictions, will not seek to restrict our business or otherwise institute enforcement proceedings or other legal claims against the Company. Moreover, in addition to the risk of such enforcement actions or claims, we are also at risk from loss of business reputation in the event of any potential legal or regulatory investigation whether or not we are ultimately accused of or found to have committed any violations.

We supply certain of our products to operators who operate gaming websites. Some of those operators may take bets from customers in markets where no gaming laws or regulations exist and where the provision of online gaming is effectively unregulated. Whilst the Company seeks to ensure its customers only take bets in markets where online gaming is legal, if any of those operators is subjected to investigatory or enforcement action by local regulatory or police authorities, that may result in the operator withdrawing from such market which may adversely affect such operator’s revenues. The Company may itself be subject to investigatory or enforcement action (if and to the extent that local laws or other jurisdictions in which the Company operates imposes liability on suppliers for the activities of the customers that they supply or for receiving funds that are deemed to be illegal because of such activities). We seek to protect ourselves against any such liability for the activities of the operators that we supply, including contractually requiring those operators not to operate in certain territories and only supplying operators who we have reviewed to determine whether they uphold the requisite standards of regulatory and legal compliance. Nonetheless, there is a risk that we may fail to undertake sufficient due diligence or become subject to investigatory or enforcement action should we or any of our customers be accused of breaching any regulations or laws. Such action may adversely impact the time of our management, and impact our standing with its own gaming regulators.

We may be required to obtain and maintain licenses from various state and local jurisdictions in order to operate certain aspects of our business and may be subject to extensive background investigations and suitability standards. We may also become subject to regulation in any other jurisdiction where our customers are permitted to operate in the future. There can be no assurance that we will be able to obtain new licenses or renew any of our existing licenses, and the loss, denial or non-renewal of any of our licenses could have a material adverse effect on our business. Generally, regulatory authorities have broad discretion when granting, renewing or revoking approvals and licenses. Our failure, or the failure of any of our key personnel, systems or machines, in obtaining or retaining a required license or approval in one jurisdiction could negatively impact our ability (or the ability of any of our key personnel, systems or gaming machines) to obtain or retain required licenses and approvals in other jurisdictions. The failure to obtain or retain a required license or approval in any jurisdiction would decrease the geographic area where we may operate and generate revenues, decrease our share in the gaming marketplace and put us at a disadvantage compared with our competitors.

Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically 5% or more) of equity securities of licensed or regulated businesses. The failure of beneficial owners of our common stock to submit to such background checks and provide required disclosure could jeopardize our business. In light of these regulations and the potential impact on our business, our second restated certificate of incorporation provides for the prohibition of stock ownership by persons or entities who fail to comply with informational or other regulatory requirements under applicable gaming law, who are found unsuitable to hold our stock by gaming authorities or whose stock ownership adversely affects our ability to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gaming authority. The licensing procedures and background investigations of the authorities that regulate our businesses and the proposed amendment may inhibit potential investors from becoming significant stockholders or inhibit existing stockholders from retaining or increasing their ownership.

7

Our businesses are subject to a number of federal, state, local and foreign laws and regulations governing data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data. In particular, the EU has adopted strict data privacy regulations. Following recent developments such as the European Court of Justice’s 2015 ruling that the transfer of personal data from the EU to the U.S. under the EU/U.S. Safe Harbor was an invalid mechanism of personal data transfer, the adoption of the EU-U.S. Privacy Shield as a replacement for the Safe Harbor, and the upcoming effective date of the EU’s General Data Protection Regulation, data privacy and security compliance in the EU are increasingly complex and challenging. The scope of data privacy and security regulations continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions. Compliance with data privacy and security restrictions could increase the cost of our operations and failure to comply with such restrictions could subject us to criminal and civil sanctions as well as other penalties.

We are subject to the provisions of the Foreign Corrupt Practices Act and other anti-corruption laws that generally prohibit U.S. persons and companies and their agents from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Certain of these anti-corruption laws also contain provisions that require accurate record keeping and further require companies to devise and maintain an adequate system of internal accounting controls. Although we have policies and controls in place that are designed to ensure compliance with these laws, if those controls are ineffective or an employee or intermediary fails to comply with the applicable regulations, we may be subject to criminal and civil sanctions as well as other penalties. Any such violation could disrupt our business and adversely affect our reputation, results of operations, cash flows and financial condition.

We are continually developing and implementing our internal compliance programs in an effort to ensure that we comply with all known legal requirements imposed in connection with our business activities. The compliance program is run on a day-to-day basis by our Chief Legal Officer with compliance and technical advice provided by our Compliance Manager and outside experts. There can be no assurance that such steps will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of administrative, civil and even criminal sanctions, monetary fines or suspension or revocation of one or more of our licenses.

A determination by the UK Gambling Commission to materially reduce maximum bets on our UK terminals could have a negative impact on our business.

As part of the UK Gambling Commission’s triennial review, currently under consideration is a reduction in the UK of certain maximum bets permitted on many gaming terminals. The timing and outcome of any decision by the UK Gambling Commission with respect to this matter, and the potential impact of any such decision on our business, is currently unknown. In the event that the UK Gambling Commission were to determine to materially reduce maximum bets on our UK terminals, our revenues and profits in the UK could be materially harmed.

Gaming opponents persist in their efforts to curtail legalized gaming, which, if successful, could limit our existing operations.

Legalized gaming is subject to opposition from gaming opponents, including in the United Kingdom, Italy and other markets where we are active. There can be no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where these activities are presently prohibited or prohibiting or limiting the expansion or continuance of gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.

Our industry is subject to regulations that set parameters for levels of gaming or wagering duty, tax, stake, prize and return to player.

In most jurisdictions in which we operate or expect to seek to operate, the level of duty and/or taxation and the stake, prize and return to player of wagering, betting and lottery games, and the speed at which players can participate in gaming, are defined in government regulations which are subject to change. Those regulations may also affect the premises in which gaming activities may take place (i.e., by limiting the number of gaming machines which may be housed in licensed gaming premises, or by restricting the locations in which licensed gaming premises may be situated). Once authorized, such parameters are subject to extensive and evolving governmental regulation. Moreover, such gaming regulatory requirements vary from jurisdiction to jurisdiction. Therefore, we are subject to a wide range of complex gaming parameters in the jurisdictions in which we are licensed. If a key parameter is changed, such as the level of taxation or duty or the maximum stake or prize or return to player of a game, then it may be to the detriment of our business, financial condition, results and prospects and/or we may be unable to distribute our products profitably for use in the prospective jurisdiction or existing products in which we have invested may become economically unviable.

8

Our inability to complete future acquisitions of gaming and related businesses and integrate those businesses successfully could limit our future growth, if any.

We expect to pursue expansion and acquisition opportunities in gaming and related businesses and we could face significant challenges in managing and integrating the expanded or combined operations including acquired assets, operations and personnel. There can be no assurance that acquisition opportunities will be available on acceptable terms or at all or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions. Our ability to succeed in implementing our strategy will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. Acquisition transactions may disrupt our ongoing business and distract management from other responsibilities. Any future acquisition transactions involving the use of company stock have the potential of dilution to our existing stockholders and earnings per share.

Our business may be affected by changes in general and local economic and political conditions.

The demand for our services is sensitive to general and local economic conditions over which we have no control, including changes in the levels of consumer disposable income and geographical exposure to macro-economic trends and taxation. In addition, the economic stability of certain Eurozone countries where we conduct or intend to conduct business may become affected by sovereign debt crises or other general and local economic and political conditions. Adverse changes in economic conditions may affect our business generally or may be more prevalent or concentrated in particular markets in which we operate. Any deterioration in economic conditions or the continuation of uncertain economic conditions could have a material adverse effect on our business, financial condition, results of operations and prospects. Other economic risks which may adversely impact our performance include high interest rates, inflation and volatile foreign exchange markets.

The performance of our business may also be subject to political risks in certain jurisdictions where we operate, including change of government, political unrest, war or terrorism.

Our revenues fluctuate due to seasonal, weather and other variations and you should not rely upon our periodic operating results as indications of future performance.

Our revenues are subject to seasonal and other variations. Wagering equipment sales and software license revenues usually reflect a limited number of large transactions, which may not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales and software license revenue. In addition, revenues may vary depending on the season and timing of contract awards, changes in customer budgets and general economic conditions. Revenues may also vary based on adverse sequences of payouts of prizes, unusual jackpot wins, and other variations in game margin.

Our business could also be impacted by natural or man-made disasters such as floods, storms or terrorist attacks. We have taken steps to have disaster recovery plans in place but there can be no assurance that such an event would not have a significant adverse impact on our business.

We are dependent on our suppliers and contract manufacturers, and any failure of these parties to meet their performance and quality standards or requirements or unexpected price raises could cause us to incur additional costs or lose customers.

We are dependent on a select group of suppliers and manufacturers. In addition, our business has signed a number of significant contracts whose performance depends on third party suppliers delivering equipment on schedule for us to meet its contract commitments. Failure of the suppliers to meet their delivery commitments could result in us being in breach of and subsequently losing those contracts, which loss could have a material adverse effect on our revenue.

9

We have operations in a variety of countries, which subjects us to additional risks.

We are a global business and derived in excess of 99% of our revenue outside the United States during the year ended September 24, 2016 and the six months ended March 31, 2017, respectively (primarily in the United Kingdom and Italy, which respectively accounted for approximately 73% and approximately 18% of our total revenue in the year ended September 24, 2016, and approximately 71% and approximately 15% of our total revenue in the six months ended March 31, 2017). Our business in foreign markets subject us to risks customarily associated with such operations, including:

•	foreign withholding taxes on, or bank regulatory restrictions on expatriating, our subsidiaries’ earnings that could reduce cash flow available to meet our required debt service and other obligations;
•	the complexity of foreign laws, regulations and markets;
•	the impact of foreign labor laws and disputes;
•	potential risks relating to our ability to manage our foreign operations, monitor our customers’ activities or our partners’ activities which may subject us to risks involving such other entities’ financial condition or to inconsistent interests or goals;
•	the impact of price controls, capital controls or increased difficulties in collecting accounts receivables in Greece or other jurisdictions;
•	recent unexpected gaming tax increases in Italy;
•	other economic, tax and regulatory policies of foreign governments; and
•	the ability to attract and retain key personnel in foreign jurisdictions.

Our consolidated financial results are significantly affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than US Dollars, and from the translation of foreign currency balance sheet accounts into GBP-denominated or US Dollar-denominated balance sheet accounts. Exposure to currency exchange rate fluctuations exists and will continue because a significant portion of our revenues are denominated in currencies other than the US Dollar, particularly GBP and the Euro. Exchange rate fluctuations have in the past adversely affected operating results and cash flows and may continue to adversely affect results of operations and cash flows and the value of assets.

There can be no assurance that we will be able to operate successfully in any foreign market.

Our business is capital intensive and the retention of customers may be influenced by our ability to deploy additional capital.

Customers of our server based gaming products frequently request us to incur capital expenditures to provide gaming terminals to support their land-based operations. While we seek to obtain what we believe to be satisfactory rates of return on such investments, these capital expenditures can be meaningful and may be concentrated within short periods of time. To the extent that we have insufficient access to capital and/or liquidity at the time that a customer, or prospective customer, makes such a request, we may be at a competitive disadvantage in retaining or attracting such customer. Such a circumstance could have a material adverse effect on our business, financial condition, results of operations or prospects.

 We may be adversely affected by disruptions in our transaction gaming and lottery systems, as well as internal enterprise and information technology systems.

Our operations are dependent upon our transactional gaming, lottery and information technology systems. We rely upon such systems to manage customer systems on a timely basis, to coordinate our sales and installation activities across all of our locations and to manage invoicing. A substantial disruption in our transactional gaming, lottery and information technology systems for any prolonged time period (arising from, for example, system capacity limits from unexpected increases in our volume of business, outages, computer viruses, unauthorized access or delays in its service) could result in delays in serving our customers, which could adversely affect our reputation and customer relationships. Our systems might be damaged or interrupted by natural or man-made events or by computer viruses, physical or electronic break-ins, or similar disruptions affecting the Internet and our disaster recovery plan may be ineffective at mitigating the effects of these risks. Such delays, problems or costs could have a material adverse effect on our financial condition, results of operations and cash flows.

10

We may be subject to claims arising from the operations of our various businesses for periods prior to the dates we acquired them.

Since 2010 and prior to the Business Combination, we consummated two acquisitions. We may be subject to claims or liabilities arising from the ownership or operation of acquired businesses for the periods prior to our acquisition of them, including environmental, employee-related and other liabilities and claims not covered by insurance. These claims or liabilities could be significant. Our ability to seek indemnification from the former owners of our acquired businesses for these claims or liabilities may be limited by various factors, including the specific time, monetary or other limitations contained in the respective acquisition agreements and the financial ability of the former owners to satisfy their indemnification claims. In addition, insurance companies may be unwilling to cover claims that have arisen from acquired businesses or locations, or claims may exceed the coverage limits that our acquired businesses had in effect prior to the date of acquisition. If we are unable to successfully obtain insurance coverage of third-party claims or enforce our indemnification rights against the former owners, or if the former owners are unable to satisfy their obligations for any reason, including because of their current financial position, we could be held liable for the costs or obligations associated with such claims or liabilities, which could adversely affect our financial condition and results of operations.

Our success depends on our key personnel.

Our business results depend largely upon the continued contributions of our chief executive officer and other members of our management team, as well as certain key technical specialists, game designers, operational experts and other developers and operators of key intellectual property and processes. If we lose the services of one or more members of our management team or key employees, our business, financial condition and results of operations, as well as the market price of our securities, could be adversely affected.

The long-term performance of our businesses relies on our ability to attract, develop and retain talented personnel and our labor force while controlling our labor costs.

To be successful, we must attract, develop and retain highly qualified and talented personnel who have the experience, knowledge and expertise to successfully implement our key business strategies. We also must attract, develop and retain our labor force while maintaining labor costs. We compete for employees, including sales people, regional management, executive officers and others, with a broad range of employers in many different industries, including large multinational firms, and we invest significant resources in recruiting, developing, motivating and retaining them. The failure to attract and retain key employees, or to develop effective succession planning to assure smooth transitions of those employees and the knowledge, customer relationships and expertise they possess, could negatively affect our competitive position and our operating results. Further, if we are unable to cost-effectively recruit, train and retain sufficient skilled personnel, we may not be able to adequately satisfy increased demand for our products and services, which could impact our operating results.

We depend upon a limited number of customers in any given period to generate a substantial portion of our revenue, the loss of any of which may adversely affect our business or results of operations.

Certain key customers, including certain United Kingdom and Italian SBG Terminal customers and certain Virtual Sports customers make a significant contribution to our revenues and profitability. Our top ten customers generated 69% of total revenues and 81% of recurring revenues in our most recently ended fiscal year. The loss of any of these customers, whether through contract expiry and non-renewal, exercise of change of control rights, breach of contract or other adverse factors may materially adversely affect revenues and/or return on capital and leave us with surplus terminal and or software assets. If any of these customers’ experience reduced sales or revenue, such reduction may materially impact any revenue-share arrangements we have with those customers; a material reduction in the revenues of our significant customers with which we have revenue-share arrangements could materially reduce our own revenues and adversely affect our financial results.

11

Restrictions in our existing credit agreement, or any other indebtedness we may incur in the future, could adversely affect our business, financial condition, or results of operations, and our ability to make distributions to stockholders and the value of our common stock.

Our existing credit agreement, or any future credit facility or other indebtedness we enter into, may limit our ability to, among other things:

•	incur or guarantee additional debt;
•	make distributions or dividends on or redeem or repurchase shares of common stock;
•	make certain investments and acquisitions;
•	make capital expenditures;
•	incur certain liens or permit them to exist;
•	enter into certain types of transactions with affiliates;
•	acquire, merge or consolidate with another company; and
•	transfer, sell or otherwise dispose of all or substantially all of our assets.

The provisions of our existing credit agreement or other debt instruments may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our credit agreement, any future credit facility or other debt instruments could result in a default or an event of default that could enable our lenders or other debt holders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, its assets may be insufficient to repay such debt in full, and we or you could experience a partial or total loss of our investment.

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

Economic and credit market conditions, the performance of the gaming industry, and our financial performance, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit, economic conditions and financial, business and other factors, many of which are beyond our control.

We may be unable to identify sufficient new products and product lines and integrate them into our existing business, which may impact our ability to compete; our expansion into new markets may present competitive and regulatory challenges that differ from current ones.

Our business depends in part on our ability to identify future products and product lines that complement existing products and product lines and that respond to our customers’ needs. We may not be able to compete effectively unless our product selection keeps up with trends in the markets in which it competes or trends in new products. In addition, our ability to integrate new products and product lines into our existing business could affect our ability to compete. Furthermore, the success of new products and product lines will depend on market demand and there is a risk that new products and product lines will not deliver expected results, which could negatively impact our future sales and results of operations. Our expansion into new markets may present competitive, distribution and regulatory challenges that differ from current ones. We may be less familiar with new product categories and may face different or additional risks, as well as increased or unexpected costs, compared to existing operations.

RISK FACTORS RELATING TO OUR STATUS AS A PUBLIC COMPANY

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that are now applicable to us subsequent to the Business Combination.

Prior to the Business Combination, we were not subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, we are required to provide management’s attestation on internal controls commencing with our annual report for the year ending September 30, 2017. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those previously required of Inspired as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that are now applicable to us subsequent to the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

12

The obligations associated with being a public company require significant resources and management attention.

We currently face legal, accounting, administrative and other costs and expenses applicable to a U.S. public company that Inspired did not incur as a private company. In addition, Inspired had been a private company with limited accounting personnel and other related resources and will need to add personnel in areas such as accounting, financial reporting, investor relations and legal that are needed in connection with our operations as a public company. We expect to incur incremental costs related to operating as a public company of approximately $3.9 million annually, although there can be no assurance that these costs will not be higher, particularly when we no longer qualify as an emerging growth company. Our company is subject to the reporting requirements of the Exchange Act, which requires us to file annual, quarterly and current reports with respect to our business and financial condition and proxy and other information statements, and the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the NASDAQ, each of which imposes additional reporting and other obligations on public companies. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting. Our compliance with existing and evolving regulatory requirements results in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Certain material weaknesses in our internal control over financial reporting were identified in connection with the audits of the consolidated financial statements of Inspired presented in accordance with US GAAP as of the periods ended September 24, 2016, September 26, 2015 and September 27, 2014. Material weaknesses in our internal control over financial reporting could result in a failure to prevent, or to detect or correct on a timely basis, material misstatements in the financial statements of our Company, and could have a material adverse effect on the price of our common stock.

We enter into transactions that are complex and whose accounting treatment under US GAAP requires extensive knowledge of US GAAP and financial reporting disclosure requirements. In connection with the audits of the consolidated financial statements of Inspired in accordance with US GAAP, adjustments to the Inspired accounts and the disclosures in the notes to the financial statements were identified and proposed, and recorded by Inspired, which were necessary in order for the Inspired financial statements to be in conformity with US GAAP. Inspired had not previously had the occasion to prepare its financial statements in accordance with US GAAP. The identification, in connection with the recent US GAAP audit process, of certain adjustments required in order to present those financial statements in accordance with US GAAP suggested less complete internal technical knowledge of US GAAP which was characterized as a material weakness in internal control over financial reporting from a US GAAP perspective. We retained a person with the requisite technical accounting knowledge of US GAAP in order to address the identified material weaknesses and assist in compliance with US GAAP on an ongoing basis. However, no assurance can be given that internal control will be sufficient to remediate the identified material weaknesses or to prevent additional material weaknesses from occurring in future periods. If additional material weaknesses are discovered in the future, we may fail to meet our future reporting obligations in a timely and reliable manner and our financial statements may contain material misstatements. Any such failure could also adversely affect the results of our periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting. Further, it could cause our investors to have less confidence in the financial information we report, which could adversely affect the price of our common stock. In addition, we could become subject to investigations by NASDAQ, the SEC, or other regulatory authorities, which could require additional financial and management resources.

13

We may be required to recognize impairment charges related to goodwill, identified intangible assets and property and equipment or to take write-downs or write-offs, restructuring or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could have an adverse effect on your investment.

We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and property and equipment for impairment if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and property and equipment. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on our financial condition and results of operations.

Even though these charges may be non-cash items and would not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Company or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Concentration of ownership of the Company may have the effect of delaying or preventing a change in control.

As of July 7, 2017, our largest stockholder, Landgame S.à.r.l, holds approximately 45% of the outstanding common stock of the Company and has the ability to strongly influence the outcome of corporate actions of the Company requiring stockholder approval. In addition, Landgame S.à.r.l. has the right to nominate up to 3 directors for election to our board of directors. As a result, this stockholder has the ability to exert significant influence over our business and may make decisions with which other stockholders may disagree. In addition, this concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

If our results do not meet expectations, a market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to general market and economic conditions. An active trading market for our securities may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. You may be unable to sell your securities unless a market can be sustained.

NASDAQ has delisted our warrants and may delist our common stock from quotation on its exchange which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

Our common stock is listed on NASDAQ. On March 21, 2017, we received written notice from the NASDAQ Staff of the Listing Qualifications Department that the Company’s common stock and warrants were not in compliance with the minimum 300 and 400 round lot holder requirements set forth in NASDAQ Listing Rules 5505(a)(3) and 5515(a)(4), respectively, and, therefore, the Company’s securities would be subject to delisting. We requested a hearing before a NASDAQ Hearings Panel (the “Panel”). On April 26, 2017, we received notice that the Panel had determined to grant our request for the continued listing of our common stock on NASDAQ, pursuant to an extension to evidence compliance with the minimum 300 round lot shareholder requirement by September 17, 2017. The continued listing of our common stock through September 17, 2017 was subject to our compliance with certain interim milestones evidencing our progress towards compliance with such rule. In addition, the notice informed us that the warrants would be delisted due to our having less than 400 round lot warrant holders. On April 28, 2017, our warrants were delisted from NASDAQ and transitioned to the over-the-counter markets operated by OTC Markets Group.

We cannot assure you that our common stock will continue to be listed on NASDAQ in the future. If NASDAQ delists our common stock from trading on its exchange, we could face significant material adverse consequences, which already apply to our warrants, including:

14

▪	a limited availability of market quotations for our common stock;
▪	reduced liquidity with respect to our common stock;
▪	a determination that our common stock is a “penny stock,” which requires brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;
▪	a limited amount of news and analyst coverage for our company; and
▪	a decreased ability to issue additional securities or obtain additional financing in the future.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. The Company will be required to provide management’s attestation on internal controls effectiveness with respect to the year ending September 30, 2017. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following October 29, 2019, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not currently expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. Consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

15

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The price of our securities may fluctuate significantly due to general market and economic conditions. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. If our results do not meet the expectations of investors or securities analysts, the market price of our securities may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

▪	market conditions affecting the gaming industry;
▪	quarterly variations in our results of operations;
▪	changes in government regulations;
▪	the announcement of acquisitions by us or our competitors;
▪	changes in general economic and political conditions;
▪	volatility in the financial markets;
▪	results of our operations and the operations of others in our industry;
▪	changes in interest rates;
▪	threatened or actual litigation and government investigations;
▪	the addition or departure of key personnel;
▪	actions taken by our stockholders, including the sale or disposition of their shares of our common stock; and
▪	differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our business and stock price may suffer as a result of our lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about the Company, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The Company’s lack of public company operating experience may make it difficult to forecast and evaluate our future prospects. If the Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, the Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on the Company, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

16

If the shares of common stock offered hereby are sold in a short period of time, the market price of our common stock could decline.

If stockholders sell substantial amounts of the shares of our common stock offered hereby in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price. Certain of the shares of our common stock are subject to the lock-up agreements described in “Selling Stockholders.” After all of these lock-up periods have expired, additional shares will be eligible for sale in the public market. The market price of shares of our common stock may drop significantly when the restrictions on resale by those stockholders lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. Up to 2,500,000 additional shares of our common stock may be issued as earn-out consideration pursuant to the terms of the Business Combination. (See Note 13 to our financial statements as of March 31, 2017 and for the three months and six months then ended on page F-15.)

Anti-takeover provisions contained in our second amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s second amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

▪	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
▪	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;
▪	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
▪	limiting the liability of, and providing indemnification to, our directors and officers;
▪	the Court of Chancery of the State of Delaware as the exclusive forum for adjudication of disputes;
▪	controlling the procedures for the conduct and scheduling of stockholder meetings; and
▪	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”), which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our second amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Our directors and key personnel are subject to the approval of certain regulatory authorities, which, if withheld, will require us to sever our relationship with non-approved individuals, which could adversely impact our operations.

Our members, managers, directors, officers and key employees must also be approved by certain government and state regulatory authorities. If such regulatory authorities were to find a person occupying any such position unsuitable, we would be required to sever our relationship with that person. We may thereby lose key personnel which would have a negative effect on our operations. Certain public and private issuances of securities and certain other transactions by us also require the approval of certain state regulatory authorities. Further, our gaming regulators can require us to disassociate ourselves from suppliers or business partners found unsuitable by the regulators. For a summary of some of the significant gaming regulations that affect our business, see ”Risk Factors Relating To Our Business And Industry” above. The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on our results of operations. In addition, we are subject to various gaming taxes, which are subject to increase at any time.

17

The Company is subject to extensive regulation at various levels, and licensing and gaming authorities have significant control over its operations, which could have a negative effect on our business and could cause us to redeem certain shareholders on potentially disadvantageous terms.

The operations of our business are contingent upon obtaining and maintaining all necessary licenses, permits, approvals, registrations, findings of suitability, orders and authorizations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of gaming operations, as well as persons financially interested or involved in gaming operations. The scope of the approvals required to operate our business is extensive.

Regulatory authorities have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied. The suspension or revocation of any license which may be granted to us or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming licenses could require us to make substantial expenditures or could otherwise negatively affect our gaming operations and results of operations.

Our second amended and restated certificate of incorporation provides that, to the extent required by the gaming authority making the determination of unsuitability or to the extent the board of directors determines, in its sole discretion, that a person is likely to jeopardize the Company’s or any affiliate’s application for, receipt of, approval for, right to the use of, or entitlement to, any gaming license, shares of our capital stock that are owned or controlled by an unsuitable person or its affiliates are subject to mandatory redemption by us. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as we elect. Such a redemption could occur on terms that a shareholder believes to be disadvantageous.

Changes in laws or regulations, or a failure to comply with, or liabilities under, any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional, state and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, or liabilities thereunder, could have a material adverse effect on our business and results of operations.

Certain of our executive officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented to our company or to another entity.

Our executive officers and directors are, or may in the future become, affiliated with entities that are engaged in similar businesses to the one which we operate.

18

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented — to our company or to another entity. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us. Our second amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

We are a holding company and conduct all of our operations through our subsidiaries.

We are a holding company and derive all of our operating income from our subsidiaries. Other than any cash we retain, all of our assets are held by our direct and indirect subsidiaries. We rely on the earnings and cash flows of our subsidiaries, which are paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

RISK FACTORS RELATING TO GLOBAL ECONOMIC CONDITIONS

Volatility or disruption in the financial markets could materially adversely affect our business and the trading price of our common stock.

Our business relies on stable and efficient financial markets. Any disruption in the credit and capital markets could adversely impact our ability to obtain financing on acceptable terms. Volatility in the financial markets could also result in difficulties for financial institutions and other parties that we do business with, which could potentially affect the ability to access financing under existing arrangements. We are exposed to the impact of any global or domestic economic disruption, including any potential impact of the decision by the United Kingdom to exit the European Union and the sovereign debt crises in certain Eurozone countries where we do business. Our ability to continue to fund operating expenses, capital expenditures and other cash requirements over the long term may require access to additional sources of funds, including equity and debt capital markets, and market volatility and general economic conditions may adversely affect our ability to access capital markets. In addition, the inability of our vendors to access capital and liquidity with which to maintain their inventory, production levels and product quality and to operate their businesses, or the insolvency of our vendors, could lead to their failure to deliver merchandise. If we are unable to purchase products when needed, our sales could be materially adversely impacted. Accordingly, volatility or disruption in the financial markets could impair our ability to execute our growth strategy and could have a material adverse effect on the trading price of our common stock.

Currency exchange rate fluctuations could result in lower revenues, higher costs and decreased margins and earnings.

We conduct purchase and sale transactions in various currencies, which increases our exposure to fluctuations in foreign currency exchange rates globally. Additionally, there has been, and may continue to be, volatility in currency exchange rates as a result of the United Kingdom's June 23, 2016 referendum in which voters approved the United Kingdom's exit from the European Union, commonly referred to as “Brexit.” It is possible that sovereign debt crises in certain Eurozone countries could lead to the abandonment of the Euro and the reintroduction of national currencies in those countries. International revenues and expenses generally are derived from sales and operations in various foreign currencies, and these revenues and expenses could be affected by currency fluctuations, specifically amounts recorded in foreign currencies and translated into U.S. Dollars for consolidated financial reporting, as weakening of foreign currencies relative to the U.S. Dollar will adversely affect the U.S. Dollar value of the Company's foreign currency-denominated sales and earnings. Currency exchange rate fluctuations could also disrupt the business of the independent manufacturers that produce our products by making their purchases of raw materials more expensive and more difficult to finance. Foreign currency fluctuations could have an adverse effect on our results of operations and financial condition.

19

We may hedge certain foreign currency exposures to lessen and delay, but not to completely eliminate, the effects of foreign currency fluctuations on our financial results. Since the hedging activities are designed to lessen volatility, they not only reduce the negative impact of a stronger U.S. Dollar or other trading currency, but they also reduce the positive impact of a weaker U.S. Dollar or other trading currency. Our future financial results could be significantly affected by the value of the U.S. Dollar in relation to the foreign currencies in which we conduct business. The degree to which our financial results are affected for any given time period will depend in part upon our hedging activities, and there can be no assurance that our hedging activities will be effective.

Global economic conditions could have a material adverse effect on our business, operating results and financial condition.

The uncertain state of the global economy continues to impact businesses around the world, most acutely in emerging markets and developing economies. If global economic and financial market conditions do not improve or deteriorate, the following factors could have a material adverse effect on our business, operating results and financial condition:

•	Slower consumer spending may result in reduced demand for our products, reduced orders from retailers for our products, order cancellations, lower revenues, higher discounts, increased inventories and lower gross margins;
•	In the future, we may be unable to access financing in the credit and capital markets at reasonable rates in the event we find it desirable to do so;
•	We conduct transactions in various currencies, which increases our exposure to fluctuations in foreign currency exchange rates relative to the U.S. Dollar. Continued volatility in the markets and exchange rates for foreign currencies and contracts in foreign currencies could have a significant impact on our reported operating results and financial condition;
•	Continued volatility in the availability and prices for commodities and raw materials we use in our products and in our supply chain could have a material adverse effect on our costs, gross margins and profitability;
•	If operators or distributors of our products experience declining revenues or experience difficulty obtaining financing in the capital and credit markets to purchase our products, this could result in reduced orders for our products, order cancellations, late retailer payments, extended payment terms, higher accounts receivable, reduced cash flows, greater expense associated with collection efforts and increased bad debt expense;
•	If operators or distributors of our products experience severe financial difficulty, some may become insolvent and cease business operations, which could negatively impact the sale of our products to consumers; and
•	If contract manufacturers of our products or other participants in our supply chain experience difficulty obtaining financing in the capital and credit markets to purchase raw materials or to finance capital equipment and other general working capital needs, it may result in delays or non-delivery of shipments of our products.

International hostilities, terrorist or cyber-terrorist activities, natural disasters, pandemics, and infrastructure disruptions could prevent us from effectively serving our customers and thus adversely affect our results of operations.

Acts of terrorist violence, cyber-terrorism, political unrest, armed regional and international hostilities and international responses to these hostilities, natural disasters, including hurricanes or floods, global health risks or pandemics or the threat of or perceived potential for these events could have a negative impact on us. These events could adversely affect our customers’ levels of business activity and precipitate sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our employees and our physical facilities and operations around the world, whether the facilities are ours or those of our third-party service providers or customers. By disrupting communications and travel and increasing the difficulty of obtaining and retaining highly skilled and qualified personnel, these events could make it difficult or impossible for us to deliver products and services to our customers. Extended disruptions of electricity, other public utilities or network services at our facilities, as well as system failures at our facilities or otherwise, could also adversely affect our ability to serve our customers. We may be unable to protect our employees, facilities and systems against all such occurrences. We generally do not have insurance for losses and interruptions caused by terrorist attacks, conflicts and wars. If these disruptions prevent us from effectively serving our customers, our results of operations could be adversely affected.

20

Risk Relating to the Referendum on the United Kingdom’s Membership in the European Union

The announcement of the United Kingdom’s advisory referendum vote to exit from the European Union (“Brexit”) could cause disruptions to and create uncertainty surrounding our business, including affecting our relationships with existing and potential customers, suppliers and employees. Although the referendum is non-binding, the United Kingdom’s government initiated the process for the United Kingdom to leave the European Union. As a result, negotiations will commence to determine the terms of the United Kingdom’s future relationship with the European Union, including the terms of trade between the United Kingdom and the European Union. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently. The measures could potentially disrupt some of our markets and jurisdictions in which we operate, and adversely change tax benefits or liabilities in these or other jurisdictions. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. In addition, the announcement of Brexit has caused significant volatility in global stock markets and currency exchange rate fluctuations, including the strengthening of the US Dollar against some foreign currencies and the weakening of GBP against some foreign currencies, and the Brexit negotiations may continue to cause significant volatility. The progress and outcomes of Brexit negotiations also may create global economic uncertainty, which may cause customers and potential customers to monitor their costs and reduce their budgets for products and services. Any of these effects of Brexit, among others, could materially adversely affect the business, business opportunities, results of operations, financial condition and cash flows of our Company.

21

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements.” This statement is included for purposes of complying with the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) codified at Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact. Specifically, forward-looking statements may include statements relating to:

•      the market for our products and services;

•      expansion plans and opportunities, including future acquisitions or additional business combinations; and

•      other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Such risks and other factors include those described under “Risk Factors” on page 4 of this prospectus.

22

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $109,705,572 from the exercise of the Public and Private Warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes.

23

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on NASDAQ under the symbol “INSE.” Our common stock commenced public trading on October 24, 2014. At the close of business on July 12, 2017, there were approximately 60 holders of record of our shares of common stock. This does not represent the actual number of beneficial owners of our common stock because shares of our common stock are held in “street name” by banks, brokers and other financial institutions for the benefit of beneficial owners who may vote the shares.

The following table includes the high and low sales prices for our common stock for the periods presented.

Period	High	Low
2017*
First Quarter (ended December 31, 2016)	$10.50	$7.50
Second Quarter (ended March 31, 2017)	$11.35	$7.27
Third Quarter (ended June 30, 2017)	$13.75	$8.76
2016**
First Quarter (ended March 31, 2016)	$9.90	$9.70
Second Quarter (ended June 30, 2016)	$9.98	$9.83
Third Quarter (ended September 30, 2016)	$10.28	$9.86
Fourth Quarter (ended December 31, 2016)	$10.50	$7.50
2015**
First Quarter (ended March 31, 2015)	$9.57	$9.47
Second Quarter (ended June 30, 2015)	$9.68	$9.57
Third Quarter (ended September 30, 2015)	$9.71	$9.65
Fourth Quarter (ended December 31, 2015)	$10.00	$9.62

*	Based on the Company’s current fiscal year ending September 30.
**	Based on the Company’s prior fiscal year ending December 31.

On July 12, 2017, the closing sales price of the Company’s common stock was $12.20 per share, as reported on NASDAQ.

24

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition and debt covenants. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known as of July 7, 2017 regarding the beneficial ownership of our common stock by:

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our common stock; and

•	each of our directors and named executive officers (named in our summary compensation table), as well as a group total for all directors and executive officers (including those not named in the table).

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of July 7, 2017.

The beneficial ownership of our common stock is based on 22,390,447 shares of common stock outstanding as of July 7, 2017.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. In addition, unless otherwise indicated, the address for each person named below is c/o Inspired Entertainment Inc., 250 West 57th Street, Suite 2223, New York, NY 10107.

Name of Beneficial Owner	Number of Shares of Common Stock(1)		Percent of Class
Landgame S.à.r.l	10,048,344	(2)	44.88%
MIHI LLC	4,023,750	(3)	17.20%
HG Vora Special Opportunities	2,906,500	(4)	12.75%
Master Fund, Ltd.
Harwood Capital LLP	1,187,532	(5)	5.30%
A. Lorne Weil	5,287,195	(6)	20.12%
Luke L. Alvarez	1,076,992	(7)	4.81%
Nicholas Hagen	3,657	(8)	*
M. Alexander Hoye	1,384	(9)	*
Ira H. Raphaelson	4,489	(10)	*
John M. Vandemore	4,023	(11)	*
Roger D. Withers	4,123	(12)	*
David G. Wilson	0		-
Steven R. Rogers	0		-

All directors and executive officers as a group (13 persons)	6,531,863	(13)	24.86%

*	Less than 1 percent

(1)	Derivative securities that are exercisable or convertible into shares of common stock within 60 days of this table, such as shares underlying the warrants and vested RSUs, are deemed to be beneficially owned and outstanding for purposes of computing the ownership of the person holding the securities but are not deemed to be outstanding for purposes of computing the ownership of any other person. The shares that were issued pursuant to grants of restricted stock under the Company’s incentive plan are included in the outstanding shares of common stock (such shares carry voting rights but remain subject to vesting requirements including based on satisfaction of stock price performance targets). Restricted stock units are subject to customary vesting and forfeiture provisions as set forth in the plan documents and enacted by the Board from time to time.

26

(2)	Based on a Schedule 13D filed on January 3, 2017. Vitruvian I Luxembourg S.à.r.l, VIP I Nominees Limited and Vitruvian Partners LLP may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares held directly by Landgame S.à.r.l. The business address of Vitruvian Partners LLP is 105 Wigmore Street, London, W1U 1QY, U.K.
(3)	Based on a Schedule 13G filed on January 3, 2017. Includes 1,000,000 shares underlying 2,000,000 warrants. Macquarie Group Limited is the ultimate indirect parent of MIHI LLC and may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares held by MIHI LLC. The principal business address of MIHI LLC is 125 West 55th Street, New York, NY 10019.
(4)	Based on a Form 4 filed on January 11, 2017 and a Schedule 13G/A filed on February 14, 2017. Includes 400,000 shares underlying 800,000 warrants. The business address for HG Vora Capital Management, LLC, the investment manager for the Fund, is 330 Madison Avenue, 23rd Floor, New York, NY 10017.
(5)	Based on a Schedule 13G filed on January 17, 2017. Pursuant to an investment management agreement, Harwood Capital LLP maintains investment and voting power with respect to the securities held by certain investment funds and managed accounts it manages and/or owns and, accordingly, may be deemed to beneficially own such shares. The business address of Harwood is 6 Stratton Street, Mayfair, London, WIJ 8LD, U.K.
(6)	Based on a Schedule 13D filed on June 9, 2017 and transfer agreements entered into by Mr. Weil on June 28, 2017. Includes 926,272 shares of restricted stock granted to Mr. Weil and 2,050,000 shares underlying 4,100,000 warrants held by Mr. Weil. Also includes 476,308 shares and 1,834,615 shares underlying 3,669,230 warrants held by Hydra Industries Sponsor LLC as to which Mr. Weil has sole voting and dispositive power and may be deemed to beneficially own such shares. Mr. Weil is the managing director of Hydra Industries Sponsor LLC, whose membership interests are owned by Mr. Weil and Mr. Weil’s children or trusts for their benefit.
(7)	Includes 926,272 shares of restricted stock granted to Mr. Alvarez.
(8)	Reflects 3,657 vested RSUs.
(9)	Reflects 1,384 vested RSUs.
(10)	Reflects 100 shares and 4,389 vested RSUs.
(11)	Reflects 4,023 vested RSUs.
(12)	Reflects 100 shares and 4,023 vested RSUs.

(13)	Includes an aggregate of 2,002,544 shares of restricted stock granted to executive officers of the Company including Messrs. Weil and Alvarez, an aggregate of 17,476 RSUs granted to directors of the Company and an aggregate of 3,884,615 shares underlying warrants that Mr. Weil may be deemed to beneficially own (see footnote 6 above).

27

SELLING SECURITY HOLDERS

Up to 22,225,950 shares of our common stock may be offered for resale by the selling stockholders under this prospectus, including (i) 476,308 shares issued or transferred to Hydra Industries Sponsor LLC (the “Hydra Sponsor”) pursuant to the terms of certain subscription and commitment agreements entered into with such Hydra Sponsor, (ii) 3,023,750 shares issued or transferred to MIHI LLC (the “Macquarie Sponsor,” and together with the Hydra Sponsor, the “Sponsors”) in connection with the Business Combination and pursuant to the terms of certain subscription and commitment agreements entered into with such Macquarie Sponsor, (iii) 11,801,369 shares issued to the Vendors as consideration in the Business Combination; (iv) 10,871 shares issued to minority shareholders of the Inspired Group as consideration in the Business Combination; (v) 174,095 shares issued to advisors and consultants to the Company in partial compensation for their services in connection with the Business Combination; (vi) 710,000 shares transferred by the Hydra Sponsor to certain institutional and accredited investors (the “Investors”), in exchange for the agreement of the Investors to purchase shares of the Company’s common stock from public stockholders of the Company; (vii) 489,942 shares issued to certain insiders of the Company in connection with our initial public offering (“IPO”); and (viii) 5,539,615 shares underlying 11,079,230 Private Warrants issued or transferred to the Sponsors, a former insider and the Investors.

To the extent permitted by law, the selling stockholders listed below may resell shares of our common stock pursuant to this prospectus. We have registered the sale of the shares of our common stock to permit the selling stockholders and their respective permitted transferees or other successors-in-interest that receive their shares from the selling stockholders after the date of this prospectus to resell their shares. The offer and sale of certain of the shares registered hereby is subject to certain contractual restrictions. The transfer, assignment and sale of the shares owned by certain selling stockholders are subject to certain restrictions on transfer, as set forth in more detail in the table below.

The following table sets forth the number of shares of common stock being offered by the selling stockholders, including their donees, pledgees, transferees or other successors-in-interest, subject to the transfer restrictions described above. The following table also sets forth the number of shares known to us, based upon written representations by the selling stockholders, to be beneficially owned by the selling stockholders as of July 7, 2017. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of the shares. For purposes of the table below, we assume that all of the shares covered by this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Stockholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the person named below.

For ownership prior to the offering, the percentages in the table are based on 22,390,447 shares of common stock outstanding as of the date of this prospectus. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants and did not assume exercise of any other holder’s warrants.

Ownership percentages after the offering assume the exercise of all Private Warrants and no Public Warrants, yielding 27,930,062 shares of common stock outstanding.

28

	Shares Beneficially Owned Prior to the Offering		Number of Shares Available Pursuant to this Prospectus	Shares Beneficially Owned After the Offering†
Name	Number	%ǂ		Number	%¥
683 Capital Partners, LP (1)(25)	1,071,781	4.78%	120,000	951,781	3.41%
A. Lorne Weil (2)(11)(26)	2,976,272	12.18%	2,050,000	926,272	3.32%
Amy Kaufmann (27)	1,000	*	1,000	0	-
Ares Capital Europe Limited (3)(28)	565,493	2.53%	565,493	0	-
Coleen McGlynn (27)	500	*	500	0	-
David Nussbaum (4)(27)	3,000	*	3,000	0	-
EarlyBirdCapital, Inc. (5)(27)	10,000	*	10,000	0	-
Edward Kovary (27)	2,000	*	2,000	0	-
Eileen Moore (4)(27)	518	*	518	0	-
Ellenoff Grossman & Schole LLP (6)(27)	3,433	*	3,433	0	-
Eric Carrera (7)(27)	25,850	*	25,000	850	*
George Peng (8)(26)	34,099	*	33,899	200	*
HG Vora Special Opportunities Master Fund, Ltd. (9)(25)	2,906,500	12.75%	850,000	2,056,500	7.36%
Harwood Capital Nominees Limited – Client Account A (10)(28)	164,411	*	164,411	0	-
Harwood Capital Nominees Limited – Client Account B (10)(28)	2,545	*	2,545	0	-
Harwood Capital Nominees Limited – Client Account C (10)(28)	49,514	*	49,514	0	-
Harwood Capital Nominees Limited – Client Account D (10)(28)	509	*	509	0	-
Harwood Capital Nominees Limited – Client Account E (10)(28)	2,545	*	2,545	0	-
Harwood Capital Nominees Limited – Client Account H (10)(28)	1,018	*	1,018	0	-
Harwood Capital Nominees – Client Account NS (10)(28)	16,965	*	16,965	0	-
Harwood Capital Nominees – Client Account SC (10)(28)	67,859	*	67,859	0	-

29

Hydra Industries Sponsor LLC (11)(26)	2,310,923	9.54%	2,310,923	0	-
JL Hercules LLC (12)(26)	315,250	1.41%	315,250	0	-
JM Finn Nominees Limited (13)(26)	8,549	*	8,549	0	-
Jennifer Calabrese (26)	1,780	*	1,780	0	-
John Stergides (28)	2,262	*	2,262	0	-
Jonathan Miller (26)	25,000	*	25,000	0	-
Kenneth Shea (26)	25,000	*	25,000	0	-
Kramer Levin Naftalis & Frankel LLP (14)(27)	26,942	*	26,942	0	-
Landgame S.à.r.l (15)(28)	10,048,344	44.88%	10,048,344	0	-
Latham & Watkins LLP (16)(27)	47,412	*	47,412	0	-
Lennox Capital (17)(25)	129,502	*	30,000	99,502	*
M. Brent Stevens (26)	25,000	*	25,000	0	-
MIHI LLC (18)(26)	4,023,750	17.20%	4,023,750	0	-
Marion Rainone (26)	8,899	*	8,899	0	-
Martin E. Schloss (19)(26)	205,114	*	205,114	0	-
Mary McCarthy (28)	11	*	11	0	-
Michael Goor (20)(25)	65,000	*	15,000	50,000	*
Mishcon De Reya LLP (21)(27)	25,363	*	25,363	0	-
PW Partners LLC (22)(25)	150,000	*	150,000	0	-
Robert Gladstone (27)	2,000	*	2,000	0	-
Robert Stevens (27)	2,818	*	2,818	0	-
Rossoff & Company LLC (23)(27)	5,000	*	5,000	0	-
Stephen Dannhauser (26)	25,000	*	25,000	0	-
Steven Levine (4)(27)	6,232	*	6,232	0	-
Tom Callanan (28)	49	*	49	0	-
Trident Private Equity Fund III LP (10)(28)	882,166	3.94%	882,166	0	-
UBS Securities LLC (24)(27)	37,877	*	37,877	0	-

30

(†)	Assuming sale of all shares registered pursuant to this prospectus.

(ǂ)	Assuming exercise of only the outstanding Private Warrants held by that particular holder.

(¥)	Assuming exercise of all outstanding Private Warrants.

(*)	Represents less than 1.0%.

(1) Shares to be registered consist of 80,000 shares of common stock and 40,000 shares underlying 80,000 warrants. Ari Zweiman, being the Managing Member of 683 Capital Partners, LP, may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by 683 Capital Partners, LP. The shares are subject to a one year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(2) Includes 926,272 shares of restricted stock granted to Mr. Weil pursuant to the Company’s 2016 Long Term Incentive Plan and 2,050,000 shares underlying 4,100,000 warrants. Does not include any shares, or shares underlying warrants, owned by Hydra Industries Sponsor LLC over which Mr. Weil may be deemed to exercise dispositive power. Including the 2,310,923 shares of Hydra Industries Sponsor LLC, Mr. Weil may be deemed to have beneficial ownership of, or exercise dispositive power over, 20.12% of the Company’s total outstanding shares prior to the offering.

(3) Michael J. Arougheti, R. Kipp de Veer III, Eric Vimont, and Michael D. Weiner, as directors of Ares Capital Europe Limited, may be deemed to exercise dispositive powers with respect to the shares held directly by Ares Capital Europe Limited. In addition, various individuals have been appointed as Attorneys of Ares Capital Europe Limited pursuant to a Power of Attorney dated December 21, 2011 and also exercise dispositive powers with respect to the shares held directly by Ares Capital Europe Limited.

(4) Does not include any shares owned by EarlyBirdCapital, Inc. over which David Nussbaum, Eileen Moore, and Steven Levine may be deemed to exercise dispositive power.

(5) Steven Levine, David Nussbaum, and Eileen Moore may be deemed to exercise dispositive powers with respect to the shares directly held by EarlyBirdCapital, Inc.

(6) Stuart Neuhauser and all Equity Partners of Ellenoff Grossman & Schole LLP may be deemed to beneficially own or otherwise exercise dispositive powers with respect to shares directly held by Ellenoff Grossman & Schole LLP.

(7) Shares to be registered consist of 25,000 shares of common stock underlying 50,000 warrants.

(8) Shares to be registered consist of 8,899 shares of common stock and 25,000 shares underlying 50,000 warrants. The 8,899 shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(9) Shares to be registered consist of 450,000 shares of common stock and 400,000 shares underlying 800,000 warrants. Parag Vora may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by HG Vora Special Opportunities Master Fund, Ltd.

(10) Harwood Capital LLC may be deemed to beneficially own or otherwise exercise dispositive powers with respect to these shares. Harwood Capital LLC may be deemed to have beneficial ownership of, or exercise dispositive power over, 5.30% of the Company’s total outstanding shares prior to the offering.

31

(11) Shares to be registered consist of 476,308 shares of common stock and 1,834,615 shares underlying 3,669,230 warrants. A. Lorne Weil may be deemed to beneficially own or otherwise exercise dispositive powers with respect to shares directly held by Hydra Industries Sponsor LLC. The 476,308 shares of common stock are subject to a one year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(12) Jeff Lipkin may be deemed to beneficially own or otherwise exercise dispositive powers with respect to shares directly held by JL Hercules LLC. The shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(13) The Authorized Directors of JM Finn Nominees Limited may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by JM Finn Nominees Limited.

(14) The Managing Partner of Kramer Levin Naftalis & Frankel LLP has sole voting and investment power over the shares.

(15) Vitruvian I Luxembourg S.à.r.l, VIP I Nominees Limited and Vitruvian Partners LLP may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly by Landgame S.à.r.l.

(16) Lisa Watts may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by Latham & Watkins LLP.

(17) Shares to be registered consist of 20,000 shares of common stock and 10,000 shares underlying 20,000 warrants. Richard D. Squires, the President of RS Holdings, Inc. (general partner of Lennox Capital Partners, LP), and Tyler Brous, the Vice President of RS Holdings, Inc., may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by Lennox Capital Partners, LP.

(18) Shares to be registered consist of 3,023,750 shares of common stock and 1,000,000 shares underlying 2,000,000 warrants. Macquarie Group Limited may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by MIHI LLC. 1,023,750 of the shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(19) Includes 55,114 shares of common stock held by MS Hercules LLC and 150,000 shares underlying 300,000 warrants held by Mr. Schloss. Mr. Schloss may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly owned by MS Hercules LLC. The shares owned by MS Hercules LLC are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(20) Shares to be registered consist of 10,000 shares of common stock and 5,000 shares underlying 10,000 warrants. Michael Goor has sole voting and investment power over the shares. The shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(21) The Senior Equity Partners of Mishcon de Reya LLP, may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by Mischon de Reya LLP.

(22) Jeffrey Crivello and Patrick Walsh may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by PW Partners LLC. The shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(23) Mack F. Rossoff, being the Manager Director of Rossoff & Co LLC, may be deemed to beneficially own or otherwise exercise dispositive powers with respect to the shares directly held by Rossoff & Co LLC.

32

(24) UBS Securities LLC has sole voting and investment power over the shares.

(25) Shares were transferred by the Hydra Sponsor to the selling stockholders, other than PW Partners LLC, in connection with the stockholder’s purchase of shares in the open market immediately prior to the Business Combination. Shares were purchased by PW Partners LLC from the Hydra Sponsor.

(26) Includes shares issued or transferred to the Company’s Sponsors and insiders in connection with the IPO which are referred to elsewhere as “founder shares”. Such shares are subject to a one-year lock-up agreement from the date of the Business Combination and may not be sold or otherwise transferred until December 23, 2017.

(27) Shares were granted in exchange for services rendered to the Company in connection with the IPO, Business Combination and/or other matters.

(28) Shares were issued as consideration in connection with the Business Combination.

Material Relationships with Selling Stockholders

Except as described below, from the Company’s inception through the date of this prospectus there were no material relationships between us and the selling stockholders.

•	A. Lorne Weil is our current Executive Chairman and former Chief Executive Officer.

•	EarlyBirdCapital, Inc. served as co-manager of our IPO. Steven Levine, David Nussbaum, Edward Kovary, Robert Gladstone, Amy Kaufmann, Eileen Moore and Coleen McGlynn are employees of EarlyBirdCapital, Inc.

•	George Peng is our former Chief Financial Officer, and a current Vice President.

•	Hydra Industries Sponsor LLC sponsored our IPO. Pursuant to a stockholders agreement with the Company, the Hydra Sponsor (i) has the right to designate one (1) director to the Company’s Board and (ii) together with the Macquarie Sponsor, has the right to co-designate two (2) directors to the Company’s Board.

•	Jeffrey Lipkin is our former Executive Vice President, Chief Financial Officer and Chief Operating Officer.

•	Kenneth Shea, M. Brent Stevens, Jonathan Miller and Stephen Dannhauser are former members of our board of directors.

•	Pursuant to a stockholders agreement with the Company, Landgame S.à.r.l has the right to designate up to three (3) directors to the Company’s Board.

•	MIHI LLC sponsored our IPO. Pursuant to a stockholders agreement with the Company, the Macquarie Sponsor, together with the Hydra Sponsor, has the right to co-designate two (2) directors to the Company’s Board.

•	Martin E. Schloss is our former Executive Vice President, General Counsel and Secretary.

•	UBS Securities LLC served as sole bookrunning manager of our IPO.

33

•	Kramer Levin Naftalis & Frankel LLP provided legal services in connection with our Business Combination.

•	Ellenoff Grossman & Schole LLP provided legal services in connection with our IPO and other legal matters.

•	Latham & Watkins LLP provided legal services in connection with various legal matters.

•	Mishcon De Reya LLP provided legal services in connection with our Business Combination.

Selling stockholders also include the holders of founder shares purchased prior to the IPO, certain of the Company’s other service providers and certain of its large investors. Among the large investors are the Vendors who received shares as consideration in connection with the Business Combination and are party to a stockholders agreement with the Company.

The founder shares are identical to the shares of common stock which were included in the units that were sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that the founder shares are subject to certain transfer restrictions, as described in more detail below.

The founder shares are subject to a contractual registration restriction through December 23, 2017 under a registration rights agreement dated October 24, 2014 between the Company, the Sponsors and other insiders of the Company who acquired such shares. The Company has duly waived such restriction in order to include the founder shares in this registration statement, as such shares held by the Sponsors and other insiders will remain subject to a contractual lock-up through December 23, 2017 and cannot be sold prior to that date in any event. For more information on the restriction see “Description of Capital Stock – Founder Shares,” below.

34

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected financial data as of and for the twelve months ended September 24, 2016, September 26, 2015 and September 27, 2014, and the six months ended March 31, 2017 and March 31, 2016, have been derived from the audited and unaudited financial statements of the Company included elsewhere in this prospectus. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect, in the opinion of management, all adjustments, of a normal, recurring nature that are necessary for a fair statement of the unaudited interim financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results in the six months ended March 31, 2017 are not necessarily indicative of results to be expected for the full year or any other period. You should read the following selected financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	March	September	September	September
	31, 2017	24, 2016	26, 2015	27, 2014
	(Unaudited) $ ’000	$ '000	$ '000	$ '000
Selected Balance Sheet Data
Assets
Current assets
Cash and cash equivalents	13,345	1,486	4,060	19,252
Accounts receivable, net	21,752	16,446	25,740	32,861
Property and equipment, net	44,775	49,231	75,786	73,006
Software development costs, net	41,100	36,960	30,463	21,771
Goodwill and intangibles	53,996	57,939	71,561	80,733
Total assets	201,531	189,870	239,940	251,818

Senior Bank Debt	117,021	114,161	114,751	115,899
Long-term debt	34,849	323,057	337,891	316,294
Total liabilities	194,459	485,941	516,780	479,920
Total stockholders' equity (deficit)	7,072	(296,071)	(276,840)	(228,102)
Total liabilities and stockholders' equity (deficit)	201,531	189,870	239,940	251,818

35

	Six Month Period Ended		Year Ended
	March 31,	March 31,	September 24,	September 26,	September 27,
	2017	2016	2016	2015	2014
	$ '000	$ '000	$ '000	$ ‘000	$ ‘000

Selected Statement of Operations Data
Net revenues	55,097	61,255	119,773	127,573	146,798
Net operating (loss)/profit	(11,402)	1,040	(1,283)	(1,269)	(12,748)
Net (loss) from continuing operations	(31,503)	(30,389)	(59,877)	(59,847)	(67,811)

36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Historical Financial Data” and the financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a global gaming technology company, supplying Virtual Sports and Server Based Gaming (“SBG”) systems to regulated lottery, betting and gaming operators worldwide. Our strategic priorities are:

i)	to seek to extend our leadership positions in each of Virtual Sports and Server Based Gaming by developing new, omni-channel products;

ii)	to continue to invest in content and technology in order to grow our existing customers’ revenue; and

iii)	to add new customers by expanding in underpenetrated markets and newly-regulated jurisdictions.

Segments

We report our operations in two business segments – Server Based Gaming and Virtual Sports – representing our different products and services. We operate our business and evaluate our business performance, resource allocation and capital spending on an operating segment level, where possible. The Company uses its operating results and identified assets of each operating segment in order to make prospective operating decisions. Although our revenues and cost of sales (excluding depreciation and amortization) are reported exclusively by segment, we do include an unallocated column in our financial statements for certain expenses including depreciation and amortization as well as selling, general and administrative expenses. Unallocated balance sheet line items include items that are a shared resource and therefore not allocated between operating segments.

Foreign exchange

Our results are impacted by changes in foreign currency exchange rates as a result of the translation of foreign functional currencies into US dollars and the re-measurement of foreign currency transactions or balances. The impact of foreign currency exchange rate fluctuations represents the difference between current rates and prior-period rates applied to current activity. The largest geographic region in which we operate is the United Kingdom and the British pound (“GBP”) is considered to be our functional currency. Our reporting currency is the US dollar (“USD”). Our results are translated from the functional currency of GBP into the reporting currency using average rates for profit and loss transactions and the applicable spot rates for period end balances. The effect of translating the functional currency into the reporting currency, as well as translating foreign subsidiaries that have a different functional currency into the functional currency, is reported separately in Accumulated Other Comprehensive Income. We derived approximately 29.0% of our revenue from sales to customers outside of the United Kingdom during the three months ended March 31, 2017, compared to 25.6% during the comparable period in 2016. We derived approximately 29.1% of our revenue from sales to customers outside of the United Kingdom during the six months ended March 31, 2017, compared to 26.5% during the comparable period in 2016. We derived approximately 27%, 25% and 19% of our revenue from sales to customers outside of the United Kingdom in 2016, 2015 and 2014, respectively.

In the section “Results of Operations” below, the currency impact shown has been calculated as current period GBP:USD rate used less the equivalent rate in the prior period, multiplied by the current period amount in the functional currency (USD). The remaining difference is therefore calculated as the difference in the functional currency, multiplied by the prior period average GBP:USD rate. The six month variances are calculated by taking the average of the rates used across the three months ended March 31, 2017 and the three months ended December 31, 2016. This is not a US GAAP measure but one which management believes gives a clearer indication of the results of the Company and its subsidiaries.

37

Goodwill and intangible impairment charges

A goodwill impairment charge of $1.0 million was recorded in the period ending September 26, 2015, in relation to the goodwill arising from the acquisition of Merkur Inspired Ltd, due to uncertainty of future positive cash flows. There were no goodwill impairment charges recorded in the period ending September 24, 2016.

Results of Operations

The results of operations have been organized in the following manner:

•	a discussion of the Company’s results of operations for the interim three-month period ended March 31, 2017, compared to the same period in 2016
•	a discussion of the Company’s results of operations for the interim six-month period ended March 31, 2017, compared to the same period in 2016
•	a discussion of the Company’s results of operations for the period ended September 24, 2016 compared to the same period in 2015
•	a discussion of the Company’s results of operations for the period ended September 26, 2015 compared to the same period in 2014

The three-month financial statement periods presented represent a 90-day period for 2017 and 91-day period for 2016. The balance sheet date of each fiscal period is March 31. Each of the above daily periods presented within these financial statements and footnotes are herein referred to as a “Three-Month Period.”

The six-month financial statement periods presented represent a 188-day period for 2017 and 187-day period for 2016, which are intended to approximate a six month period. The balance sheet date of each fiscal period is March 31. Each of the above daily periods presented within these financial statements and footnotes are herein referred to as a “Six-Month Period.”

The annual financial statement periods presented represent a 52-week period, which approximates a 12-month period. The balance sheet date of each fiscal period represents the Saturday closest to the 30th of September. Each 52 week fiscal year presented within these financial statements and footnotes are herein referred to as a “Twelve-Month Period”.

38

Three-Month Period Ended March 31, 2017 Compared To March 31, 2016

	For the Three-Month Period ended
	March 31,	March 31,	$ Variance		£ Variance
(In thousands)	2017	2016	2017 vs 2016		2017 vs 2016

Revenue:
Service	$25,396	$29,151	$(3,755)	(12.9)%	3.1%
Hardware	$2,664	$1,289	$1,375	106.7%	144.7%
Total revenue	28,060	30,440	(2,380)	(7.8)%	9.1%
Cost of sales, excluding depreciation and amortization:
Cost of service	(3,232)	(4,125)	893	(21.6)%	(7.2)%
Cost of hardware	(2,451)	(503)	(1,948)	387.3%	476.9%
Selling, general and administrative expenses	(14,404)	(14,595)	191	(1.3)%	16.8%
Stock-based compensation	(1,291)	-	(1,291)	N/A	N/A
Acquisition related transaction expenses	(813)	(389)	(424)	109.0%	147.4%
Depreciation and amortization	(8,004)	(9,172)	1,168	(12.7)%	3.3%
Net operating income	(2,135)	1,656	(3,791)	(228.9)%	(252.6)%
Other income (expense)
Interest income	0	-	0	N/A	N/A
Interest expense	(4,542)	(14,905)	10,363	(69.5)%	(63.9)%
Change in fair value of earn out liability	(2,155)	-	(2,155)	N/A	N/A
Change in fair value of derivative liability	(203)	-	(203)	N/A	N/A
Other finance income (costs)	(53)	(63)	10	(15.5)%	0.0%
Total other income (expense), net	(6,953)	(14,968)	8,015	(53.5)%	(45.0)%
Net loss from continuing operations before income taxes	(9,088)	(13,312)	4,224	(31.7)%	(19.2)%
Income tax expense	(32)	(203)	171	(84.3)%	(81.4)%

Net loss	$(9,120)	$(13,515)	$4,395	(32.5)%	(20.1)%

Exchange Rate - $ to £	1.239	1.467

Revenue

Total revenue increased $2.8 million, or 9.1%, on a constant currency basis, offset by an adverse currency impact of $5.2 million, resulting in a decrease in reported revenue of $2.4 million, or 7.8%, from $30.4 million to $28.1 million. See Business Segment Results below for further discussion.

Cost of sales, excluding depreciation and amortization

Cost of sales, excluding depreciation and amortization, which includes machine cost of sales, consumables, content royalties and connectivity costs, increased by $2.1 million on a constant currency basis. Cost of hardware increased by $2.4 million in line within the SBG hardware revenue growth described above, with cost of service declining by $0.3 million. This was partially offset by a favorable currency impact of $1.0 million, resulting in an increase in reported cost of sales, excluding depreciation and amortization, of $1.1 million, from $4.6 million to $5.7 million.

Selling, general and administrative expenses

Selling, general, and administrative (“SG&A) expenses are defined to include staff compensation costs (including outsourced costs), travel, professional fees, technology (including hosting fees, data centers, etc.) and professional services.

On a constant currency basis, SG&A expenses increased $2.5 million, driven by:

•	A one-time saving of $1.4 million in the prior year relating to a reduction in deferred consideration
•	Group restructuring costs of $0.5 million in the current period, which we believe will yield annualized savings of $1.0 million ($1.8 million pre-labor capitalization), in addition to roles not replaced and new roles removed yielding further annualized savings of $1.5 million, giving total annualized savings of $2.5 million (pre-labor capitalization $2.4 million and $4.2 million respectively)
•	A reduction in other costs of $0.5 million in the period
•	Additional public company costs in the current period of $1.2 million, which we expect to be similar in the coming quarters

39

SG&A expense, net of adjustments described in the Adjusted EBITDA note below and incremental expenses associated with being a public company were in line with the prior year.

Constant currency SG&A expenses were offset by a favorable currency impact of $2.8 million. This resulted in a decrease in reported SG&A expenses of $0.2 million, from $14.6 million to $14.4 million.

Stock-based compensation

The Company’s stockholders approved the Inspired Entertainment, Inc. 2016 Long-Term Incentive Plan (the “2016 Incentive Plan”) in connection with the Business Combination as of the Closing Date. Under the 2016 Incentive Plan, the Compensation Committee is authorized to grant awards to employees, officers, directors and other service providers of the Company and its affiliates and to determine the number and types of such awards and the terms, conditions, vesting and other limitations applicable to each such award. As of March 31, 2017, there were 2,778,818 shares authorized for issuance under the 2016 Incentive Plan and 15,285 shares available for issuance. These awards are valued at the time of issuance using Monte Carlo simulation, with the value being spread over the vesting period. As a result, the Company recorded an expense in the current period of $1.3 million. There was no corresponding charge in the prior year.

Acquisition related transaction expenses

Acquisition related transaction expenses increased by $0.4 million to $0.8 million. The expense in both periods relates to the Business Combination. We believe that all material expenses in relation to the transaction have now been incurred, except for the potential earn-out payments to the prior owners of Inspired.

Depreciation and amortization

Depreciation and amortization expense increased by $0.3 million on a constant currency basis, compared to the prior year period. This was driven by a $0.8 million increase in intangible amortization as a result of new projects going live, partially offset by a $0.5 million decrease in machine related depreciation due to terminals in UK and Italy that became fully depreciated. A decrease of $1.5 million was attributable to a favorable currency impact, resulting in a $1.2 million, or 12.7%, decrease in reported depreciation and amortization expense, from $9.2 million to $8.0 million.

Interest expense

Interest expense decreased by $9.5 million on a constant currency basis. This was primarily due to a $10.0 million reduction in PIK loan note interest as there was no external charge following the completion of the Business Combination on December 23, 2016. This was partially offset by increases of $0.6 million in senior debt PIK interest due to interest rate (margin) increases and $0.2 million in senior debt cash interest due to compounding debt. Interest expense decreased 69.5%, from $14.9 million to $4.5 million, on a reported basis for the three months ended March 31, 2017, compared to the comparable period in 2016, reflecting a favorable currency impact of $0.8 million.

Change in fair value of earn out liability

These expenses relate to the potential earn out payment to the former owners of Inspired, which is dependent upon performance criteria. As a result of share price movements, the value of the liability increased to $10.5 million, creating an expense in the period of $2.2 million. There was no corresponding liability in the comparative prior year period.

Income Taxes

We recorded a negligible income tax expense for the period ended March 31, 2017 and $0.2 million for the period ended March 31, 2016. The effective tax rate for the period ending March 31, 2017 was 0.4% and for the period ending March 31, 2016 it was 1.5%.

40

Six-Month Period Ended March 31, 2017 Compared To March 31, 2016

	For the Six-Month Period ended
	March 31,	March 31,	$ Variance		£ Variance
(In thousands)	2017	2016	2017 vs 2016		2017 vs 2016

Revenue:
Service	$50,640	$59,223	$(8,583)	(14.5)%	3.1%
Hardware	4,457	2,032	2,425	119.3%	164.5%
Total revenue	55,097	61,255	(6,158)	(10.1)%	8.5%
Cost of sales, excluding depreciation and amortization:
Cost of service	(6,980)	(8,492)	1,512	(17.8)%	(0.9)%
Cost of hardware	(3,612)	(841)	(2,771)	329.5%	417.9%
Selling, general and administrative expenses	(28,135)	(30,771)	2,636	(8.6)%	10.3%
Stock-based compensation	(1,327)	-	(1,327)	N/A	N/A
Acquisition related transaction expenses	(11,273)	(1,667)	(9,606)	576.2%	715.5%
Depreciation and amortization	(15,172)	(18,444)	3,272	(17.7)%	(0.8)%
Net operating income	(11,402)	1,040	(12,442)	(1196.3)%	(1422.0)%
Other income (expense)
Interest income	12	-	12	N/A	N/A
Interest expense	(18,965)	(31,012)	12,047	(38.8)%	(26.3)%
Change in fair value of earn out liability	(879)	-	(879)	N/A	N/A
Change in fair value of derivative liability	(79)	-	(79)	N/A	N/A
Other finance income (costs)	(107)	(128)	21	(16.5)%	0.7%
Total other income (expense), net	(20,018)	(31,140)	11,122	(35.7)%	(22.5)%
Net loss from continuing operations before income taxes	(31,420)	(30,100)	(1,320)	4.4%	25.9%
Income tax expense	(83)	(289)	206	(71.3)%	(65.4)%

Net loss	$(31,503)	$(30,389)	$(1,114)	3.7%	25.0%

Exchange Rate - $ to £	1.243	1.498

Revenue

Total revenue increased $5.2 million, or 8.5%, on a constant currency basis. This was offset by an adverse currency impact of $11.3 million, resulting in a 10.1% decrease in reported revenue, from $61.3 million to $55.1 million. See Business Segment Results below for further discussion.

Cost of sales, excluding depreciation and amortization

Cost of sales, excluding depreciation and amortization, increased by $3.4 million on a constant currency basis due to SBG hardware revenue growth described above. This was partially offset by favorable currency impacts of $2.2 million, resulting in a reported period increase of $1.3 million, from $9.3 million to $10.6 million.

Selling, general and administrative expenses

SG&A expenses increased by $2.6 million on a constant currency basis, driven by:

•	A one-off credit of $1.4 million in the prior year in relation to a reduction in deferred consideration
•	Group restructuring costs of $0.5 million in the current period, which we believe will yield annualized savings of $1.0 million ($1.8 million pre-labor capitalization), in addition to roles not replaced and new roles removed yielding further annualized savings of $1.5 million, giving total annualized savings of $2.5 million (pre-labor capitalization $2.4 million and $4.2 million respectively)
•	Additional public company costs in the current period of $1.2 million
•	Offsetting this in part is a reduction in other costs excluded from the Adjusted EBITDA note, as described below, of $1.3 million

41

Excluding the above items, underlying SG&A costs increased by $1.2 million primarily due to labor expense resulting from the full-year impact of prior year hires.

These expenses were offset by a favorable currency translation of $6.0 million. This resulted in a reduction in SG&A expenses of $2.6 million on a reported basis, from $30.8 million to $28.1 million.

Stock-based compensation

In connection with the Business Combination, on December 22, 2016, the Company’s stockholders approved the Inspired Entertainment, Inc. 2016 Long-Term Incentive Plan (the “2016 Incentive Plan”). Under the 2016 Incentive Plan, the Compensation Committee is authorized to grant awards to employees, officers, directors and other service providers of the Company and its affiliates and to determine the number and types of such awards and the terms, conditions, vesting and other limitations applicable to each such award. As of March 31, 2017, there were 2,778,818 shares authorized for issuance under the 2016 Incentive Plan and 15,285 shares available for issuance. These awards are fair valued at the time of issuance using Monte Carlo simulation, with the value being spread over the vesting period. As a result, the Company recorded an expense in the current period of $1.3 million. There was no corresponding charge in the prior year.

Acquisition related transaction expenses

Acquisition related transaction expenses increased by $9.6 million. All expenses relate to the Business Combination. Costs incurred in the period include professional fees ($4.1 million), fees contingent on deal completion ($2.3 million) and transaction bonus costs excluding stock based compensation costs ($4.0 million).

Depreciation and amortization

Depreciation and amortization expense decreased by $0.1 million on a constant currency basis. This was driven by a $0.9 million decline in depreciation from UK Casino & Bingo B3 terminals and Italy SBG terminals for machines which became fully depreciated, offset by an increase in intangible amortization of $0.8 million as a result of new products going live. A further decrease of $3.1 million was attributable to favorable currency movements, resulting in a 17.7% decrease in depreciation and amortization on a reported basis, from $18.4 million to $15.2 million.

Interest expense

Interest expense decreased by $8.1 million on a constant currency basis. This was primarily due to a reduction of $9.3 million in PIK loan note interest as there was no external charge following the completion of the Business Combination on December 23, 2016. This was partially offset by increases of $1.1 million in senior debt PIK interest due to interest rate uplifts in 2017 and $0.4 million in senior debt cash interest due to compounding of debt. The interest expense decreased $12.0 million from $31.0 million to $19.0 million on a reported basis for the interim period 2017 as compared to the comparable period in 2016 which included favorable currency movements of $3.9 million.

Change in fair value of earn out liability

These expenses relate to the potential earn out payment to the former owners of DMWSL 633 Ltd which is dependent upon performance criteria. As a result of share price movements, the value of the liability increased to $10.5 million, creating an expense in the period of $0.9 million. There was no corresponding figure in the comparative period.

Income Taxes

We recorded an income tax expense of $0.1 million for the period ended March 31, 2017 and $0.3 million for the period ended March 31, 2016. The effective tax rate for the period ending March 31, 2017 was 0.3% and for the period ending March 31, 2016 it was 1.0%.

42

Twelve-Month Period Ended September 24, 2016 Compared To September 26, 2015 and Twelve-Month Period Ended September 26, 2015 Compared To September 27, 2014

	For the twelve-month period ended			Variance
	September 24,	September 26,	September 27,
	2016	2015	2014	2016 vs 2015		2015 vs 2014
	$ '000	$ '000	$ '000	$ '000%		$ '000%

Revenue:
Service	112,200	115,325	120,868	(3,125)	(3)%	(5,543)	(5)%
Hardware	7,573	12,248	25,930	(4,675)	(38)%	(13,682)	(53)%
Total revenue	119,773	127,573	146,798	(7,800)	(6)%	(19,225)	(13)%
Cost of sales, excluding depreciation and amortization:
Cost of service	(16,625)	(16,481)	(16,642)	(144)	1%	161	(1)%
Cost of hardware	(3,789)	(7,746)	(33,496)	3,957	(51)%	25,750	(77)%
Selling, general and administrative expenses	(65,632)	(65,229)	(66,940)	(403)	1%	1,711	(3)%
Depreciation and amortization	(35,010)	(39,386)	(42,468)	4,376	(11)%	3,082	(7)%
Net operating income(loss)	(1,283)	(1,269)	(12,748)	(14)	1%	11,479	(90)%
Other income (expense)
Interest income	287	646	474	(359)	(56)%	172	36%
Interest expense	(58,327)	(58,100)	(56,106)	(227)	0%	(1,994)	4%
Other finance income/(costs)	(247)	(153)	271	(94)	61%	(424)	(156)%
Income/(loss) from equity method investee	-	(340)	606			(946)	(156)%
Total other expense, net	(58,287)	(57,947)	(54,755)	(340)	1%	(3,192)	6%
Net loss from continuing operations before income taxes	(59,570)	(59,216)	(67,503)	(354)	1%	8,287	(12)%
Income tax expense	(307)	(631)	(308)	324	(51)%	(323)	105%
Net loss	(59,877)	(59,847)	(67,811)	(30)	0%	7,964	(12)%

Twelve-Month Period ended September 24, 2016 compared to September 26, 2015

Revenue

Revenue declined $7.8 million from $127.6 million to $119.8 million, including negative currency translation of $(8.8) million. Virtual Sports revenue increased $8.5 million excluding currency impacts driven by growth from both existing customers and new customers and increased activity on our remote gaming server (RGS), Virgo. This was in part offset by declines in SBG revenue of $13.9 million or $7.6 million excluding currency impacts. The main contributors of the underlying variance were the fall in hardware sales of $4.1 million and the exit of our final analogue contract, contributing $3.9 million of the variance.

Cost of sales, excluding depreciation and amortization

Cost of sales, excluding depreciation and amortization, which includes machine cost of sales, consumables and royalties and connectivity costs, decreased $3.8 million in the period from $24.2 million to $20.4 million, of which $1.5 million was attributable to currency translation effects. The majority of the remaining difference was due to the reduction in hardware sales.

43

Selling, general and administrative expenses

Selling, general, and administrative (“SG&A”) expenses are defined to contain staff costs (including outsourced costs), travel costs, professional fees, technology costs (including hosting fees, data centres etc.) and professional services. SG&A increased $0.4 million from $65.2 million to $65.6 million, with reductions due to currency of $4.8 million offsetting underlying increases of $5.2 million. The main reason for the increase was due to costs of $6.3 million of professional fees relating to the upcoming Hydra acquisition, recorded in the period. Cost items not adjusted for in the Adjusted EBITDA (non-GAAP benchmark) below increased $2.4 million in the period, excluding currency impacts, due to increased labor costs as a result of higher staff headcount and higher London facility costs.

Depreciation and amortization

Depreciation and amortization charge decreased by $4.4 million from $39.4 million to $35.0 million, of which $2.6 million was attributable to currency movements. The remaining variance reflects reduced depreciation from Italian assets as these assets reached residual value, as well as a goodwill impairment in the prior period of $1.0 million. These decreases were offset in part an impairment of social gaming assets in the period ending September 24, 2016, of $1.2 million.

Interest income

Interest income reduced by $0.4 million in the period to $0.3 million due to a fall in foreign exchange gains on currencies held.

Interest expense

Interest expense increased $0.2 million to $58.3 million. Currency impacts reduced the charge by $4.3 million, resulting in a constant currency increase of $4.5 million due to the compounding PIK balance (see Liquidity and Capital Resources section).

Other Finance Costs

Other finance costs increased reduced by $0.1 million in the period to $0.2 million.

Income Taxes

We recorded an income tax expense of $0.3 million for the period ending September 24, 2016 compared to $0.6 million for the period ending September 26, 2015. The effective tax rates for the periods were (0.5%) and (1%) respectively with reductions in UK and mainland Europe tax payable.

Twelve-Month Period Ended September 26, 2015 Compared to September 27, 2014

Revenues

Revenue decreased by $19.2 million, from $146.8 million to $127.6 million, including currency translation impact of $8.6 million. The variance reflects a reduction in non-profit making hardware sales of $15.7 million (at constant currency) and reduction in UK SBG performance of $0.8 million as a result of machine gaming duty increases. This was offset by increases in UK SBG hardware sales of $1.8 million and Virtual Sports of $3.5 million, excluding currency impact, driven by strong growth of existing UK based customers and annualization of Italian customers.

Cost of sales, excluding depreciation and amortization

Cost of sales, excluding depreciation and amortization decreased by $25.9 million, from $50.1 million to $24.2 million, including a reduction due to currency impacts of $1.6 million. This reflects decreases in costs associated with machine sales in the UK of $27.1 million and $1.0 million associated with Italy. This was offset by increases in costs associated with additional hardware sales to Greece of $2.0 million, consumables associated with UK SBG terminals of $1.1 million and other increases of $0.8 million.

44

Selling, general and administrative expenses

SG&A expenses decreased by $1.7 million, from $66.9 million to $65.2 million, including a reduction due to exchange rate movements of $4.4 million. The increases in underlying spend include increases in a number of categories, representing increased development in key strategic areas. The key movements include an increase in staff costs of $2.3 million, pension cost effects of $0.7 million and items classed internally as exceptional costs (see Adjusted EBITDA benchmark below) of $1.1 million. This was offset in part by an increase in capitalized labor due to the change in composition of the labor force, with an increase in development resources.

Depreciation and amortization

Depreciation and amortization expense declined by $3.1 million, from $42.5 million to $39.4 million. This was driven predominantly by currency impacts of $2.7 million.

Interest income

Interest income increased by $0.2 million to $0.6 million reflecting increased cash balances as well as the impact of the prior period including $0.4 million of gains in relation to fair valuing of forward contracts – as detailed in note 13 of the audited consolidated financial statements.

Interest expense

Interest expense increased from $56.1 million to $58.1 million. Currency translation impacts reduced the charge by $3.9 million, leaving a constant currency increase of $5.9 million. This was attributable to both the increase in external funding as well as the compounding PIK note balances which contributed a $3.8 million and $4.7 million interest expense increase, respectively. Partially offsetting this is an increase in the amortisation of loan notes in the period to September 27, 2014 due to a write off of fees equal to $2.0 million relating to previous financing. The remaining difference is attributable to a change in forward contract fair values as well as retranslation of cash balances.

Other finance income/(costs)

This represents the difference between expected return on pension scheme assets and interest costs on pension scheme liabilities, being a net cost when interest costs are higher. In the period ending September 27, 2014 the net position was a gain of $0.3 million, versus a loss in the period ending September, 26 2015 of $0.2 million.

Income taxes

We recorded an income tax expense $0.6 million and $0.3 million for the periods ended September 26, 2015 and September 27, 2014, respectively. The effective tax rates for the periods ending September 26, 2015 and September 27, 2014 were (1%) and (0.5%) respectively. Within the UK, the Company has operating losses available which offset the majority of taxable income. The Company only pays income taxes in certain foreign tax jurisdictions where taxable income is present. UK taxes included in the income tax expense for the period ending September 26, 2015 were $0.2 million and $0.1 million for the period ending September 27, 2014. Foreign taxes, predominantly relating to mainland Europe, included in the income tax expense were $0.5 million and $0.2 million for the periods ended September 26, 2015 and September 27, 2014, respectively.

45

BUSINESS SEGMENT RESULTS

Server Based Gaming

Our Server Based Gaming business segment designs, develops, markets and distributes a comprehensive portfolio of products and services through our fully digital network architecture. Our customers include UK licensed betting offices (“LBOs”), casinos, gaming hall and bingo operators and lotteries, as well as government affiliated and licensed operators.

Revenue is generated from SBG through both product sales and long-term participation agreements with our customers, which includes access to our server based gaming platform and selection of game titles, over a term usually of three to five years. Our participation contracts are typically structured to pay us a percentage of net win (defined as net revenue to our customer, after deducting player winnings and any relevant regulatory levies) from SBG terminals placed in our customers’ facilities, which include retail outlets, casinos and other gaming operations or SBG gaming software used to facilitate customer players through mobile or online devices. Typically, we recognize revenue from these arrangements on a daily basis over the term of the contract.

Revenue growth for our SBG business is primarily driven by the number of customers we have, the number of SBG machines in operation, the net win performance of the machines and the net win percentage that we receive pursuant to our contracts with our customers.

Key events that impacted results for the three-month period ended March 31, 2017

Our UK SBG terminals in LBOs generated Gross Win per unit per day (defined as stake less amounts returned to player in prize, before gaming tax deductions) growth on a constant currency basis of 3.6% year-over-year.

During the quarter we have rolled out nearly 3,500 Universal Cashier units which we believe will result in improved gross win per unit per day and reduced service costs in future periods.

Our first SBG terminal went live in the Greek estate during January 2017. By March 31, 2017, 340 terminals were installed and reporting data. These machines represent the first portion of the expected full deployment of at least 3,960 SBG terminals into the Greek estate in Q1 2018. We believe our games have performed well relative to their competitive set since being installed.

In Italy we went live with our sixth concession, Gamenet. We launched new games into the Italian estate in the quarter and also took a number of new Video Lottery Terminals (“VLT”) products which we intend to rollout in Fiscal 201& through the final stages of the regulatory test process.

Server Based Gaming	For the Three-Month Period ended
	March 31,	March 31,	$ Variance		£ Variance
(In thousands)	2017	2016	2017 vs 2016		2017 vs 2016

Revenue:
Service	$16,933	$20,530	($3,597)	(17.5)%	(2.4)%
Hardware	2,664	1,289	1,375	106.7%	144.7%
Total revenue	19,597	21,819	(2,222)	(10.2)%	6.3%

Cost of sales, excluding depreciation and amortization:
Cost of service	(2,595)	(2,959)	364	(12.3)%	3.8%
Cost of hardware	(2,451)	(503)	(1,948)	387.3%	476.9%
Total cost of sales	(5,046)	(3,462)	(1,584)	45.8%	72.6%

Selling, general and administrative expenses	(3,826)	(5,723)	1,897	(33.1)%	(20.9)%

Stock-based compensation	(64)	-	(64)	N/A	N/A

Depreciation and amortization	(5,940)	(6,981)	1,041	(14.9)%	0.7%

Net operating profit	$4,721	$5,653	$(932)	(16.5)%	(1.1)%

Exchange Rate - $ to £	1.239	1.467

46

Key Performance Indicators

	Three-Month Period Ended		Variance
	March 31,		2017 vs 2016
SBG	2017	2016		%

End of period installed base (# of terminals)	27,151	26,157	994	3.8%
Average installed base (# of terminals)	27,013	26,132	881	3.4%
Customer Gross Win per unit per day (1)	£118.97	£117.49	£1.48	1.3%
Customer Net Win per unit per day (1)	£85.82	£84.97	£0.86	1.0%
Inspired Blended Participation Rate	5.9%	6.3%	(0.3)%

    (1) Includes all SBG terminals in which the company takes a participation revenue share across all territories

SBG End of Period Installed Base is equal to the number of deployed SBG terminals at the end of each period which have been placed on a participation basis. SBG participation revenue, which comprises the majority of SBG service revenue, is directly related to the terminal installed base. This is the medium by which customers generate turnover and distribute a revenue share to the Company.

SBG End of Period Installed Base is equal to the number of deployed SBG terminals at the end of each period which have been placed on a participation basis. SBG participation revenue, which comprises the majority of SBG service revenue, is directly related to the terminal installed base. This is the medium by which customers generate turnover and distribute a revenue share to the Company. To the extent that all other KPIs remain constant, the larger the installed base is, the higher the Company’s revenue will be for that period. Management gives careful consideration to this KPI in terms of driving growth across the segment. The US GAAP revenues are derived from the performance of the installed base as described by the Gross and Net Win key performance indicators. If the end of period installed terminal base is materially different from the average installed base we believe this will give an indication of future performance. This metric is particularly useful for new customers or markets to indicate the progress being made with respect to entering new territories or jurisdictions.

SBG Average Installed Base is the average installed base of terminals during the period. Therefore, it is more closely aligned to the revenue in the period. This metric is particularly useful for existing customers or markets to provide comparisons of historical size and performance.

47

Customer Gross Win per unit per day is a KPI used by our internal decision makers to (i) assess impact on the Company’s revenue, (ii) determine changes in the strength of the overall market and (iii) evaluate the impacts of regulatory change and our new content releases on our customers. Customer Gross Win per unit per day is the average per unit cash generated across all SBG terminals in which the Company takes a participation revenue share across all territories in the period, defined as the difference between the amounts staked less winnings to players divided by the average installed base of SBG terminals in the period, then divided by the number of days in the period. SBG revenue share income accrued in the period is derived from Customer Gross Win accrued in the period after deducting gaming taxes (defined as a regulatory levy paid by the Customer to government bodies) and applying the Company’s contractual revenue share percentage. Our internal decision makers believe Customer Gross Win is a meaningful measure because it represents a transparent view of customer operating performance that is unaffected by our revenue share percentage and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between customers and (3) identify strategies to improve operating performance in the different markets in which we operate.

Customer Net Win per unit per day is Customer Gross Win per unit per day after giving effect to the deduction of gaming taxes. Overall SBG revenue from terminals placed on a participation basis can therefore be described as the product of the average installed base, the customer net win per unit per day, the number of days in the period, and the blended participation rate, reflecting the average across multiple jurisdictions, customers, and contracts.

The Company’s blended participation rate is the weighted average revenue share percentage across all terminals on the estate where revenue is earned on a participation basis.

Three-Month Period Ended March 31, 2017 Compared to March 31,2016

Revenue

On a constant currency basis, total SBG revenue increased by $1.4 million, or 6.3%, offset by an adverse currency impact of $3.6 million. On a reported basis, total SBG revenue declined by $2.2 million, or 10.2%, from $21.8 million to $19.6 million.

The size of our Average Installed Base increased 3.4%, to 27,013, due to continued UK market growth, additional SBG installs in Colombia and commencement of our rollout into Greece.

Customer Gross Win per unit per day (GBP) increased by 1.3%, driven by increases in the UK estate (including the non LBO sector) of 1.2%, Italy of 10.0% and Colombia of 11.9%.

Overall net win per unit per day exhibited a similar trend with an increase of 1.0%, to £86 per terminal, as the estate benefited from favorable comparisons due to the lack of major changes in gaming tax during the year.

SBG service revenue declined by $0.5 million on a constant currency basis. In conjunction with an adverse currency impact of $3.1 million, this resulted in a decline in reported revenue of $3.6 million, from $20.5 million to $16.9 million. The underlying performance decrease was driven by revised terms on SBG contract extensions (these are platform only) with certain of our UK LBO and UK Casino & Bingo customers representing declines of $0.6 million and $0.3 million, respectively, on a constant currency basis. These extensions allowed us to continue to generate revenue without the need to make any further capital expenditure. We expect this to be temporary and reverse when the next contracts are negotiated with new capital expenditure in them based upon prior experience. These declines were partially offset by growth in Gross Win per unit per day in the UK LBO estate driving additional recurring revenue of $0.4 million and a 400 terminal increase in the installed base of B3 terminals in Adult Gaming Centre (“AGCs”) venues which accounted for a $0.1 million increase in revenue.

Hardware revenue grew by $1.9 million on a constant currency basis due to additional SBG sales in Greece, UK LBO and Colombia. This increase was partially offset by an adverse currency rate impact of $0.5 million, resulting in a reported hardware revenue increase of $1.4 million, from $1.3 million to $2.7 million.

Segment Operating Profit

On a constant currency basis, SBG operating profit decreased by $0.1 million. On a reported basis SBG operating profit decreased by $1.0 million, from $5.7 million to $4.7 million, due to an adverse exchange rate impact.

48

Cost of sales increased by $2.5 million on a constant currency basis primarily due to growth in hardware sales, partially offset by a favorable currency impact of $0.9 million, resulting in an increase in reported revenue of $1.6 million, from $3.5 million to $5.0 million.

SG&A expenses decreased by $1.2 million on a constant currency basis primarily due to savings of $0.5 million from cost control measures we implemented which reduced labor costs in service operations in the UK and Italy. In addition, there were expenses in the prior period, excluded from Adjusted EBITDA, in relation to a legal dispute ($0.4 million) and Italian tax measures ($0.3 million). An additional $0.7 million was driven by a favorable exchange rate impact, resulting in a SG&A decrease of $1.9 million from $5.7 million to $3.8 million on a reported basis.

Depreciation and amortization increased by $0.1 million on a constant currency basis during the period. This was a result of an increased amortization charge of $0.4 million related to new projects going live and therefore labor costs being amortized. This was mostly offset by savings from fully depreciated B3 and SBG terminals in the UK and Italian markets. A favorable currency impact accounted for a $1.1 million decrease. Depreciation and amortization on a reported basis decreased by 14.9%, from $7.0 million to $5.9 million.

Key events that impacted results for the six-month period ended March 31, 2017

Our UK SBG terminals in LBO’s generated Gross Win per unit per day growth on a constant currency basis, of 3.9%.

In the UK market, contract extensions and amendments were signed with two large customers, neither of which required immediate additional capital expenditure. In addition, there was continued SBG rollout into non-LBO UK venues, adding an additional 450 SBG terminals.

In Italy, we released new titles “White Knight” and “Goddess of the Amazon” which have performed well on the estate and there was continued SBG rollout into new customers, offsetting a reduction elsewhere in the estate.

Server Based Gaming	For the Six-Month Period ended
	March 31,	March 31,	$ Variance		£ Variance
(In thousands)	2017	2016	2017 vs 2016		2017 vs 2016

Revenue:
Service	$35,154	$42,038	$(6,884)	(16.4)%	0.8%
Hardware	4,457	2,032	2,425	119.3%	164.5%
Total revenue	39,611	44,070	(4,459)	(10.1)%	8.4%

Cost of sales, excluding depreciation and amortization:
Cost of service	(5,491)	(6,117)	626	(10.2)%	8.2%
Cost of hardware	(3,612)	(841)	(2,771)	329.5%	417.9%
Total cost of sales	(9,103)	(6,958)	(2,145)	30.8%	57.8%

Selling, general and administrative expenses	(7,650)	(11,192)	3,542	(31.6)%	(17.6)%

Stock-based compensation	(64)	-	(64)	N/A	N/A

Depreciation and amortization	(11,593)	(14,489)	2,896	(20.0)%	(3.5)%

Net operating profit	$11,201	$11,431	$(230)	(2.0)%	18.2%

Exchange Rate - $ to £	1.243	1.498

49

Key Performance Indicators

	For the Six-Month Period ended		Variance
	March 31,	March 31,	2017 vs 2016
SBG	2017	2016		%

End of period installed base (# of terminals)	27,151	26,157	994	3.8%
Average installed base (# of terminals)	26,914	26,131	783	3.0%
Customer Gross Win per unit per day (1)	£118.88	£116.26	£2.62	2.3%
Customer Net Win per unit per day (1)	£85.76	£84.34	£1.42	1.7%
Inspired Blended Participation Rate	6.0%	6.3%	(0.3)%

(1) Includes all SBG terminals in which the company takes a participation revenue share across all territories

Six-Month Period Ended March 31, 2017 Compared to March 31, 2016

Revenue

On a constant currency basis, total SBG revenue increased by $3.7 million, or 8.4%, offset by adverse currency impact of $8.2 million. On a reported basis, total SBG revenue declined, from $44.1 million to $39.6 million.

SBG service revenue increased by $0.4 million on a constant currency basis, offset by an adverse currency impact of $7.2 million, resulting in a decline from $42.0 million to $35.2 million. The underlying increase is attributable to Gross Win per unit per day incomes on the UK LBO estate increasing by $1.0 million, a 450 terminal increase in the installed base of B3 terminals in AGC venues which accounted for $0.3 million increase in revenue, and revenue growth of $0.3 million in other International SBG driven by a mix of volume and gross win per day income growth. These were partly offset by revised terms on SBG contract extensions (these are platform only) within the UK LBO and UK Casino & Bingo markets driving declines of $0.6 million and $0.7 million respectively.

Hardware revenue grew by $3.3 million on a constant currency basis due to additional SBG sales in the Greek, UK and Colombian markets. This increase was partially offset by adverse currency rate translation of $0.9 million, resulting in reported hardware revenue increasing by $2.4 million from, $2.0 million to $4.5 million.

Average Installed Base increased 3.0% from the year ago period to 26,914 due to continued UK market growth, additional SBG installs in Colombia and commencement of our rollout into Greece.

Customer Gross Win per unit per day (GBP) increased by 2.3% driven by increases in the UK estate (includes non UK LBO) of 1.7%, in Italy of 11.6% and in Colombia of 15.2%. Both Italy and Colombia revenue benefited from favorable exchange rate movements.

Overall net win per unit per day exhibited a similar trend with an increase of 1.7% to £86 per terminal, as the estate benefited from favorable comparisons due to the lack of major changes in gaming tax during the year.

The decrease in the overall blended participation rate of 0.3% from 6.3% to 6.0% is driven by the short-term contract extensions of two key UK customers at lower revenue share terms, both customers incur no additional capex in the contract period.

50

Segment Operating Profit

On a constant currency basis, SBG operating profit increased by $2.1 million, offset by adverse currency movements of $2.3 million. On a reporting basis SBG operating profit decreased by $0.2 million, from $11.4 million to $11.2 million.

Cost of sales increased by $4.0 million on a constant currency basis primarily due to growth in hardware sales, partially offset by a favorable currency translation of $1.9 million, resulting in an increase in reported revenue of $2.1 million, from $7.0 million to $9.1 million.

SG&A expenses decreased by $2.0 million on a constant currency basis primarily due to savings of $0.7 million from cost control measures we implemented which reduced labor costs in service operations, sales development and Italy. We also benefited from a VAT refund in a former operation, which has been removed in the Adjusted EBITDA note below. In addition, there were expenses in the prior period for one-time costs in relation to a legal dispute of $0.4 million and Italian tax measures of $0.3 million, an additional $1.6 million was driven by exchange rate translation, resulting in a decrease in reported SG&A expense of $3.5 million, from $11.2 million to $7.7 million.

Depreciation and amortization decreased by $0.5 million on a constant currency basis during the period. This was due to a $0.9 million reduction in machine related depreciation driven by fully depreciated B3 and SBG terminals in the UK and Italian markets. This was partially offset by an increased amortization charge of $0.4 million as a result of new products becoming live and the capitalized labor costs being amortized. A favorable currency translation accounted for an additional $2.4 million expense decrease resulting in a decrease in reported depreciation and amortization expense of $2.9 million, from $14.5 million to $11.6 million.

Twelve-Month Period Ended September 24, 2016 Compared to September 26, 2015 and Twelve-Month Period Ended September 26, 2015 Compared to September 27, 2014

Server Based Gaming	For the period ended			Variance
	September 24,	September 26,	September 27,
	2016	2015	2014	2016 vs 2015		2015 vs 2014
	$ '000	$ '000	$ '000	$ '000%		$ '000%

Revenue:
Hardware	7,573	12,248	25,930	(4,675)	(38)%	(13,682)	(53)%
Service	78,912	88,139	95,325	(9,227)	(10)%	(7,186)	(8)%
Total revenue	86,485	100,387	121,255	(13,902)	(14)%	(20,868)	(17)%

Cost of sales, excluding depreciation and amortization:
Cost of hardware	(3,789)	(7,746)	(33,496)	3,957	(51)%	25,750	(77)%
Cost of service	(12,317)	(11,895)	(12,665)	(422)	4%	769	(6)%
Total cost of sales	(16,106)	(19,641)	(46,160)	3,536	(18)%	26,519	(57)%

Selling, general and administrative expenses	(19,128)	(22,017)	(24,001)	2,889	(13)%	1,984	(8)%

Depreciation and amortization	(26,678)	(33,415)	(34,584)	6,737	(20)%	1,169	(3)%

Net operating profit	$24,573	$25,314	$16,509	$(741)	(3)%	$8,805	53%

51

Key Performance Indicators

	For the period ended			Variance
	September 24,	September 26,	September 27,	2016 vs 2015		2015 vs 2014
SBG	2016	2015	2014		%		%

End of period installed base (# of terminals)	26,497	26,374	25,612	123	0.5%	762	3.0%
Average installed base (# of terminals)	26,227	25,917	24,930	309	1.2%	988	4.0%
Customer Gross Win per unit per day (1)	£118.20	£111.74	£111.63	£6.46	5.8%	£0.10	0.1%
Customer Net Win per unit per day (1)	£85.77	£83.20	£83.98	£2.57	3.1%	£(0.78)	(0.9)%
Inspired Blended Participation Rate	6.4%	6.7%	6.9%	(0.3)%		(0.2)%

(1) Includes all SBG terminals in which the company takes a participation revenue share across all territories

•	SBG End of Period Installed Base is equal to the number of deployed SBG terminals at the end of each period which have been placed on a participation basis. SBG participation revenue, which comprises the majority of SBG Service revenue, is directly related to the machine installed base. This is the medium by which customers generate turnover and distribute a revenue share to the Company. To the extent that all other KPIs remain constant, the larger the installed base is, the higher the Company’s revenue will be for that period. Management gives careful consideration to this KPI in terms of driving growth across the segment. The US GAAP revenues are derived from the performance of the installed base as described by the Gross and Net Win key performance indicators. If the closing terminal base is materially different to the average installed base this will give an indication of future performance. This metric is particularly useful for new customers or markets to indicate the progress being made with respect to entering new territories or jurisdictions.

•	SBG Average Installed Base is the average installed base of terminals during the period. Therefore, it is more closely aligned to the revenue in the period. This metric is particularly useful for existing customers or markets to provide comparisons of historical size and performance.

•	Customer Gross Win per unit per day is a key performance indicator used by our internal decision makers to (i) assess impact on the Company’s revenue (ii) determine changes in the strength of the overall market and (iii) evaluate the impacts of regulatory change and our new content releases on our customers. Customer gross win per unit per day is the total cash generated in all SBG terminals in which the Company takes a participation revenue share across all territories in the period, being the difference between the amounts staked less winnings to players divided by the average installed base of SBG terminals in the period which is divided by the number of days in the period. SBG revenue share income accrued in the period is derived from Customer Gross Win accrued in the period after deducting gaming taxes (defined as a regulatory levy paid by the Customer to government bodies) and applying the Company’s revenue share percentage. Our internal decision makers believe Customer Gross Win is a meaningful measure because it represents a transparent view of customer operating performance that is unaffected by our revenue share percentage and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between customers and (3) identify strategies to improve operating performance in the different markets in which we operate.

52

•	Customer Net Win per unit per day is Customer Gross Win per unit per but after the deduction of gaming taxes. Overall SBG revenue from terminals placed on a participation basis can therefore be described as the product of the average installed base, the customer net win per unit per day, the number of days in the period, and blended participation rate, reflecting the average across multiple jurisdictions, customers, and contracts.

•	The Inspired blended participation rate is the weighted average revenue share percentage across all terminals on the estate where revenue is earned on a participation basis.

Key events that impacted results for the twelve-month period ended September 24, 2016

Our UK SBG terminals in Licenced Betting Offices (“LBOs”) generated gross win (defined as stake less amounts returned to player, before gaming tax deductions) growth of 6% year on year against a backdrop of increased gaming taxes for approximately half of the period, reducing net win growth to 3%. Average volumes across our total UK estate grew 3% over the period.

Our Italian SBG terminal business experienced growth in gross win of 7%, due to the release of new titles, including Diamond Goddess and Regina delle Nevi (“Snow Queen”). In Italy, we also completed contract extensions with Lottomatica and Sisal.

In Latin America we introduced new cabinet designs for the Casino, Arcade and newly regulated Ruta markets.

In Greece, whilst we were disappointed that we weren’t able to launch our SBG terminals in the period, we were informed of positive regulatory developments post period-end which we expect to give us the ability to launch in 2017.

Key events that impacted results for the twelve-month period ended September 26, 2015

For our SBG customers, we continued to focus on growing our market share and expanding machine deployments in markets that require minimal capital expenditure. In April of 2015, the UK Code of Conduct was implemented, which required significant changes throughout the UK gaming market, resulting in the changes to player's experience and increasing player protection. This required significant modification of our existing platform and gaming applications which were successfully implemented. In addition, in the UK we completed the finalisation of the upgrade of the SBG Terminal estate to our new “Eclipse” terminal – bringing the total build and installed base to over 16,000 in less than two years.

We also completed a contract to deploy 3,960 SBG terminals in Greece, of which approximately one quarter were delivered during the period. These are ready to deploy but have yet to go live due to regulatory delays in Greece, with rollout now expected in 2017. These terminals will earn revenue on a participation basis.

On December 23, 2014, we acquired 50% of Merkur Inspired Ltd, now renamed Inspired Gaming (Italy) Ltd, a joint venture with Merkur Gaming GmbH in which we previously owned 50%. The acquisition of this interest, for consideration of £1, gives us 100% of the equity.

In the period, the acquisition of Inspired Gaming (Italy) Ltd generated additional revenue for the company of $1.7 million, with extra SG&A costs of $1.7 million for the 9 months ending September 26, 2015. The acquisition gave us the ability to take control of the existing customer contracts, control all future customer negotiations and implement cost reductions. At the same time as the equity acquisition we also purchased over 3,000 SBG terminals from Merkur Gaming for continued supply to the Italian SBG market.

53

Key events that impacted results for the twelve-month period ended September 27, 2014

The Company successfully executed a five-year contract extension with a major UK customer for supply of SBG terminals to its estate, with 75% of the terminal contract extended for five years and 25% for between three and five years. At the period-end over 11,300 Eclipse terminals had been installed across the UK estate retail venues. New Italian SBG contracts were signed with HBG and Cogetech, to deploy a combined total of 1,150 machines. We continued deployment of SBG terminals in Colombia with average volumes increasing over 60% year on year.

Twelve-Month Period Ended September 24, 2016 Compared to September 26, 2015

Revenue

Total SBG revenue declined by $13.9 million from $100.4 million to $86.4 million, including negative currency translation of ($6.3 million). Underlying hardware revenue reduced $4.7 million due to high levels in the prior year. SBG service revenue declined $9.2 million, of which $5.8 million was driven by currency differences. On an underlying basis the reduction was caused by the exit of our final analogue contract in the UK which resulted in a reduction of $3.9 million.

Average Installed Base increased 1.2% to 26,227 as reductions in Italy were offset by increased volume in the UK. Customer Gross win per unit per day increased 5.5% year on year driven by an increase in the UK gross win per unit per day of 4% to £136 and Italian gross win per unit per day of 7% rising to €85. Due to increases in the gaming levies, including in the UK where machine game duty increased from 20% to 25% in March of 2015, Customer Net Win per unit per day increased by only 3%. Our blended participation rate decreased from 6.7% to 6.4% as a higher proportion of terminals are located in the UK, where rates are typically lower but Customer Net Win is higher.

Segment Operating Profit

SBG operating profit decreased by $0.7 million from $25.3 million to $24.6 million, including $1.8 million from currency changes. Reductions in revenue of $13.9 million were partly offset by reductions in the cost of sales (excluding depreciation and amortisation) due to reduced hardware revenue, and a decline in depreciation and amortization expense of $6.7 million. Depreciation decreased due to currency impacts of $2.0 million and UK Casino and Bingo and Italian assets having reached their residual values. SG&A expenses decreased by $2.9 million, of which $1.4 million is due to currency movements. On an underlying basis there were savings in UK operations due to lower headcount and logistics costs.

Period Ended September 26, 2015 Compared to September 27, 2014

Revenue

SBG revenue declined by $20.9 million from $121.3 million to $100.4 million, including negative currency translation of ($6.8 million). The variance reflects a reduction in non-profit making hardware sales of $15.7 million (at constant currency) and reduction in UK SBG performance of $0.8 million, primarily as a result of machine gaming duty increases that took place in March of 2015, reflected in the decline in Net Win per unit per day in the UK of 0.8% from £102 to £101. This was offset by increases in UK SBG hardware sales of $1.8 million. Our blended participation rate decreased from 6.9% to 6.7% due to the proportion of machines in the UK increasing from 73% to 76% of total machines.

During the period SBG average installed base grew 4% to 25,900 end points mostly through organic growth of the existing customer base. Gross Win per unit per day remained in line versus the previous period at £112 driven by strong growth in the UK market. This was offset by weaker Italy trading as net win per unit per day decreased from £37 to £30 due to challenging competitive environment and a slow certification process leading to fewer new game launches.

Segment Operating Profit

SBG operating profit increased by $8.8 million from $16.5 million to $25.3 million primarily from a decrease in cost of hardware cost of sales of $25.8 million. In FY 2014, the Company sold SBG machines to a customer in the UK at below cost to secure a long term contract. SG&A decreased by $2.0 million, of which $1.5 million was due to currency translation. The remaining $0.5 million decrease was made up of a reduction in service operation costs in the UK, offsetting increases in Italy as a result of the joint venture acquisition. Depreciation and Amortization also decreased by $1.2 million driven by a negative currency translation.

54

Virtual Sports

Our Virtual Sports sales include gaming software and content to virtual sports retail and digital operators.

We generate Virtual Sports revenues from our mobile and virtual customers from software sales and services. Revenue growth for our digital business is driven by the number of customers, end points and the net win attributable to our products. Our Virtual Sports segment revenue is comprised primarily of revenue from software licensing related to our Virtual Sports product, which is a complex software, graphics and networking package that provides fixed odds wagering in the form of an ultra-high definition computer rendering of a sporting event, such as soccer or boxing. This creates a form of simulated sports betting, in both a streaming and on-demand environment, overcoming the relative infrequency of live sporting events. Our customers pay us for the use of this software through either a fixed license fee per period or on a participation basis based on the volume of wagers and net win.

Our customers for Virtual Sports include regulated betting operators, lotteries, casinos, online operators and other gaming and lottery operators in the UK, continental Europe, Asia, Africa and North America. Virtual Sports can be adapted to function in a sports betting, lottery, or gaming environment and is therefore available to a wide range of customers in both public and private implementations.

Key events that impacted results for the three-month period ended March 31, 2017

We finalized an agreement with the Greek lottery OPAP (Greek Organization of Football Prognostics S.A.) for the deployment of Virtual Sports in over 4,000 venues. Subsequent to the end of the quarter, our Virtual Sports went live with OPAP in Greece. The rollout will initially focus on Virtual Football (soccer) with other sports planned to follow. We believe that the initial performance (since launch) is encouraging in-line with our expectations.

The Grand National Race of Champions, featuring some of the famous runners and riders in the race’s history was shown for the first time on William Hill’s website shortly after the completion of the period. In addition, the first Virtual Grand National was broadcast on National TV.

We entered in to an extended contract with one of Central Europe’s largest betting operators, Fortuna. Following regulatory changes, we are ready to commence Virtual Sports deployment in Poland and anticipate that our full suite of Virtuals products will be available to operators by the end of Fiscal 2017. In a deal which extends to 2019, a customer is expected to deploy our Virtual Sports content to over 200 Polish retail venues and online.

Our new Virtual Sports product, Football Matchday, went live for the first time with Italian operator Snaitech. Specifically designed for the Italian market, Football Matchday offers a unique league concept to players featuring eight matches in ultra-realistic HD graphics, games can be followed and wagered on simultaneously.

Our Virtuals Connect service went live with online betting operator SB Tech's first customer. Virtuals Connect is a fully-managed, turnkey solution which is designed to be easily integrated into any bet management system. The platform is a simple and low cost online and mobile solution enabling operators to access Virtuals with minimal capital outlay.

Virtual Sports	For the Three-Month Period ended
	March 31,	March 31,	$ Variance		£ Variance
(In thousands)	2017	2016	2017 vs 2016		2017 vs 2016

Service Revenue	$8,463	$8,621	$(158)	(1.8)%	953	16.2%

Cost of Service	(637)	(1,166)	529	(45.4)%	281	(35.3)%

Selling, general and administrative expenses	(1,454)	(525)	(929)	177.0%	(816)	227.9%

Stock-based compensation	(78)	-	(78)	N/A	(63)	N/A

Depreciation and amortization	(1,555)	(1,420)	(135)	9.5%	(287)	29.6%

Net operating profit	$4,739	$5,510	$(771)	(14.0)%	69	1.8%

Exchange Rate - $ to £	1.239	1.467

55

Key Performance Indicators

	For the Three-Month Period ended		Variance
	March 31,	March 31,	2017 vs 2016
Virtuals	2017	2016		%

Live Customers #	78	67	11	16.4%
Total Revenue (£'000)	£6,830	£5,877	£953	16.2%
Total Revenue £'000 - Retail	£4,344	£3,926	£418	10.6%
Total Revenue £'000 - Online	£2,487	£1,951	£535	27.4%
Average Revenue Per Customer per day (£)	£973	£975	£(2)	(0.2)%

Virtual Sports Live Customers represents the number of customers in the period from which there is Virtual Sports revenue within the period (either license or recurring within the Virtuals or Mobile RGS markets).

Total revenue (£’000) represents the total US GAAP revenue for the Virtual Sports segment including recurring and upfront service revenue. Total revenue is also split between ‘Retail’ which includes Virtual venues and ‘Online’ which includes Virtual and Mobile RGS revenue streams.

Virtual Sports Revenue per Customer per Day represents the total US GAAP revenue for the Virtual Sports segment in the period, divided by the Virtual Sports Live Customers, divided by the number of days in the period.

Three-Month Period Ended March 31, 2017 Compared to March 31,2016

Revenue

Virtual Sports revenue increased by $1.4 million, or 16.2%, on a constant currency basis, offset by an adverse currency impact of $1.6 million resulting in a negligible decline in reported revenue, from $8.6 million to $8.5 million.

The revenue increase on a constant currency basis was driven by recurring revenue growth of $1.2 million in Virtuals land-based and online customers as a result of new content and growth in stakes. Further RGS integrations into the mobile market with six customers compared to four for the same period in 2016 resulted in an increase of $0.2 million.

Virtual Sports live customers increased by eleven, from 67 to 78, in the interim period, including new RGS customers.

Segment Operating Profit

Virtual Sports operating profit increased by $0.1 million on a constant currency basis. On a reported basis this represented a decline of $0.8 million, from $5.5 million to $4.7 million. This was primarily attributable to an adverse currency impact, which reduced operating profit by $0.9 million.

56

Cost of service declined by $0.4 million on a constant currency basis due to reduced royalty terms. On a reported basis, cost of service decreased by $0.5 million, from $1.2 million to $0.6 million, aided by a favorable currency impact of $0.1 million.

SG&A expenses increased by $1.2 million on a constant currency basis due primarily to the prior period having a one-off credit of $1.4 million in relation to a reduction in deferred consideration. The overall increase of $0.9 million, from $0.5 million to $1.5 million, on a reported basis, was partially offset by favorable exchange rate movements of $0.3 million.

Depreciation and amortization expense increased by $0.4 million on a constant currency basis. This is due to increased intangible amortization driven by new projects that went live in the period.

Non-GAAP Financial Metrics

The Company uses certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, to enable the company to analyze its performance and financial condition. The company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. We believe that these measures are commonly used in the industry to measure performance. The Company believes these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of the company’s financial condition and results of operations together with the consolidated financial statements of the Company and the related notes thereto also included within this Report.

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other supplemental adjustments. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. The Company believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss as it does not take into account certain requirements such as it excludes non-recurring gains and losses which are not deemed to be a normal part of the underlying business activities. The Company's use of Adjusted EBITDA may not be comparable to other companies within the industry. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating its business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax benefit (expense), are reviewed separately by management.

Constant Currency Results are a non-GAAP measure. The currency impact shown has been calculated as current period GBP:USD rate used less the equivalent rate in the prior period, multiplied by the current period amount in the functional currency (GBP). The remaining difference is therefore calculated as the difference in the functional currency, multiplied by the prior period average GBP:USD rate, as a proxy for constant currency movement.

Public Company Costs are a non-GAAP measure, defined as the incremental costs incurred as a result of becoming a public company, shown to allow comparability to the prior period. They include costs associated with the Board of Directors and its advisors, the remuneration of the Executive Chairman, Chief Strategy Officer and others who became employed as a result of the merger, SEC counsel costs, and costs associated with PCAOB audit compliance. It does not include changes to the compensation of existing Inspired staff that occurred after or as a result of the merger.

57

Reconciliations from Net Loss per the Consolidated Statement of Operations and Comprehensive Loss to Adjusted EBITDA for the interim periods are shown below.

	For the Three-Month Period Ended

	March 31,	March 31,
(In thousands)	2017	2016

Net loss	$(9,120)	$(13,515)

Items Relating to Legacy Activities:
Pension charges	166	95
Costs relating to former operations	43	4
Recognition of asset related obligations	-	(41)

Items to be considered to be Exceptional in nature:
Costs of group restructure	467	276
Italian tax related costs	-	284
Transaction fees	812	389
Deferred consideration write back	-	(1,423)
PRS legal dispute	-	414

Stock-based compensation expense	1,290	-

Depreciation and amortization	8,004	9,172
Total other income (expense), net	6,953	14,968
Income tax	32	203
Adjusted EBITDA	$8,648	$10,826

Adjusted EBITDA	£6,979	£7,381

Attributable to:
Operating company	7,977	7,381
Public company costs	(998)	-

Exchange Rate - $ to £	1.239	1.467

Acquisition related transaction expenses increased by $0.4 million to $0.8 million. All such expenses in both years relate to the Business Combination. It is anticipated that all material expenses in relation to the transaction have now been incurred, except for the earn-out.

We incurred a severance expense of $0.5 million in the current period related to cost savings measures which led to a reduction in workforce. Had the cost savings measures been in place for the entire quarter, we believe our operating expenses would have been $0.3 million lower than the amount we reported.

As a result of nil margin hardware sales (which may also be loss making when considered in isolation) distorting revenue, and therefore growth, ‘Revenue excluding nil margin sales’ is considered internally. A reconciliation of this is shown below for the periods under review.

58

	For the Three-Month Period ended
	March 31,	March 31,
(In thousands)	2017	2016

Net revenues per Financial Statements	$28,060	$30,440
Less Nil Margin Sales	(896)	5
Adjusted Revenue	$27,164	$30,445

Adjusted Revenue	£21,924	£20,755

Exchange Rate - $ to £	1.239	1.467

Key events that impacted results for the six-month period ended March 31, 2017

In addition to the items mentioned above in the Three-Month Period ended March 31, 2017, Virtual Sports went live in Italy with one new customer in the retail & online estate and also successfully went live with two new mobile remote game server (“RGS”) integrations, our fifth and sixth customers, respectively. Further game integrations were also completed during the six-month period further increasing our revenues from all mobile RGS customers.

We also signed an exclusive long term partnership with Carm Productions and the Jockey Club to produce the first ever virtual Grand National. The Aintree Racecourse will be used as the back drop for a brand new suite of Grand National Racing products from Inspired, the first of which went live in the period.

Virtual Sports	For the Six-Month Period ended
	March 31,	March 31,	$ Variance		£ Variance
(In thousands)	2017	2016	2017 vs 2016		2017 vs 2016

Service Revenue	$15,486	$17,185	$(1,699)	(9.9)%	8.7%

Cost of Service	(1,489)	(2,375)	886	(37.3)%	(24.4)%

Selling, general and administrative expenses	(3,250)	(2,606)	(644)	24.7%	50.4%

Stock-based compensation	(78)	-	(78)	N/A	N/A

Depreciation and amortization	(2,623)	(2,688)	65	(2.4)%	17.7%

Net operating profit	$8,046	$9,516	$(1,470)	(15.4)%	2.0%

Exchange Rate - $ to £	1.243	1.498

59

Key Performance Indicators

	For the Six-Month Period ended		Variance
	March 31,	March 31,	2017 vs 2016
Virtuals	2017	2016		%

Live Customers #	78	67	11	16.4%
Total Revenue (£'000)	£12,466	£11,475	£991	8.6%
Total Revenue £'000 - Retail	£7,665	£7,716	£(51)	(0.7)%
Total Revenue £'000 - Online	£4,800	£3,758	£1,042	27.7%
Average Revenue Per Customer per day (£)	£867	£941	£(74)	(7.9)%

Six-Month Period Ended March 31, 2017 Compared to March 31, 2016

Revenue

Virtual Sports revenue increased by $1.5 million on a constant currency basis. This is offset by an adverse currency translation of $3.2 million, resulting in a decline in revenue from $17.2 million to $15.5 million on a reported basis.

The revenue increase on a constant currency basis is driven by recurring revenue growth of $0.8 million in Virtuals land-based and online customers as a result of new content and growth in stakes. Further RGS integrations into the mobile market with six customers compared to four for the same period in 2016 resulted in an increase of $0.4 million.

Virtual Sports live customers increased by eleven from 67 to 78, in the interim period, including new RGS customers.

Average Revenue per customer per day has declined in the period by £74 or 7.9%. This is due to a large number of the new customers coming on-board towards the end of the period. This is expected to reverse itself in the coming periods as the relationship grows with these customers.

Segment Operating Profit

Virtual Sports operating profit showed growth of $0.2 million on a constant currency basis but decreased by $1.5 million, from $9.5 million to $8.0 million on a reported basis. This was primarily attributable to adverse currency translation, which reduced operating profit by $1.7 million.

Cost of service reduced by $0.6 million on a constant currency basis due primarily to lower royalty terms. On a reported basis, cost of service decreased by $0.9 million, from $2.4 million to $1.5 million, enhanced by favorable currency translation of $0.3 million.

SG&A expenses increased by $1.3 million on a constant currency basis due to a one-time benefit in the comparative period of $1.4 million, this is in relation to a reduction in deferred consideration. This increase is partly offset by favorable exchange rate translation of $0.7 million resulting in an increase of $0.6 million, from $2.6 million to $3.3 million, on a reported basis.

Depreciation and amortization expense increased by $0.5 million on a constant currency basis, which is due to an increase in intangible amortization as a result of new products becoming live such as “Rush Horses Live”. On a reported basis, there is a decline of $0.1 million in this expense, from $2.7 million to $2.6 million, due to a favorable currency translation of $0.5 million.

Reconciliations from Net Loss per the Consolidated Statement of Operations and Comprehensive Loss to Adjusted EBITDA for the interim periods are shown below.

60

	For the Six-Month Period ended
	March 31,	March 31,
(In thousands)	2017	2016

Net loss	$(31,503)	$(30,389)

Items Relating to Legacy Activities:
Profit attributable to discontinued analogue activities	-	(71)
Pension charges	346	535
Costs relating to former operations	(70)	10
Recognition of asset related obligations	-	(41)

Items to be considered to be Exceptional in nature:
Costs of group restructure	467	315
Italian tax related costs	-	303
Transaction fees	11,273	1,669
Deferred consideration write back	-	(1,423)
PRS legal dispute	-	414

Stock-based compensation expense	1,326	-

Depreciation and amortization	15,172	18,444
Total other income (expense), net	20,018	31,140
Income tax	83	289
Adjusted EBITDA	$17,112	$21,195

Adjusted EBITDA	£13,771	£14,144

Attributable to:
Operating company	14,791	14,144
Public company costs	(1,020)	-

Exchange Rate - $ to £	1.243	1.498

	For the Six-Month Period ended
	March 31,	March 31,
(In thousands)	2017	2016

Net revenues per Financial Statements	$55,097	$61,255
Less Nil Margin Sales	(1,430)	38
Less Analogue Revenues	0	(71)
Adjusted Revenue	$53,667	$61,222

Adjusted Revenue	£43,188	£40,857

Exchange Rate - $ to £	1.243	1.498

61

Twelve-Month Period Ended September 24, 2016 Compared to September 26, 2015 and Twelve-Month Period Ended September 26, 2015 Compared to September 27, 2014

Virtual Sports	For the period ended			Variance
	September 24,	September 26,	September 27,
	2016	2015	2014	2016 vs 2015		2015 vs 2014
	$ '000	$ '000	$ '000	$ '000%		$ '000%

Service Revenue	33,288	27,186	25,543	6,102	22%	1,643	6%

Cost of Service	(4,308)	(4,586)	(3,977)	278	(6)%	(609)	15%

Selling, general and administrative expenses	(7,050)	(6,691)	(4,620)	(359)	5%	(2,071)	45%

Depreciation and amortization	(6,402)	(3,952)	(2,844)	(2,450)	62%	(1,108)	39%

Net operating profit	$15,528	$11,957	$14,102	$3,571	30%	$(2,145)	(15)%

Key Performance Indicators

	For the period ended			Variance
	September 24,	September 26,	September 27,	2016 vs 2015		2015 vs 2014
Virtuals	2016	2015	2014		%		%

Live Customers #	72	64	54	8	12.5%	10	18.5%
Total Revenue (£'000)	£23,043	£17,532	£15,430	£5,511	31.4%	£2,102	13.6%
Revenue Per Customer (£'000)	£320	£274	£286	£46	16.8%	£(12)	(4.1)%

Virtual Sports Live Customers represents the number of customers in the period from which there is Virtual Sports revenue within the period (either licence or recurring).

Virtual Sports Revenue per Customer represents the total US GAAP revenue for the Virtual Sports segment in the period, divided by the Virtual Sports Live Customers.

Key events that impacted results for the twelve-month period ended September 24, 2016

In our Virtual Sports business, we signed new virtual sports contracts with customers including Greentube, SNAI and Novomatic in Italy, Decart in Bulgaria and OPAP in Greece, as well as launching new implementations including Betfair, the Bookmakers Technology Consortium in UK and ATG in Sweden. We also launched a new soccer title, Rush Football 2, which features lifelike ultra HD graphics and over 30 betting markets, Rush Football Live and Rush Golf Live, which feature on demand and in play options, and Virtuals Connect, a fully-managed turnkey solution. We expanded our geographical reach as well, signing our first contracts for Virtual Sports in the US, with William Hill, Resorts World Digital and Golden Nugget. For our mobile RGS, we signed new contracts with a number of customers as well as adding new RGS integrations into customers including Bet365 and Betfred, as well as new game titles to our portfolio.

Key events that impacted results for the twelve-month period ended September 26, 2015

Related to our Virtual Sports business, we launched a new mobile RGS product, Virgo, and contracted with four tier one operators, three of which were operational prior to the end of the period. We achieved 15% growth year-over-year in recurring revenues in our virtual sports business (excluding licences), with increases in all sales territories, and eight new revenue generating contracts.

Key events that impacted results for the twelve-month period ended September 27, 2014

In the virtual sports business, ten new customers went live in Italy, generating in excess of €1.0 billion annually in customer wagers across 7,000 venues. Our contract with our largest Virtual Sports customer, SNAI was extended for five years. In addition, we launched a second sports channel with William Hill and successfully extended our contract with Coral to include a second channel and expansion to Mobile.

In our Mobile business we signed three new major contracts with Betfred, Coral and William Hill. In addition, we successfully executed an omni-channel launch of two games across three channels with William Hill.

62

Twelve-Month Period ended September 24, 2016 compared to September 26, 2015

Revenue

Virtual sports revenue increased by $6.1 million from $27.2 million to $33.3 million, despite a negative currency impact of ($2.4 million). This was primarily due to annualization of customers that launched mid-way through the prior year as well as growth in the existing customer base, as a result of closer account management and additional streams across key clients. We also went live with several new accounts globally, including in the UK and Sweden.

Segment Operating Profit

Virtual Sports operating profit increased by $3.6 million from $12.0 million to $15.5 million, despite a negative currency impact of $1.1 million. Increased revenues were partially offset by an increase in depreciation and amortization of $2.9 million, excluding currency impact. This was the result of increased amortization of software development from new game releases (including Rush football) as well as an impairment of a social gaming asset of $1.2 million. SG&A expense increased $0.2 million, including a benefit due to currency movements of $0.5 million. On an underlying basis, there was an increase in costs not adjusted in the Adjusted EBITDA table below of $2.0 million, reflecting increased labor costs in sales, product development and operations. This was in part offset by a reduction in a deferred consideration creditor relating to social gaming of $1.4 million.

Twelve-Month Period ended September 26, 2015 compared to September 27, 2014

Revenue

The Virtual Sports segment grew revenues by $1.6 million from $25.5 million to $27.2 million despite negative currency translation of ($1.8 million). On a constant currency basis, the underlying growth during FY 2015 was $3.5 million. This was attributable to growth in the existing customer base and 10 new customer launches including key customers in Italy. Due to this growth in number of customers, the annual average revenue per customer fell slightly by 4%.

Segment Operating Profit

Virtual Sports operating profit decreased by $2.1 million from $14.1 million to $12.0 million due to an increase in SG&A and depreciation and amortization. SG&A expenses grew by $2.1 million which consisted of increased headcount across sales, product development and operations to support growth initiatives as well as additional expenses in relation to the launch of mobile RGS. Mobile RGS expenses included personnel, computer and hosting charges, and non-capitalized development costs. Depreciation and amortization expense increased $1.1 million as a result of amortization of software development from new game releases and mobile RGS development.

Non-GAAP Financial Metrics

The Company uses certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, to enable us to analyze its performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are the most relevant measures of performance. We believe that these measures are commonly used in the industry to measure performance. We believe these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of the Company’s financial condition and results of operations together with the consolidated financial statements of the Company and the related notes thereto also included within

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

63

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other supplemental adjustments. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. The Company believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss as it does not take into account certain requirements such as it excludes non-recurring gains and losses which are not deemed to be a normal part of the underlying business activities. The Company's use of Adjusted EBITDA may not be comparable to other companies within the industry. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating its business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax benefit (expense), are reviewed separately by management.

Reconciliations from Net Loss per the Consolidated Statement of Operations and Comprehensive Loss to Adjusted EBITDA for the 52 week periods are shown below.

	For the twelve-month period ended
	September 24, 2016	September 26, 2015	September 27, 2014
	$ '000	$ '000	$ '000

Net loss	(59,877)	(59,847)	(67,811)

Items Relating to Legacy Activities:
Profit attributable to other discontinued analogue activities	(69)	(3,374)	(3,622)
Costs relating to other former operations	43	243	142
Pension charges	865	1,222	414
Recognition of asset related obligations	-	(88)	(70)

Items to be considered to be Exceptional in nature:
Costs of group restructure	799	3,363	-
Italian tax related costs	964	1,025	-
Refinancing costs	-	-	3,880
Deferred consideration write back	(1,351)	-	-
PRS legal dispute	368	-	-
Transaction fees	6,282	-	-

Depreciation and amortization	35,010	39,386	42,468
Net interest expense	58,287	57,608	55,361
Income tax	307	631	308
Adjusted EBITDA	41,629	40,169	31,070

Adjusted EBITDA £'000	28,816	25,904	18,769

As a result of nil margin hardware sales (which may also be loss making when considered in isolation) distorting revenue, and therefore growth, ‘Revenue excluding nil margin sales’ is considered internally. A reconciliation of this is shown below for the periods under review.

64

	For the twelve month period ended
	September 24,	September 26,	September 27,
$'000	2016	2015	2014

Net revenues per Financial Statements	119,773	127,573	146,798
Less Nil Margin Sales	37	(2,224)	(17,610)
Less Analogue Revenues	(69)	(3,995)	(5,757)
Revenue Excl. Nil Margin and Analogue	119,741	121,354	123,431

Revenue Excl. Nil Margin and Analogue £'000	82,887	78,259	74,563

LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Capital Resources for the Six Months Ended March 31, 2017 and 2016

(in thousands)	Six Months Ended March 31,		Variance
	2017	2016	2017 to 2016
Net loss	$(31,503)	$(30,389)	$(1,114)
Non-cash interest expense	9,762	21,578	(11,816)
Other net cash provided by operating activities	9,440	13,932	(4,492)
Net cash (used in)/provided by operating activities	(12,301)	5,121	(17,422)

Net cash used in investing activities	(20,340)	(18,955)	(1,386)
Net cash provided by financing activities	42,865	12,662	30,203
Effect of exchange rates on cash	1,635	(125)	1,761
Net increase/(decrease) in cash and cash equivalents	$11,859	$(1,297)	$13,156

Net cash used in operating activities

Net cash flow used in operating activities was $12.3 million, compared to an inflow of $5.1 million in the prior period, a $17.4 million increase in cash utilization. Our net loss increased by $1.1 million, from $30.4 million to $31.5 million, as detailed in Results of Operations. Within this, non-cash interest expense decreased by $11.8 million, from $21.6 million to $9.8 million, as a result of the non-cash interest expense ceasing to be an external charge since the Business Combination. Other net cash provided by operating activities decreased by $4.5 million, from $13.9 million to $9.4 million. This was due to a variety of factors, including a $1.2 million increase in invoicing in the period ending March 31, 2017 partially related to the commencement of the SBG activities within Greece, timing of salary payments of $2.6 million as salaries are usually paid on 1st of the month but April 1st fell on a Saturday so they were paid on March 31st, reductions in income accruals in the period ending March 31, 2016 of $3.0 million, hence less money has been received upfront and lower depreciation charges in the period ending March 31, 2017 of $3.3 million. These were partly offset by movements in deferred revenue creditor levels of $2.4 million, other accruals of $1.2 million and fair value movements on earn-out liabilities $0.9 million.

Net cash used in investing activities

Net cash used in investing activities increased by approximately $1.4 million, from $19.0 million to $20.3 million. The increased spending was attributable to higher spend on property, plant and equipment purchases and an increase in capitalized software costs. Effects of exchange rates on cash increased by approximately $1.8 million due to the significant downturn in the $ to £ exchange rate in the period.

65

Net cash from financing activities

Net cash from financing activities increased by $30.2 million, from $12.7 million to $42.9 million. This was due to a cash injection of $16.7 million received following the Business Combination and $21.6 million of proceeds received from a private placement of common stock in connection therewith. This was partly offset by the level of drawdown in the company’s revolver facility; a drawdown of $4.0 million was made during the period ended March 31, 2017 compared to a drawdown of $12.7 million in the prior period.

Funding Needs and Sources

The company has historically relied on a combination of cash flows provided by operations and the incurrence of additional debt and/or the refinancing of existing debt to fund its obligations. As of March 31, 2017, the company had liquidity of $13.3 million in cash and cash equivalents, compared to $2.8 million in the prior year. The company had a working capital surplus of $4.4 million as of March 31, 2017 as compared to a working capital deficit of $3.9 million as of March 31, 2016. The level of working capital surplus or deficit operated by the company varies with the level of machine production and capitalization. In periods where significant levels of machines are being manufactured, the levels of inventory and creditors are higher than average and there is a natural timing difference between converting the stock into sellable or capitalized plant and settling payment to the suppliers. This and movements in trading activity levels can result in significant working capital volatility. In periods of low activity the working capital elements return to a more normalized level. Working capital is reviewed and managed to an extent to ensure that the current liabilities are covered by the level of cash held and the expected level of short term receipts.

Long term and Other Debt

Debt consists of senior bank debt and a revolver facility commitment. As at September 24, 2016, debt also included loan notes payable to the owners of Ordinary A shares (referred to as Payment in Kind (“PIK”) Loan Notes). As part of the Business Combination, these PIK loan notes have become internally owned and are therefore eliminated from the consolidated group figures.

The company has bank facilities of £90.0 million ($112.3 million) which is split between senior debt of £72.5 million ($90.4 million) and a revolving facility commitment of £17.5 million ($21.8 million). The senior debt facility has a cash interest rate on outstanding borrowings for this line of credit being the Bank of England’s bank’s base rate plus the base rate margin or LIBOR rate plus the bank’s LIBOR rate margin. The loan agreement includes a PIK interest rate on the outstanding borrowings that can be paid for or added to the outstanding debt. The amounts of PIK interest compounded onto the original debt facility as at March 31, 2017 and September 24, 2016 was £10.8 million ($13.4 million) and £8.4 million ($11.0 million) respectively. The senior debt facility is scheduled to mature on September 30, 2019. Due to foreign currency translation, these figures are revised at each Balance Sheet date.

The revolving facility has an interest rate on unutilized borrowings of 2%. The line of credit is scheduled to mature on June 30, 2019. £11.0 million ($13.7 million) and £7.8 million ($10.1 million) of the revolving facility had been drawn on March 31, 2017 and September 24, 2016 respectively. In addition to this draw, a further amount of the facility had been utilized for the Duty Deferment guarantee and the company credit card scheme. The amounts utilized at March 31, 2017 and September 24, 2016 amounted to $0.4 million at both dates.

Debt issuance fees were capitalized when the debt was issued. As at March 31, 2017 and September 24, 2016, the amount of debt issuance fees capitalized amounted to $0.6 million and $1.4 million, respectively.

The company also previously had 13.5% PIK loan notes payable to a syndicate of investors where interest of 13.5% was added to the loan amount. These loan notes had a maturity of July 6, 2018 and were held within DMWSL 632 Limited, an intermediate holding company of the Inspired Gaming Group. The total PIK loan balance at September 24, 2016 amounted to $298.2 million.

Debt Covenants

The Inspired Entertainment, Inc. Group is subject to covenant testing at quarterly intervals. The covenant testing is set at the DMWSL 631 Ltd group level and comprises tests on Leverage (Net Debt/EBITDA), Interest Cover (EBITDA/Interest Costs) and Super Senior Leverage (Net Debt + Revolver/EBITDA). These are measured under UK GAAP.

66

All trading in the Inspired Entertainment, Inc. is included within the DMWSL 631 Ltd Group, the only difference between the two groups relating to a small level of overhead and director fees and expenses, non-recurring costs relating to the transaction to create the Inspired Entertainment Inc. group and the movement in fair values on earn out and derivative liabilities. The costs of these items in the period ending March 31, 2017 were $1.4 million, $4.5 million and $1.8 million, respectively.

The financial results of the DMWSL 631 Ltd Group need to pass the covenant levels set at each quarter end to avoid being in a covenant breach. Besides the quarterly tests, there is also an annual requirement that no more than £3.0 million ($3.7 million) can be spent on non-machine additions excluding labor capitalization.

There have been no breaches of debt covenants in the period ending March 31, 2017.

Off-Balance Sheet Financing Arrangements

As of March 31, 2017, there were no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

67

Liquidity and Capital Resources for the Twelve Months Ended September 24, 2016, September 26, 2015 and September 27, 2014

Cash Flow Summary - A Three Year Comparative
	For the twelve-month period ended			Variance
(U.S. Dollars, '000)	September 24,	September 26,	September 27,
	2016	2015	2014	2016 to 2015	2015 to 2014
Net loss excluding loss on Leisure disposal	(59,877)	(59,847)	(67,812)	(30)	7,965
Non-cash interest expense	40,540	41,911	34,977	(1,371)	6,934
Other net cash provided by operating activities	37,984	43,187	54,087	(5,203)	(10,900)
Net cash provided by/(used in) operating activities	18,647	25,251	21,252	(6,604)	3,999

Net cash used in investing activites	(31,902)	(39,203)	(53,306)	7,301	14,103
Net cash provided by (used in) financing activities	11,050	(123)	34,253	11,173	(34,376)
Effect of exchange rates on cash	(369)	(1,117)	(147)	748	(970)
Net (decrease) increase in cash and cash equivalents	(2,574)	(15,192)	2,052	12,618	(17,244)

Twelve-Month Period Ended September 24, 2016 Compared to September 26, 2015

Net cash from operating activities

Cash flow from operating activities decreased by $6.6 million during the period. Net loss excluding the non-cash interest expense remained flat year on year. Other net cash provided by operating activities decreased $5.2 million, primarily driven by a reduction in the level of deferred revenue creditors.

Net cash from investing activities

Net cash used in investing activities decreased by $7.3 million during the period to $31.9 million. The decreased spending was primarily attributable to lower spend on property, plant and equipment purchases compared to the higher spend in the prior period which included expansionary expenditure on machines for roll out into the Greece market and the purchase of Italian slant top machines in association with the acquisition of the remaining 50% of Merkur Inspired Ltd.

Net cash from financing activities

The period ended September 24, 2016 included a short term draw of $11.2 million on the revolver facility with $0.1 million of cash used in the payment of finance leases. The period ended September 26, 2015 also saw $0.1 million of cash used in the payment of finance leases.

Twelve-Month Period Ended September 26, 2015 Compared to September 27, 2014

Net cash from operating activities

Cash flow from operating activities increased by $4.0 million during the period. Net loss excluding the non-cash interest expense decreased $14.9 million, as detailed in Results of Operations for the same period. Other net cash provided by operating activities decreased $10.9 million, primarily driven by higher production activity levels and timing of sales invoices.

68

Net cash from investing activities

Net cash used in investing activities decreased by $14.1 million during the period to $39.2 million. The decreased spending was primarily attributable to lower spend on property, plant and equipment purchases compared to the high balance the prior period (see below). The period ended September 26, 2015 included expansionary expenditure on machines for roll out into the Greece market and the purchase of Italian slant top machines in association with the acquisition of the remaining 50% of Merkur Inspired Ltd. This period also saw the final part of the UK SBG estate upgrade with new Eclipse machines. This was partially offset by cash acquired from the purchase of the former Italian joint venture, which gave a cash inflow of $1.0 million.

Net cash from financing activities

There was $0.1 million of cash used in the payment of finance leases in the period ended September 26, 2015. Cash flow from the proceeds of the issuance of long term debt contributed $34.3 million net of cash during the period ended September 27, 2014. Refer to Note 12 in the Financial Statements for further information.

Funding Needs and Sources

We have historically relied on a combination of cash flows provided by operations and the incurrence of additional debt and/or the refinancing of existing debt to fund the Company’s obligations. As of September 24, 2016, we had liquidity of $1.5 million in cash and cash equivalents, compared to $4.1 million in the prior period. We had a working capital deficit of $14.1 million as of September 24, 2016 compared to a working capital deficit of $2.0 million as of September 26, 2015, with the main difference being a draw on the revolver in 2016 of $10.1 million. The level of working capital surplus or deficit operated varies with the level of machine production and capitalization. In periods where significant levels of machines are being manufactured, the levels of inventory and creditors are higher than average and there is a natural timing difference between converting the stock into sellable or capitalized plant and settling payment to the suppliers. This and movements in trading activity levels can result in significant working capital volatility. In periods of lower activity, such as in the period ended September 24, 2016 the working capital elements return to a more normalized level. Working capital is reviewed and managed to an extent to ensure that the current liabilities are covered by the level of cash held and the expected level of short term receipts.

Long term and Other Debt

Debt consists of senior bank debt and PIK Loan Notes.

During 2014, we re-financed the existing senior bank facility of $86.7 million with a new senior bank facility of $121.2 million. During 2014, unamortized senior bank debt issuances fees of $2.0 million, were written off. The new senior bank facility has a cash interest rate on outstanding borrowings for this line of credit being the Bank of England’s bank’s base rate plus the base rate margin or LIBOR rate plus the bank’s LIBOR rate margin. The loan agreement includes a PIK interest rate on the outstanding borrowings that can be paid for or added to the outstanding debt. Capitalized debt issuance fees of $5.4 million were realized in 2014 with the issuance of new debt. Note, due to foreign currency translation, these figures are then revised at each Balance Sheet date.

The senior bank debt also included a revolving facility commitment for $28.5 million. The revolver facility has an interest rate on unutilized borrowings of 2%. The line of credit is scheduled to mature on September 30, 2017, although agreement has been reached to extend this by two years on successful acquisition. As a September 24, 2016, an amount of $11.2 million had been drawn as a revolver. No revolver had been drawn on the prior period ends. In addition to the revolver drawn, an amount of the facility had been utilized for the Duty Deferment guarantee and the Company credit card scheme. The amounts utilized at September 24, 2016, September 26, 2015 and September 27, 2014 amounted to $0.4 million, $0.5million and $0.7 million respectively.

We also have 13.5% PIK loan notes payable to a syndicate of investors where interest of 13.5% is added to the loan amount and has a maturity of July 6, 2018. The total PIK loan balance at September 24, 2016, September 26, 2015 and September 27, 2014 amounted to $298.2 million, $307.4 million and $289.7 million respectively. The balance at September 24, 2016 decreasing purely due to exchange rate movements.

69

Debt Covenants

The DMWSL 633 Ltd Group is subject to covenant testing at quarterly intervals. The covenant testing is set at the DMWSL 631 Ltd group level and comprises tests on Leverage (Net Debt/EBITDA), Interest Cover (EBITDA/Interest Costs) and Super Senior Leverage (Net Debt + Revolver/EBITDA). These are measured under UK GAAP.

All trading in the DMWSL 633 Group is included within the DMWSL 631 Ltd Group, the only difference between the two groups relating to a small level (approx. $0.3 million per annum) of overhead and director costs.

The financial results of the DMWSL 631 Ltd Group need to pass the covenant levels set at each quarter end to avoid being in a covenant breach. Besides the quarterly tests, there is also an annual requirement that no more than £3 million can be spent on non-machine additions excluding labor capitalization.

In the period ended September 27, 2014 the DMWSL 631 Ltd group refinanced its debt. As part of the refinancing, the covenant testing was reviewed and amended to the tests as defined above. Prior to the refinancing, the covenant testing was similar to current testing although with different ratios required for passes.

There have been no breaches of debt covenants in the periods ending September 24, 2016, September 26, 2015 and September 27, 2014.

Critical Accounting Policies

The preparation of our unaudited condensed consolidated financial statements in conformity with US GAAP requires management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and our disclosure of commitments and contingencies at the date of the financial statements. On an on-going basis, we evaluate our estimates and judgments. We base our estimates and judgments on a variety of factors, including our historical experience, knowledge of our business and industry and current and expected economic conditions, that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary. While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates.

The Company's consolidated financial statements are prepared in accordance with US GAAP, which require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and related footnotes. The Company has disclosed significant accounting policies, which are described in Note 1: Nature of Operations and Summary of Significant Accounting Policies in the audited consolidated financial statements included in this prospectus. We consider certain of these accounting policies to be "critical," as they require management’s highest degree of judgment, estimates and assumptions. While management believes its estimates, assumptions and judgments are reasonable, they are based on information presently available and actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions.

Recently Issued Accounting Standards

For a description of recently issued accounting pronouncements, see Note 1 of the financial statements (Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies).

Contractual obligations

As of September 24, 2016, the Company's contractual obligations were as follows:

70

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 years	3-5 years	5 years
Operating Activities
Operating lease obligations	3,923	1,135	2,031	707	50
Interest on long-term debt	13,479	10,658	2,821	0	0

Financing activities
Senior bank debt – principal repayment	94,315	0	94,315	0	0
Senior bank debt – compounded PIK debt interest	18,395	0	18,395	0	0
Finance lease payments	375	210	162	3	0
Interest on non-utilisation fees	449	335	114	0	0
PIK loan notes - principal repayment	135,499	0	135,499	0	0
PIK loan notes – compound PIK interest	238,814	0	238,814	0	0

Off-Balance Sheet Arrangements

As of September 24, 2016, there were no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

71

DESCRIPTION OF BUSINESS

Overview

We are a global gaming technology company, supplying Virtual Sports and Server Based Gaming (“SBG”) systems to regulated lottery, betting and gaming operators worldwide through an “omni-channel” distribution strategy. We provide end-to-end digital gaming solutions on our proprietary and secure network that accommodates a wide range of devices, including land-based gaming machine products, mobile devices such as smartphones and tablets, as well as PC and social applications. We believe this omni-channel distribution strategy, combined with our common technology platform, allow us to keep pace with evolving requirements in game play, security, technology and regulations in the global gaming and lottery industry.

We believe we are a leader in the supply of Virtual Sports gaming products, with a wide product offering available. As of May 31, 2017, our Virtual Sports product is placed in more than 35,000 retail venues and to more than 200 websites. Our gaming products are installed in approximately 35 gaming jurisdictions worldwide, including U.K., Italy, Nevada and China.

Our Virtual Sports products typically are offered on a participation basis, with an upfront software license fee. Our SBG products are offered directly to land-based and online casino gaming operators either: (i) on an outright sale basis or (ii) on a participation basis whereby it receives a portion of gaming revenues generated by its products.

We supply SBG products, offering games through approximately 25,000 digital terminals in gaming and lottery venues around the world. Because our products are fully digital, they can interact with a central server and are provided on a “distributed” basis which allows us to realize a number of benefits, including that we are able to access a wider geographic footprint through the Internet and proprietary networks. We believe, based on our competitive survey of the market, that we offer the only SBG product that operates with a single technology architecture which is compliant with each of U.K. (B2/B3), Italian (‘6B), G2S (Greek and North American) and China Lottery (CAOS) technical regulations.

Our customer base includes regulated operators of lotteries, licensed sports books, gaming and bingo halls, casinos and regulated online operators. Some of our key customers include William Hill, SNAI, Sisal, Lottomatica, Betfred, Betfair, Paddy Power, Ladbrokes, Gala Coral Group, Genting, Codere, Sky Vegas, Fortuna, AGTech and the China Sports Lottery.

Unlike traditional suppliers to the gaming industry, we do not supply traditional slot machines or casino systems. All of our products are provided through multiple channels by a digital network. Further, all of our products are designed to operate within all applicable gaming and lottery regulations and all of our customers are regulated gaming or lottery operators.

We operate in a highly regulated industry. We and our products, as applicable, are licensed, authorized or certified (as required dependent on local jurisdictions) in a number of key gaming and lottery jurisdictions. Key licenses, authorizations and certifications include the Gambling Commission of Great Britain, the Licensing Authority of Gibraltar, the Alderney Gambling Control Commission and the State of New Jersey – Division of Gaming Enforcement. We are a member of key associations including the Gaming Standards Association, World Lottery Association and Association of Gaming Equipment Manufacturers.

Our principal executive offices are located at 250 W. 57th Street, Suite 2223, New York, NY 10107 and our primary facilities are located in the United Kingdom. Additionally, we have development and distribution offices in other countries including Portugal, Italy and, through one of our partners, Colombia. We also have an online gaming operations center in Gibraltar. We have over 800 employees located throughout the world, developing and operating digital games and networks.

Our fiscal year ends on September 30th of each calendar year.

72

Product Overview

We operate our business and evaluates our business performance in two business segments – Server Based Gaming and Virtual Sports – representing our different products and services. We operate our business and evaluate our business performance, resource allocation and capital spending on an operating segment level, where possible. We use our operating results and identified assets of each operating segment in order to make prospective operating decisions. Although our revenues and cost of sales (excluding depreciation and amortization) are reported exclusively by segment, we include an unallocated column in our financial statements for certain expenses including depreciation and amortization as well as selling, general and administrative expenses. Unallocated balance sheet line items include items that are a shared resource and therefore not allocated between operating segments. For information about our revenues, net income, assets, liabilities, stockholders equity and cash flows, see the Financial Statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our two principal products – Virtual Sports and Server Based Gaming – share common underlying technologies. Both products offer innovative games, available through a variety of distribution channels, including digital SBG terminals, mobile gaming products, PC/online gaming products and services, and electronic table games, all operating within a common technological architecture. We believe this omni-channel availability of our games is an important differentiator in the market. This distribution strategy allows us to update our game and operating software remotely, keeping pace with evolving requirements in game play, security, technology and regulations.

Virtual Sports offers ultra-high resolution games that create an always-on sports wagering experience, while SBG offers more traditional casino games such as slots, roulette, and other table games. Our Virtual Sports game portfolio includes branded titles such as Rush Football 2TM Pending, Rush BoxingTM featuring Mike Tyson, as well as horse racing, tennis, motor racing, cricket and other sports titles. Based solely on our review of competitors’ websites and product materials, we believe that we offer the most comprehensive array of sports titles available in Virtual Sports.

Our SBG game portfolio includes a broad selection of leading SBG slots titles such as Centurion, Diamond Goddess© and Rise of Anubis©, which offer customers a wide range of volatilities, return-to-player and other features to suit their needs. We also offer more traditional casino games through our SBG network, such as roulette, blackjack and keno.

We generate revenues in two principal ways: on a participation basis and through product and software license sales. Participation revenues include a right to receive a share of revenue generated: (i) from placing our Virtual Sports products with operators; (ii) by our SBG terminals placed in gaming and lottery venues; (iii) by licensing our game content and intellectual property to third parties; (iv) by our games on third-party online gaming platforms that are interoperable with its game servers; and (v) from operating a networked gaming system and application, which is a system that links groups of networked enabled gaming machines to a server in a remote data center. Under our participation agreements, payments made to us are calculated based upon a percentage of the net win, which is the earnings generated from patrons of its customers playing the gaming machines, after adjusting for player winnings and relevant gaming taxes. Product sales include the sale of new SBG terminals and associated parts to gaming and betting operators. Software license revenues are primarily related to our Virtual Sports product.

Virtual Sports

We believe we are one of the leading suppliers of Virtual Sports. We offer a wide range of sports and numbers games to more than 35,000 retail venues and more than 200 websites in more than 35 countries. Our customers are many of the largest operators in lottery, gaming and betting worldwide. We also supply Virtual Sports and other digital games to Mobile and Online operators in the U.K., US (Nevada and New Jersey), Gibraltar and other regulated EU markets.

73

Our Virtual Sports product is comprised of a complex software and networking package that provides fixed odds wagering in the form of a ultra-high definition computer rendering of a sporting event, such as soccer or boxing. This creates a form of simulated sports betting, in both a streaming and on-demand environment, overcoming the relative infrequency of live sporting events. We have developed this product using an award winning TV and film graphics team with advanced motion capture techniques. By implementing videogame-style graphics that are familiar to a younger generation of players, we believe we have created a gaming product that is attractive to this demographic. We believe Virtual Sports is a flexible offering that can be deployed as a sports betting, lottery, or gaming product, giving it a wide range of potential customers in both public and private implementations.

In addition to soccer and boxing, our virtual sports products also include tennis, speedway (track motorcycle racing), motorcar racing (F1 style cars), velodrome cycle racing, and greyhound and horse racing, basketball, boxing, darts, cricket as well as various lottery ball draw and other numbers games. We have also licensed the use of certain sports figures in our games, including boxer Mike Tyson and basketball star Shaquille O’Neal.

Our customers together offer millions of Virtual Sports events per day through both land-based, online and mobile platforms, many of them 24 hours per day, 7 days per week, often concurrently within the same location. Our first mobile Virtual Sports product launched in 2013, and we launched a remote game server Virtual Sports product in 2016 which enables the provision of on-demand Virtual Sports events, alongside the scheduled events which have dominated to date.

Server Based Gaming (SBG) Products

We supply SBG products, offering games through approximately 25,000 digital terminals in gaming and lottery venues around the world. Because our products are fully digital, they can interact with a central server, and are provided on a “distributed” basis which allows us to realize a number of benefits, including that we are able to access a wider geographic footprint through the Internet and proprietary networks. We believe, based on our competitive survey of the market, that we offer the only SBG product that operates with a single technology architecture which is compliant with each of U.K. (B2/B3), Italian (‘6B), G2S (Greek and North American) and China Lottery (CAOS) technical regulations.

We have a strong market position in the U.K., with approximately 50% of SBG terminal placements and over 100 games. In addition, we have more than 5,000 terminals currently contracted to be placed in the EU during fiscal 2017 (subject to regulatory certifications). We offer SBG terminals such as the Eclipse, Inceptor, Optimus and Blaze, each offering a different size, graphics, technology and price proposition.

Our SBG and game portfolio distributes games to devices via different Game Management Systems (GMS), each tailored to a specific operator and market type. Our CORETM system is designed for distributed street gaming markets using our or third party cabinets with Inspired Inside, and delivering our gaming content and a wide portfolio of independent game developers. CORE HUBTM is our next generation server supported gaming management concept, complementary to and based on the CORE platform. It uses a new protocol layer to take advantage of the opportunities offered by the open-standard American Gaming Association G2S gaming protocol. CORE EDGETM is the next iteration of our server based gaming management system which uses our VIRGO RGS that is also used to power our web-based and mobile content delivery platform. This, and the HTML5 based games that are deployed on it, mean that we can offer an omni-channel game experience to players, deploying them simultaneously to machines, mobile and online.

Our Strategy

We are focused on executing on three key strategic priorities to our long-term growth in revenues, profit and cash flow. Our strategic priorities are based on our experience in serving customers in multiple jurisdictions throughout the world as well as on our expectations for the evolution of the gaming market. We believe the gaming industry will continue to migrate towards networked, distributed omni-channel gaming. As a result, we have been focused on developing products that could be distributed via our omni-channel strategy, utilizing a common technology platform. This strategy allows us to update our game and operating software remotely, keeping pace with evolving requirements in game play, security, technology and regulations.

Our three key strategic priorities are as follows:

74

Seek to extend our leadership positions in each of Virtual Sports and Server Based Gaming by developing new, omni-channel products

We continually invest in new product development in each of the Virtual Sports and Server Based Gaming product lines. We believe these investments benefit our existing and new customers by making new products available to them and bringing exciting entertainment experiences to their players. During the last three years we have transitioned to a fully digital, interconnected product offering, with every game, terminal or device connected to a secure network operated by us or by our customers. We believe that this purely digital approach, which connects our content to a wide range of devices and is compatible with a wide range of protocols and regulatory standards, is a differentiator in our industry and creates a significant barrier to competitive advantage. We have continued to focus on channels where we believe there is considerable growth available, especially mobile, where we can deploy our RGS product. We believe this investment in technology allows us to quickly adapt to changes in player preferences.

Continue to invest in games and technology in order to grow our existing customers’ revenue

Approximately 91% of our revenue for the twelve months ended March 31, 2016 was derived from sources that we believe to be recurring in nature due to contracts that we have in place with the relevant customers. In this participation-based portion of our business, our revenues typically grow in-line with the growth of our customers’ gaming revenues from these products. We work closely with our customers to assist in the optimization of their terminal estates so as to achieve growth in revenue performance, which we believe is to our benefit. Accordingly, we continually invest in new game and technology offerings which we believe will enable our customers to keep their offerings fresh so as to offer their players new forms of entertainment. We believe our game development is a key aspect of our strategy, as we believe that over time it leads to growth in revenue generated by our products for our customers, and therefore growth in our revenue. We intend to continue this strategic priority in both our server based gaming and virtual sports businesses.

Add new customers by expanding into underpenetrated markets and newly-regulated jurisdictions

We believe that our historical growth has been driven, in part, by our entry into new markets and we expect such geographic expansion to continue. We also intend to seek opportunities to enter new product categories within the gaming market where we believe that we may enjoy competitive advantage relative to any peers that we may have. We believe that there are major gaming markets in which we have limited participation to date but where our products are positioned, or can be positioned, for future success. Our focus on our two major products (SBG and Virtual Sports) through two channels (retail and mobile/online) situates us to take advantage of anticipated growth in Europe and North America. For example, we are expanding into China via our relationships with each of AGTech and the China Sports Lottery. Additionally, we have recently commenced operations of our products in Nevada with William Hill and have signed contracts with four internet gaming operators for its products in New Jersey, where it is licensed.

Our Competitive Strengths

We intend to execute our strategy by utilizing our competitive strengths:

Significant Base of Operations with Recurring Revenue from Long-Term Relationships

We believe we have good visibility into our future revenues, as a result of our customer contracts. Over the last three years, approximately 93% of total revenue was recurring and contracted in nature. Our customers include major blue chip lottery, sports betting and gaming operators (both land based and online) within the regulated U.K. and European markets. Many of these customer relationships are long-standing and in excess of 10 years.

Hold Leading Position in Virtual Sports

Our Virtual Sports product currently generates over $10 billion in player wagers per year. Based solely on our review of competitors’ websites and product materials, we believe that our current offering has more virtual sporting events and games than any other competitor in the market, with a wider range of betting markets and what we consider to be superior graphics.

75

History of Strong Content Development / Licensed Content

We release over 100 new games per annum across our SBG and Mobile RGS estate. Many of our recent game launches have been omni-channel and leading performers in their markets, including Centurion in U.K. B3 and Mobile and Diamond Goddess in Italy.

Omni-Channel Digital Gaming Platform

Our proprietary digital gaming platform has been developed internally by development teams based in the U.K. and EU. We believe that we offer the only SBG product that operates with a single technology architecture which is compliant with each of U.K. (B2/B3), Italian (‘6B), G2S (Greek and North American) and China Lottery (CAOS) technical regulations. Our 100% digital, omni-channel platform is able to deliver our content and user experience to devices ranging from SBG terminals to mobile devices.

Experienced Management Team

Our seasoned management team is led by founder and CEO Luke Alvarez and Executive Chairman Lorne Weil, whose past leadership includes growing a diversified global gaming technology company.

Industry Overview

We operate within the global gaming and lottery industry. Global gaming and lottery growth has been steady and resilient to economic cycles over the last decade. According to H2 Gambling Capital, it has grown at a 3.8% compounded annual growth rate from 2005 to 2015, driven by increased consumer spend and the introduction of new regulated markets.

During this period, digital gaming and lottery (online and mobile) have grown at a faster pace. According to H2 Gambling Capital, it has grown at a 10.6% compound annual growth rate, driven by rapid growth in the deployment of digital games and technologies such as Virtual Sports and digital SBG terminals into land-based venues in markets such as the U.K. and Italy, where regulators have supported the transition to digital, online and retail channels. According to H2 Gambling Capital, digital now accounts for over 30% of gaming revenues in the U.K. and 9% of gaming revenues in Italy.

We believe that the overall global gaming and lottery industry will continue to grow steadily, with more robust growth in mobile and land-based digital gaming and lottery markets. We believe the industry is content driven and, much like music, videogames and motion pictures will continue to be transformed by the propagation of digitally-networked technologies.

As a gaming and lottery business-to-business supplier focused solely on digital products and technologies, we believe we are well-positioned to benefit from these trends in digital adoption.

Influencers of Digital Adoption

We believe the digital segment of the global gaming and lottery industry will continue to grow in line with historic rates driven by the following factors:

Governments: Opening of new gaming territories

Many national and state governments operating in developed economies in Europe and the United States are suffering from structural funding deficits. The regulation and liberalization of gaming and lottery is frequently used to raise new sources of revenue to these governments. Recent examples of gaming or lottery liberalization include Virtual Sports in Nevada, online in New Jersey, online, VLT (Video Lottery Terminal) and Virtual Sports in Italy, VLT and online in Greece, online in Spain and venue-based Virtual Sports and in the Philippines. Markets currently considering new digital gaming liberalization include mainland China, Brazil and many others. In most cases, we believe such liberalization does not favor build outs of large new destination resort casinos, but rather focuses on smaller “edge” venues with lottery, gaming and/or sports betting, combined with online or mobile games.

76

Digital Multi-Channel Offering: Replacement of legacy analog machines with larger volume of smart digital devices – retail and mobile

In many established markets, as existing gaming terminals mature, governments and regulatory authorities have implemented regulations to upgrade established terminal base to fully digital deployments. Recent examples include new G2S VLT standards in Canadian lotteries, current VLT RFI’s in various Scandinavian markets, recent U.K. player protection improvements in U.K. land-based and online games, and the Italian plan for “Remote AWP” which may replace more than 300,000 analog machines with approximately 250,000 “intelligent” networked devices.

Smartphone / Mobile: Rapid adoption of gaming and lottery applications on growing volume

In the U.K., mobile play on sports betting and gaming now exceeds play on PCs. According to H2 Gambling Capital, U.K. mobile gaming revenues have exhibited a 57% compounded annual growth rate between 2008 and 2015. Mobile gaming and lottery is now expanding in Italy and Spain, and mobile play has recently been approved in each of Nevada and New Jersey for gaming and for Michigan for lottery. Lottery authorities in mainland China, a market with approximately 600 million smartphones, are currently considering licenses for mobile lottery.

Benefits of Server Based Gaming

We believe there are significant benefits to SBG which drive the accelerating adoption of digitally networked gaming and lottery. SBG allows operators to remotely manage their estate with minimal disruption to their business. The central system offers flexibility to rotate / change games which allows operators to tailor game availability by time of day, target specific player demographics and take advantage of seasonal / themed marketing opportunities. New games can be phased in seamlessly, overcoming the revenue dip often associated with replacing games on traditional slot machines.

More games per terminal provides incentives for operators to test new games and new suppliers. Operators can appeal to a broader base of players with minimal cost or risk as well as commission games from new third-party party suppliers on an open game interface. The increased number of games per machine and remote game management eliminates procurement risk for the operator as unsuccessful games can be easily switched out.

The SBG model significantly reduces the need for on-site repairs and improves terminal up-time. Elimination of machine obsolescence should extend product lifecycles as well as the time period over which costs can be depreciated.

Regulatory Framework

We conduct business in a number of different jurisdictions, of which Great Britain and Italy have historically contributed the most significant recurring revenues. The gaming regulator responsible for our activities in Great Britain is the Gambling Commission of Great Britain (the "Gambling Commission"); in Italy the operation of gaming machines and remote gaming is regulated by L’Amministrazione autonoma dei monopoli di Stato ("AAMS").

In addition, we are licensed or certified (as required dependent on local jurisdictions) in a number of other jurisdictions by regulators such as the Licensing Authority of Gibraltar, the Alderney Gambling Control Commission and the State of New Jersey – Division of Gaming Enforcement.

British Betting and Gaming Laws and Regulations

In relation to the British market, we supply and distribute Category B2 and B3 gaming machines, and electronic table gaming machines, to third parties who are licensed to operate such machines in bricks and mortar premises. We also supply virtual racing software to local retail venues and to online operators who are licensed to target the British market. We supply our mobile RGS to remote operators who are licensed to target the British market.

77

The provision of our products and services in relation to the British market is authorized by a series of licenses issued by the Gambling Commission, namely remote and non-remote Gaming Machine Technical (Full) operating licenses, a remote casino operating license, and a gambling software license.

The Gambling Act 2005 (the "GA05") is the principal legislation in Great Britain governing gambling (other than in relation to the National Lottery which is governed by separate legislation). The GA05 applies to both land-based gambling (referred to as 'non-remote' gambling) and online gambling (i.e., 'remote' gambling).

The GA05 provides that it is an offense to make a gaming machine available for use without an operating license. There are a number of different categories of licensable gaming machines (the GA05 provides for category A to D machines, although no category A machines are currently in operation); each category is subject to different levels of maximum stakes and prize limits. In addition, there are limits on the number and type of gaming machines which can be operated from licensed premises: for example, a licensed betting office is permitted to house up to four category B2 to D machines, while a large casino may house up to 150 category B to D machines (subject to satisfying certain ratios of machines to gaming tables).

Gaming machine suppliers are required to hold an operating license in order to manufacture, supply, install, adapt, maintain or repair a gaming machine or part of a gaming machine. Gaming machine suppliers must also comply with the Gaming Machine Technical Standards published by the Gambling Commission in relation to each category of machine, and such machines must meet the appropriate testing requirements.

In relation to online (remote) gambling, the GA05 provides that it is an offense to 'provide facilities' for gambling without an operating license. It is also an offense to manufacture, supply, install or adapt gambling software without an appropriate gambling software license. Where gambling software is used or supplied for use in relation to the British market, it must also satisfy the Remote Gambling and Software Technical Standards published by the Gambling Commission.

The holder of a British gambling operating license is subject to a variety of ongoing regulatory requirements, including but not limited to the following:

•	Shareholder disclosure: An entity holding a gambling license must notify the Gambling Commission of the identity of any shareholder holding 3% or more of the equity or voting rights in the entity (whether held or controlled either directly or indirectly).

•	Change of control: Whenever a new person becomes a “controller” (as defined in section 422 of the Financial Services and Markets Act 2000) of an entity that holds any gambling licenses, the licensed entity must apply to the Gambling Commission for permission to continue to rely on its gambling licenses in light of the new controller. A new controller includes any person who holds or controls (directly or indirectly, including ultimate beneficial owners who hold their interest through a chain of ownership) 10% or more of the equity or voting rights in the licensed entity (or who is otherwise able to exercise “significant influence” over it). The Gambling Commission must be supplied with specified information regarding the new controller (which, in the case of an individual, includes detailed personal disclosure) and this information will be reviewed by the Gambling Commission to assess the suitability of the new controller to be associated with a licensed entity. If a new controller is found to be unsuitable, the Gambling Commission is required to revoke the relevant gambling operating licenses. It is possible to apply for approval in advance from the Gambling Commission prior to becoming a new controller of a licensed entity.

•	Compliance with the License Conditions and Codes of Practice (LCCP): The LCCP is a suite of license conditions and code provisions which attach to operating licenses issued by the Gambling Commission. The provision of gambling facilities in breach of a license condition is an offense under the GA05. Certain specified “Social Responsibility” code provisions are accorded the same weight as license conditions in this regard (whereas breach of an “ordinary” code provision is not an offense in itself, but may be evidence of unsuitability to continue to hold a gambling license). The LCCP imposes numerous operational requirements on licensees including compliance with the Gambling Commission’s Remote Gambling and Software Technical Standards, segregation of customer funds, the implementation of a variety of social responsibility tools (such as self-exclusion), anti-money laundering measures, age verification of customers and a host of consumer protection measures. The Gambling Commission regularly reviews and revises the LCCP.

78

•	Regulatory returns and reporting of key events: The LCCP requires licensees to submit quarterly returns to the Gambling Commission detailing prescribed operational data. Licensees are also required to notify the Gambling Commission as soon as practicable and in any event within 5 working days of becoming aware of the occurrence of certain specified “key events” which, in summary, are events which could have a significant impact on the nature or structure of the licensee’s business. Licensees are also required to notify suspicion of offenses and suspicious gambling activity.

•	Personal licenses: Key management personnel are required to maintain personal licenses authorizing them to discharge certain responsibilities on behalf of the operator. These personal licenses are subject to renewal every three years. Personal licenses are subject to compliance with certain license conditions.

Italian Betting and Gaming Laws and Regulations

In Italy, we supply gaming machines for use by operators in licensed bricks and mortar premises, and also supplies VRS to retail and online operators targeting the Italian market. These supplies are made by certain branch offices we have established in Italy.

The categories of machine that we supply in Italy (i.e., VLTs) must be connected to the servers operated by AAMS (the Italian regulator) in order to enable AAMS to monitor the proper operation of the machines and to verify the level of taxes which are due. An operator of VLTs (which manages the network which connects those machines to AAMS' servers) is required to hold a license from AAMS for each gaming machine that it operates. In Italy, we act as a supplier of gaming machines rather than as an operator. As a supplier of gaming machines, we are not required to hold a license from AAMS, but we are required to hold a police license (as prescribed by article 86, paragraph 3, of the Italian United Text of Public Security Law (TULPS) provided by the Royal Decree 18 June 1931, No. 773) and to be enrolled in a registry prescribed by article 1, paragraph 82 of Law No. 220/2010 (known as the 'Register of Gestori'). We have two Italian branches which are enrolled in the Register of Gestori to act as suppliers but not operators.

If a supplier of gaming machines is not enrolled in the Register of Gestori, then any agreements it enters into regarding the supply of gaming machines is null and void. The issue of the relevant police license and enrollment in the Register of Gestori are conditioned on a suitability review of the applicant. All gaming machines (and the games installed on them) must be certified and approved by SOGEI (an entity authorized to conduct such certification and approval by the Italian Ministry of Finance).

In relation to the supply of online gambling, Article 4 of Law 13 December 1989 No. 401 makes it a criminal offense to offer games in Italy without holding an Italian remote gaming license issued by AAMS. Operators are required both to hold a license covering the games that they offer and to undergo a technical approval process for each gaming platform and game. There is no licensing regime for game suppliers. The obligation to comply with relevant gambling laws is imposed on the operator of the product rather than the supplier. We are therefore not required by Italian laws or regulations to hold a gambling license in relation to its supply of the VRS product. The games and gaming systems that we supply to Italian operators do need to be authorized (such authorization being the responsibility of the operators to whom it makes its supplies). Our system for management of VRS has been approved by AAMS, and the specific games that it supplies to Italian operators have been certified and approved by SOGEI.

Given that we are not required under Italian law to obtain AAMS licenses for our supply of machines or software, we are not required to notify AAMS in the event that we undergo any change of control. However, if there is any change in the directorship of those group companies that are enrolled on the Registry of Gestori, then details of such change must be notified to AAMS by the relevant group company, and affidavits must be produced confirming that the new directors are not subject to any criminal proceedings or convictions.

79

Accounting Treatment

The Business Combination was accounted for as a “reverse merger” in accordance with U.S. generally accepted accounting principles. Under this method of accounting, Hydra was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Inspired comprising the ongoing operations of the combined entity, Inspired’s senior management comprising the majority of the senior management of the combined entity, and former shareholders of Inspired having a majority of the voting power of the combined entity. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Inspired issuing stock for the net assets of Hydra, accompanied by a recapitalization. The net assets of Hydra are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Inspired.

History

We were formed in Delaware on May 30, 2014 under the name Hydra Industries Acquisition Corp. as a “blank check company” for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business transaction, one or more operating businesses or assets. On December 23, 2016, we consummated our business combination with respect to the acquisition of Inspired Gaming Group, pursuant to the share sale agreement, dated as of July 13, 2016 (the “Sale Agreement”), by and among Hydra Industries Acquisition Corp. and those persons identified on Schedule 1 thereto (the “Vendors”), including DMWSL 633 Limited, the parent of Inspired Gaming Group. We refer to such acquisition and the other transactions contemplated by the Sale Agreement collectively as the “Business Combination.” We changed our name from Hydra Industries Acquisition Corp. to Inspired Entertainment, Inc. upon consummation of the Business Combination and changed our fiscal year end to September 30.

Company Information

Our principal executive offices are located at 250 West 57th Street, Suite 2223 New York, New York, and our telephone number is (646) 565-3861. Our website is www.inseinc.com. The information found on our website is not part of this prospectus.

Properties

The Company occupies approximately 91,300 square feet of leased space in the United Kingdom, 11,900 square feet of leased space elsewhere in Europe and a small office in New York.

•	We lease approximately 8,000 square feet of office space on one floor in Birmingham, West Midlands for Games Development and Production.

•	We lease approximately 11,000 square feet of office space on one floor in Burton-on-Trent, East Midlands for Finance, IT and HR management and administration and Central System Estate Monitoring.

•	We lease approximately 6,500 square feet of office space on two floors in London for Product Development, Technical Operations, Legal, Marketing, Change and Release Management and Market Account Management.

•	We lease approximately 10,500 square feet of office space on two floors in Manchester for all Virtuals activities except the London-based Market Account Management team.

•	We lease approximately 50,000 square feet of administrative offices, workshop and warehousing in Wolverhampton, West Midlands for Service Operations, Product and Content Test, Gaming Machine Engineering, Assembly, Repair, Storage, Parts Supply and Repair and Market Account Management.

•	We occupy, out of lease, approximately 4,500 square feet of office space on one floor in Bangor, North Wales for Product and Platform Development, Remote Operational Services and Problem Management.

•	We rent, under a short term agreement, approximately 800 square feet of office space in London for Virtuals Market Account Management and Insight internal and external BI Reporting.

80

•	We lease approximately 9,500 square feet of administrative offices, workshop and warehousing in Cologno Monzese, Northern Italy for Service Operations, Gaming Machine Repair and Storage, Parts Triage, Remote Operational Services and Market Account Management.

•	We lease approximately 2,000 square feet of offices on one floor in Rome, Italy for Market Account Management and Product Management and Release.

•	We lease approximately 400 square feet of office space on one floor in Gibraltar for CEO and Market Account Management.

•	In New York, we occupy unleased office space at the offices of Hydra Management at 250 West 57th Street, Suite 2223, New York, New York.

Seasonality

Our revenues are subject to seasonal and other variations. Wagering equipment sales and software license revenues usually reflect a limited number of large transactions, which may not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales and software license revenue. In addition, revenues may vary depending on the season and timing of contract awards, changes in customer budgets and general economic conditions.

Employees

We have over 800 full time employees and 77 contractors located throughout the world, developing and operating digital games and networks. Seven hundred and fifty four of our full time employees and 29 of our contractors are located in the United Kingdom. Six of our full time employees are located in the United States. Forty five of our contractors are located in Portugal. Thirty seven of our full time employees and one of our contractors are located in Italy. Two of our full time employees are located in Gibraltar and one is located in Spain. We have two contractors that work internationally and are not bound to one specific location.

Environmental Laws

We have not incurred and do not anticipate incurring any material expenses associated with environmental laws.

Legal Proceedings

From time to time, we are involved in legal matters arising in the ordinary course of business. While we believe that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which we are, or could be, involved in litigation, will not have a material adverse effect on our business, financial condition or results of operations.

We recently settled a claim which had been filed in the High Court in London, on December 22, 2015, by the Performing Rights Society relating to the alleged infringement of copyrighted material of the Performing Rights Society's members in certain games on Fixed Odds Betting Terminals in UK Licensed Betting Offices. In June, the Performing Rights Society and the UK bookmaker defendants (who had formed a joint defense group) reached a settlement of these claims; the cost to the Company was £250,000.

On June 30, 2017, Martin E. Schloss, the former Executive Vice President, General Counsel and Secretary of the Company, filed a lawsuit in the Supreme Court of the State of New York, County of New York, naming as defendants the Company and A. Lorne Weil, alleging breach of a purported oral contract to name Mr. Schloss as general counsel of the entity surviving any initial business combination effected by the Company, and asserting unjust enrichment and quantum meruit claims to receive additional compensation for Mr. Schloss’s past services to the Company prior to its initial business combination, seeking unspecified damages in an amount allegedly expected by the plaintiff to be no less than $1,000,000. The Company and Mr. Weil believe that such lawsuit lacks merit and that any damages if Mr. Schloss were to prevail would not be material to the Company, and intend to contest the matter vigorously.

81

MANAGEMENT

Our current directors and executive officers are as follows:

Name	Age	Position
A. Lorne Weil	70	Executive Chairman of the Board of Directors
Luke L. Alvarez	49	Director, President and Chief Executive Officer
Nicholas Hagen	44	Director
Ira H. Raphaelson	64	Director
M. Alexander Hoye	48	Director
John M. Vandemore	44	Director
Roger D. Withers	74	Director
Daniel B. Silvers	40	Chief Strategy Officer
Stewart F.B. Baker	34	Chief Financial Officer
David G. Wilson	60	Chief Operating Officer
Steven R. Rogers	41	Chief Commercial Officer, Digital Games
Lee Gregory	49	Chief Commercial Officer, Server Based Gaming
Steven Holmes	44	Chief Legal Officer

A. Lorne Weil, our Executive Chairman since our inception, has been a principal of Hydra Management, an investment vehicle formed by Mr. Weil, since September 2014. Mr. Weil was Chairman of the Board of Scientific Games Corporation (and its predecessor Autotote Corporation) from October 1991 to November 2013. Mr. Weil also served as the Chief Executive Officer of Scientific Games Corporation (and its predecessor Autotote Corporation) from 1992 to 2008 and from November 2010 to November 2013 (Mr. Weil had retired in 2008) and as the President from August 1997 to June 2005. Under Mr. Weil’s stewardship, the company made a number of significant acquisitions and joint ventures, including the privatization of the off-track betting operations of the State of Connecticut, and the acquisitions of Scientific Games Holdings Corp., IGT Online Entertainment Systems, Global Draw and WMS Industries, and the privatization of the Illinois, New Jersey and Italian lotteries. Prior to joining Scientific Games, Mr. Weil was President of Lorne Weil, Inc., a firm he founded which provided strategic planning and corporate development services to technology-based industries, a role he maintained from 1979 to November 1992. From 1974 to 1979, Mr. Weil was Vice President — Corporate Development at General Instrument Corporation. From 1970 to 1974, Mr. Weil was a manager with the Boston Consulting Group. Mr. Weil received his undergraduate degree from the University of Toronto, an M.S. degree from the London School of Economics and an M.B.A. from Columbia University, where he served for more than 10 years on the Board of Overseers. From 2011 to 2013, Mr. Weil was a director of Avantair Inc. In 2012, Mr. Weil was the sponsor and Chairman of the Board of Andina Acquisition Corp., a NASDAQ-listed blank check company. Mr. Weil is currently the Non-Executive Chairman of the Board of the successor entity, Tecnoglass Inc.

Luke L. Alvarez, our President and Chief Executive Officer, was the founder and Chief Executive Officer of Inspired Gaming Group, a position he occupied since the Company’s inception in 2002. Prior to founding Inspired, Mr. Alvarez served as Chief Operating Officer of Emap Digital. Prior to Emap, Mr. Alvarez served as Head of Business Development of Boo.com. Previously, Mr. Alvarez held positions with The Boston Consulting Group and Comshare Inc. Mr. Alvarez has previously served as a Director of Leisure Link Holdings and The Cloud Networks Ltd. Mr. Alvarez holds a First Class undergraduate degree and an M. Phil. from the University of Cambridge and was a visiting Fulbright Scholar at the University of California Berkeley.

Nicholas Hagen, one of our directors since the Business Combination, is the Chief Operating Officer of London House Exchange Ltd, trading as PropertyPartner (a private limited company). Property Partner is a residential property investment firm. He has held the role since February 2016. Prior to joining Property Partner, Mr. Hagen was the Sports Operations Director of Betfair Group PLC, a sports betting and gaming company, from 2011 to 2015. Prior to joining Betfair, between 2008-2011 Mr. Hagen held a number of positions at GTECH G2, a subsidiary of Lottomatica Group, rising to Chief Operating Officer –Sports Betting. Mr. Hagen has also held positions with Gastro Gaming Company Ltd. and Sporting Index Group. Mr. Hagen holds a History of Art degree from the University of Manchester.

82

Ira H. Raphaelson, one of our directors since the Business Combination, served as Executive Vice President and Global General Counsel of Las Vegas Sands Corp. from November 2011 and the Company’s Secretary from January 2015 until August 2016. Mr. Raphaelson served as vice president and general counsel of Scientific Games Corp. from February 2006 until October 2011 and as its secretary from June 2006 until October 2011. Mr. Raphaelson was a partner in and helped manage the Washington D.C. office of the law firm of O’Melveny & Myers LLP for ten years and a partner in the Washington D.C. office of Shaw Pittman for three years. Prior to entering private practice, he was a state and federal prosecutor for 15 years, serving the last two years as a Presidentially appointed Special Counsel for Financial Institutions Crime.

M. Alexander Hoye, who has served as one of our directors since May 2017, is the Chief Executive Officer of The Faction Collective S.A., a venture-backed retail brand platform that he co-founded in 2006. He is Chairman and co-founder of the London-based Runway East which provides co-working locations and other services for businesses. He was Chief Executive Officer of the digital marketing firm Latitude Group from August 2008 to November 2012. In 1999, he co-founded GoIndustry plc, a global industrial asset resale marketplace, where he was CFO when it was taken public in 2006. He is an angel investor in numerous technology and retail-based projects. He was employed by McKinsey & Co. from 1996 to 1999 as a management consultant with a focus on financial institutions, corporate restructuring, eCommerce, M&A and new market entry and before that worked in the Studios strategic planning division of Walt Disney Company. He has an undergraduate degree from Stanford University and an M.B.A. from Harvard Business School.

John M. Vandemore, one of our directors since the Business Combination, has served as Executive Advisor to Mattel, a leading global toy manufacturer, since April 2017, and prior to that, served as Executive Vice President, Divisional Chief Financial Officer of Mattel, beginning in September 2015. Prior to that he served as Chief Financial Officer and Treasurer of International Game Technology from 2012 until 2015. Prior to that, from 2007 to 2012, Mr. Vandemore served as Vice President and Chief Financial Officer of Walt Disney Imagineering, a division of The Walt Disney Company, a global entertainment company. From 2005 to 2007, Mr. Vandemore served as Vice President and Director, Operations Planning & Analysis of The Walt Disney Company. Prior to 2005, Mr. Vandemore held various positions at AlixPartners, Goldman Sachs, and PricewaterhouseCoopers. Mr. Vandemore earned a Bachelor of Business Administration degree with a major in Accountancy from the University of Notre Dame and a Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Roger D. Withers, one of our directors since the Business Combination, has been the Non-Executive Chairman of SafeCharge International Group Ltd since 2015. Mr. Withers served as the Non-Executive Chairman of Sportech Plc from 2011 until May 2017, and as a Director of Sportech from 2001 until 2006. He also served as Non-Executive Chairman of Playtech Plc from 2006 until 2013 and as Non-Executive Chairman of Arena Leisure Plc from 2001 until 2006. Mr. Withers has held senior executive positions with Bass Plc and Ladbroke Plc and has also held positions with Booz Allan & Hamilton.

Daniel B. Silvers, our Chief Strategy Officer, joined Inspired in December 2016.  Mr. Silvers is also the founder and managing member of Matthews Lane Capital Partners LLC.  He also currently serves on the boards of directors of PICO Holdings, Inc., where he serves as Lead Independent Director, and Forestar Group Inc. He has previously served on the boards of directors of International Game Technology, Universal Health Services, Inc., bwin.party digital entertainment plc, Ashford Hospitality Prime, Inc. and India Hospitality Corp., as well as serving as President of Western Liberty Bancorp, an acquisition-oriented company which bought and recapitalized Service1st Bank of Nevada, a community bank in Las Vegas, Nevada.  In 2015, Mr. Silvers was featured in the National Association of Corporate Directors' “A New Generation of Board Leadership: Directors Under Age 40” list of emerging corporate directors. Prior to founding Matthews Lane in June 2015, Mr. Silvers was the President of SpringOwl Asset Management LLC, having joined a predecessor entity in 2009.  Previously, Mr. Silvers was a Vice President at Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. Prior to joining Fortress, he was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns and Co. Inc., where he worked from 1999 to 2005.  Mr. Silvers holds a B.S. in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

83

Stewart F.B. Baker, our Chief Financial Officer, joined Inspired Gaming Group in September 2014. Prior to being appointed Chief Financial Officer, Mr. Baker served as Director of Finance for Inspired Gaming Group from October 2015 to January 2017 and as Group Financial Controller for Inspired Gaming Group from September 2014 to October 2015. From 2009 to 2014, Mr. Baker was employed by Experian Plc, a leading global information services company, serving in various positions, including Divisional Financial Controller. Mr. Baker previously worked as a Chartered Accountant at Deloitte LLP. Mr. Baker holds a BSc in Economics from the University of Sheffield (UK), where he was awarded the Knoop Prize.

David G. Wilson, our Chief Operating Officer (“COO”), has been with the Inspired Gaming Group since April 2004, first acting as an independent business restructuring consultant and then serving as COO - Leisure Link from June 2005 to August 2008, as COO/CFO – Inspired Gaming from September 2008 to September 2014 (including responsibility for the SBG business unit) and more recently as COO – Inspired Gaming focused on all aspects of operations and delivery. Prior to joining Inspired, Mr. Wilson held the position of Strategy and Business Development Director at Pink Roccade UK, an IT applications and infrastructure services company, for approximately 2 years after having spent nearly 20 years at Nortel Networks serving in various vice president and managing director business unit and senior operations roles in Europe and in voice and data network product management roles in North America. Mr. Wilson started his career at Nortel in treasury, finance and accounting. He holds a Bachelor of Commerce degree from McMaster University and an MBA from the University of Toronto.

Steven R. Rogers, our Chief Commercial Officer, Digital Games, is responsible for divisional P&L and product strategy of the Virtual Sports product area. Mr. Rogers joined Inspired in 2006 while he was the Chief Operating Officer of Red Vision, a CGi company based in Manchester, UK which specialized in animation for the television and film industries and was acquired by Inspired in 2006. Mr. Rogers is a Chartered Management Accountant who completed his accountancy qualifications while being employed as Management Accountant and Finance Director from 1998-2002 at Red Vision.

Lee Gregory, our Chief Commercial Officer, Server Based Gaming, joined Inspired Gaming Group in 1984 and assumed the position of Chief Commercial Officer, with responsibility for the global SBG market, in 2015. From 2012 to 2015, Mr. Gregory served as Inspired Gaming Group’s Senior Vice President with responsibility for the company’s home market in the United Kingdom, which is its largest market. Mr. Gregory has more than thirty years of gaming market experience, including in product and game development with responsibility for all types of development programs. Mr. Gregory created and implemented a diversified portfolio of United Kingdom gaming brands. Mr. Gregory holds a Master’s Degree in Business Administration.

Steven Holmes, our Chief Legal Officer, joined Inspired Gaming Group in March 2007 and became its General Counsel in March 2009. Mr. Holmes is responsible for all of the legal requirements of Inspired Gaming Group. Prior to joining Inspired Gaming Group, Mr. Holmes held positions at Nortel Networks on the commercial/intellectual property team, at Siemens and at British Gas plc. Mr. Holmes holds an LLB (with honors) in law from the University of Hull (UK), and a Master’s degree in Information Technology and Telecommunications Law with distinction from the University of Strathclyde (UK), and completed the solicitor legal practice course with distinction at the University of Westminster (UK).

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. Based on information requested from and provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Messrs. Hagen, Hoye, Raphaelson, Vandemore and Withers, each of whom currently serve as a member of the Board, have no material relationships that would interfere with the exercise of independent judgment and are considered “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules.

An “independent director” is defined under the NASDAQ rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

84

Involvement in Certain Legal Proceedings

Mr. Hoye served as Chief Executive Officer of the digital marketing firm Latitude Group in the U.K. which entered a "pre-packaged" insolvency process on January 10, 2010. The administrator effected a sale of the company's business in a management buyout and Mr. Hoye remained as Chief Executive Officer through October 2012, with the business having gone from showing losses to generating a profit.

Except as set forth above, no director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past ten years.

Leadership Structure and Risk Oversight

Committees of the Board of Directors

The standing committees of our board of directors consists of an Audit Committee, a Compensation Committee, and a Nominating, Governance and Compliance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Vandemore, Hagen and Raphaelson currently serve as members of our audit committee. Mr. Vandemore serves as chairman of the audit committee. Under the NASDAQ listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Messrs. Vandemore, Hagen and Raphaelson are each independent under applicable NASDAQ and SEC rules.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Vandemore qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, available on our website, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent auditors describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and to assess the independent auditors’ independence, all relationships between the independent auditors and the Company;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

85

•	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. The current members of our Compensation Committee are Messrs. Withers, Vandemore, Raphaelson and Hoye. Mr. Withers is the current chairman of the compensation committee. We have adopted a compensation committee charter, available on our website, which details the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our equity-based remuneration plans;

•	assisting management in complying with our SEC filings and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Nominating, Governance and Compliance Committee

We have established a Nominating, Governance and Compliance Committee of the board of directors. The current members of our Nominating, Governance and Compliance Committee are Messrs. Withers, Hagen and Raphaelson. Mr. Raphaelson is the current chairman of the Nominating, Governance and Compliance Committee. We have adopted a Nominating, Governance and Compliance Committee charter, available on our website, which details the principal functions of the Nominating, Governance and Compliance Committee, including:

86

•        reviewing and making recommendations to the Board annually with respect to the composition, size and needs of the Board;

•        developing a pool of potential director candidates in the event of a vacancy on the Board;

•        reviewing shareholder nominations for candidates to the Board, if any, and any shareholder proposals affecting corporate governance, and making recommendations to the Board accordingly;

•        reviewing the size, structure and composition of each committee of the Board and presenting recommendations to the Board for committee membership annually and to fill vacancies as needed;

•        evaluating and recommending termination of membership of individual directors in accordance with the Company’s bylaws, for cause or for other appropriate reasons;

•        in conjunction with the President and Chief Executive Officer, reviewing planning for the succession to the position of Chairman of the Board and President and Chief Executive Officer and other senior management positions;

•        periodically reviewing overall corporate governance principles, procedures and practices of the Company and making recommendations to the Board as appropriate;

•        evaluating and monitoring the Company’s policies and procedures for the use of third party contractors and customer acquisition; and

•        monitoring compliance by the Company with its policies, including but not limited to the Company’s Whistle Blowing Policy, Insider Trading Policy, Code of Ethics, Anti-Corruption and Bribery Policy, and guidelines regarding conflicts of interest.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. Copies of our Code of Ethics and our audit committee, compensation committee and nominating, governance and compliance committee charters are available on our website at www.inseinc.com and will be available in print to any stockholder upon request.

Stockholders Agreement

The Stockholders Agreement provides, among other things, that following the consummation of the Business Combination the Company's board of directors shall initially be composed of seven directors, of whom (i) three shall be designated by Landgame S.à.r.l, reduced to two at such time as Landgame and its affiliates hold less than 30% but at least 15% of the outstanding shares, and to one at such time as Landgame and its affiliates hold less than 15% but at least 5% of the outstanding shares; (ii) one shall be the Company's Chief Executive Officer; (iii) one shall be designated by the Hydra Sponsor, until such time as the Hydra Sponsor holds less than 5% of the outstanding shares; and (iv) two shall be designated jointly by the Maquarie Sponsor and the Hydra Sponsor, until such time as the Macquarie Sponsor and the Hydra Sponsor in the aggregate hold less than 5% of the outstanding shares. In the event of any increase in the size of the board, vacancies so created shall be filled in proportion to the specified designation rights (with any number of directors ending in a fraction of 1/2 or greater being rounded up to the next whole number).  The presence of a majority of the directors including at least one designated by Landgame and one designated jointly by the Macquarie Sponsor and the Hydra Sponsor shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the board. Currently, the Landgame designees on the board are Messrs. Hagen, Vandemore and Hoye; the director serving by virtue of his position as Chief Executive Officer is Mr. Alvarez; the Hydra Sponsor designee is Mr. Weil; and the joint Macquarie Sponsor and Hydra Sponsor designees are Messrs. Raphaelson and Withers. Under the Stockholders Agreement, the Company is obligated, subject to certain requirements, to nominate, and use all reasonable efforts to cause to be elected as directors, the individuals designated as described above.

87

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In July 2014, we and each of our sponsors entered into a securities subscription agreement, pursuant to which our sponsors purchased an aggregate of 2,875,000 shares of our common stock for an aggregate purchase price of $25,000, or approximately $0.01 per share. In order that the shares held by our initial stockholders would represent 20% of the outstanding shares upon completion of our initial public offering, in October 2014, our sponsors and certain other stockholders returned to us, at no cost, an aggregate of 487,182 founder shares, which we cancelled. As a result of the underwriters’ election not to exercise their over-allotment option for our initial public offering, certain of our initial stockholders (other than our independent directors) forfeited an aggregate of 300,000 founder shares on December 8, 2014.

In July 2014, our sponsors transferred 429,000 founder shares to an affiliate of Mr. Lipkin, our former Executive Vice President, Chief Financial Officer and Chief Operating Officer, and 75,000 founder shares to an affiliate of Mr. Schloss, our former Executive Vice President, General Counsel and Secretary, respectively (39,000 and 6,818 (giving effect to the cancellations discussed below) of which were subsequently forfeited, respectively). In order that the shares held by our initial stockholders would represent 20% of the outstanding shares upon completion of our initial public offering, in October 2014, Mr. Lipkin and Mr. Schloss returned to us, at no cost, 74,750 and 13,068 founder shares, respectively, which we cancelled. In addition, in October 2014, the Hydra sponsor transferred an aggregate of 22,000 founder shares to consultants of Hydra Management LLC (2,422 of which were subsequently forfeited), including 8,899 shares to George Peng, our former Chief Financial Officer and a current Vice President. In addition, in October 2014 the Hydra Sponsor transferred 25,000 founder shares to each of Messrs. Miller, Shea, and Stevens, our former independent directors (for a total of 75,000 founder shares, none of which were subject to forfeiture), and our Macquarie Sponsor transferred 25,000 founder shares to Mr. Dannhauser, formerly our Macquarie Sponsor’s director (none of which were subject to forfeiture).

Our initial stockholders have agreed not to transfer, assign or sell any of their founder shares, private placement shares or shares of our common stock underlying the rights included in the private placement units (except to our officers and directors and other persons or entities affiliated with our sponsors, each of whom will be subject to the same transfer restrictions) until the earlier to occur of: (A) one year after the completion of our Business Combination or (B) the date following the completion of our Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Business Combination, the founder shares, private placement shares and shares of our common stock underlying the rights included in the private placement units will be released from the lock-up.

Simultaneously with the consummation of our initial public offering on October 29, 2014, A. Lorne Weil, our Chairman and the managing member of our Hydra sponsor, our Macquarie Sponsor, and Mr. Schloss, pursuant to a written agreement, purchased an aggregate of 7,500,000 private placement warrants for a purchase price of $0.50 per warrant in a private placement for total proceeds of $3,750,000. Each private placement warrant entitles the holder to purchase one-half of one share of our common stock at $5.75 per share. Other than transfers to our executive officers or their affiliates, the private placement warrants (including the common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our sponsors until 30 days after the completion of our initial business combination.

We entered into a letter agreement with Macquarie Capital (USA) Inc. (“Macquarie Capital”), pursuant to which we have agreed that prior to October 24, 2017, we will engage Macquarie Capital, or an affiliate of Macquarie Capital (USA) Inc. designated by it, to act, on any and all transactions with a notional value greater than $30 million, as:

•	a bookrunning managing underwriter, a bookrunning managing placement agent, or a bookrunning managing initial purchaser, as the case may be, in connection with any offering or placement of securities (including but not limited to, debt, equity, preferred and other hybrid equity securities or equity linked securities) by us or any of our subsidiaries, in each case with Macquarie Capital receiving total compensation in respect of any such transaction that is equal to or better than 40% of the total compensation received by all underwriters, placement agents, and initial purchasers, as the case may be, in connection with such transaction and not less than the compensation received by any individual underwriter, placement agent or initial purchaser, as the case may be; and

88

•	a financial advisor in connection with any restructuring (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise) by us or any of our subsidiaries, acquisition or disposition of a business, asset or voting securities by us or debt or equity financing or any refinancing of any portion of any financing by us or any of our subsidiaries, in each case with Macquarie Capital receiving total compensation in respect of any such transaction that is equal to or greater than 40% of the total compensation received by all financial advisors in connection with such transaction (50% in the case of the initial business combination), and not less than the compensation received by any individual financial advisor.

Macquarie Capital may decline any such engagement in its sole and absolute discretion, in which event Macquarie Capital would not be entitled to any fees from such engagement. Any engagement pursuant to the letter agreement will be on Macquarie Capital’s customary terms (including, as applicable, representations, warranties, covenants, conditions, indemnities and fees based upon the prevailing market for similar services for global, full-service investment banks), and such terms, including the amount of proposed fees of Macquarie for such engagement (but not the obligation to retain Macquarie Capital), shall be subject to the review of our audit committee’s policies and procedures relating to transactions that may present conflicts of interest. The letter agreement provided that Macquarie Capital would not be retained to render a fairness opinion on our initial business combination.

In accordance with the letter agreement described above, Macquarie Capital was engaged by letter agreement dated June 21, 2016 to act as non-exclusive financial advisor in connection with our Business Combination, for which it received a transaction fee of $3,150,000 upon the consummation of the Business Combination.

On March 16, 2016, we entered into convertible promissory notes with our Sponsors, whereby the Sponsors loaned us an aggregate of $500,000 (“Convertible Promissory Notes”) in order to finance transaction costs in connection with a business combination. The Convertible Promissory Notes were non-interest bearing, and were repaid as described below.

On September 29, 2016, we entered into non-convertible promissory notes with the Sponsors, whereby the Sponsors loaned us an aggregate of $200,000 (the “Promissory Notes”) in order to finance transaction costs in connection with a business combination. The Promissory Notes are non-interest bearing, and were repaid as described below.

On November 1, 2016, we entered into non-convertible promissory notes with the Sponsors, whereby the Sponsors loaned the Company an aggregate of $229,230 (the “Contribution Promissory Notes”) in order to fund the amounts deposited into the Trust Account for the public shares that were not redeemed in connection with the extension amendment. The Contribution Promissory Notes are non-interest bearing, and were repaid as described below.

Upon completion of the Business Combination, the Hydra Sponsor received an aggregate of 1,079,230 warrants, and the Macquarie Sponsor received an aggregate of 500,000 warrants and $214,615 in payment of such promissory notes.

For certain information regarding certain rights under the Stockholders Agreement, dated December 23, 2016, entered into in connection with the Business Combination, see “Selling Security Holders–Material Relationships with Selling Stockholders.”

Our principal executive offices in New York occupy space leased by Hydra Management, LLC (“HM”), an affiliate of our Executive Chairman, A. Lorne Weil. By letter dated May 23, 2017, the Company confirmed its agreement to assume, as of December 23, 2016, the ongoing monthly costs of maintaining those offices, including the monthly lease, utilities, employee payroll administration and health insurance costs, and general office expenses (“Administrative Expenses”), either by paying such amounts directly or by reimbursing HM for amounts paid by it. Such Administrative Expenses, all of which represent out-of-pocket payments to third parties, total approximately $18,000 per month, plus certain variable amounts. It is anticipated that such arrangement will continue on a transitional basis until all of such Administrative Expenses are assumed directly by the Company.

89

Nicholas Weil, the son of A. Lorne Weil, our Executive Chairman, serves as Head of Business Development, U.S. Lotteries, for our subsidiary Inspired Gaming (USA) Inc. Nicholas Weil receives an annual salary of $125,000, and is eligible to earn certain sales commissions in accordance with sales plans in effect from time to time.

Policies and Procedures for Related Person Transactions

Our audit committee must review and approve any related person transaction we propose to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and our stockholders. A summary of such policies and procedures is as follows:

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At each of its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

• whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

• whether there are business reasons for us to enter into the transaction;

• whether the transaction would impair the independence of an outside director; and

• whether the transaction would present an improper conflict of interest for any director or executive officer.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from voting on the approval of the transaction, but may, if so requested by the Chairman of the audit committee, participate in some or all of the Committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

Independence of Directors

The Company’s board of directors has determined that Messrs. Hagen, Hoye, Raphaelson, Vandemore and Withers are independent within the meaning of Nasdaq Rule 5605(a)(2) and, to the extent applicable, that they qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership.

90

EXECUTIVE COMPENSATION

We are an “emerging growth company,” as defined in the JOBS Act. As such, we are eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation, including the requirement to include a specific form of Compensation Discussion and Analysis. We have elected to take advantage of the scaled disclosure requirements available to emerging growth companies.

Summary Compensation Table

The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive officer and our two other most highly compensated executive officers, collectively referred to as “named executive officers” in this proxy statement, for all services rendered in all capacities to us and our subsidiaries for the two most recent fiscal years.

	Year(1)	Salary ($)		Bonus ($)(3)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Luke Alvarez	2016	555,960	(2)	-	(4)	-	-	-	7,006	(5)	562,966

President and Chief Executive Officer	2015	516,608		93,042	-	-	-	-	68,866	(6)	678,516

David Wilson	2016	361,196		-	(4)	-	-	-	94,694	(7)	455,890

Chief Operating Officer	2015	317,925		77,535	-	-	-	-	89,725	(8)	485,185

Steven Rogers	2016	361,175		86,676	(4)	-	-	-	77,418	(9)	525,269

Chief Commercial Officer – Digital Games	2015	277,616		77,535	-	-	-	-	65,461	(10)	420,612

(1) All payments in the “Summary Compensation Table” were made to the named executive officers in GBP. The amounts provided in the table are based on the average of HM Revenue and Customs (“HMRC”) rates for the fiscal year ended September 24, 2016 of 1.4446 US Dollars per GBP and for the fiscal year ended September 26, 2015 of 1.5507 US Dollars per GBP.

(2) Includes $24,077 received as compensation in connection with Board services.

(3) The named executives were entitled to receive bonuses under the Inspired Gaming (UK) Limited (“IGG”) Executive Team Bonus Plan in amounts up to 50% of their base salaries for the applicable year which were comprised of two components: IGG’s performance against targets; and the executive's personal performance against targets, and were subject to the discretion of the chief executive officer and to Board approval. The corporate performance targets were not achieved and, as such, the amounts shown were discretionary.

(4) In December 2015, a restructuring of the management shareholding structure of Inspired was undertaken. This resulted in management being issued new shares in Inspired and certain growth shares in Inspired Gaming Group Limited. Such shares were gifted back to Inspired and re-designated as deferred shares. The fair value of the shares was determined to be de minimis and resulted in no compensation expense.

(5) Consists of (i) health insurance premiums of $6872 and (ii) life insurance premiums for coverage under a group policy of $134.

(6) Consists of (i) contributions to the executive’s pension scheme of $31,918, (ii) an allowance for use of a personal vehicle of $32,704, (iii) health insurance premiums of $4,100 (iv) life insurance premiums for coverage under a group policy of $144.

(7) Consists of (i) contributions to the executive’s pension scheme of $54,173, (ii) an allowance for use of a personal vehicle of $36,794, (iii) health insurance premiums of $1,803 and (iv) life insurance premiums for coverage under a group policy of $1,924.

(8) Consists of (i) contributions to the executive’s pension scheme of $47,689, (ii) an allowance for use of a personal vehicle of $38,961, (iii) health insurance premiums of $1,309 and (iv) life insurance premiums for coverage under a group policy of $1,766.

(9) Consists of (i) contributions to the executive’s pension scheme of $54,173, (ii) an allowance for use of a personal vehicle of $19,869, (iii) health insurance premiums of $1,460 and (iv) life insurance premiums for coverage under a group policy of $1,916.

(10) Consists of (i) contributions to the executive’s pension scheme of $41,642, (ii) an allowance for use of a personal vehicle of $21,040, (iii) health insurance premiums of $1,047 and (iv) life insurance premiums for coverage under a group policy of $1,732.

91

Employment Service Agreements

The Company currently has employment service agreements with each of the named executive officers. We have included below descriptions of the current employment arrangements for each of these named executive officers.

Service Agreement Amendment and Letter Agreement with Luke L. Alvarez, President and Chief Executive Officer

On March 23, 2017, Inspired Gaming (Gibraltar) Limited (“Gaming Gibraltar”), a subsidiary of the Company, and Luke L. Alvarez, the President and Chief Executive Officer of the Company, amended that certain Service Agreement, dated April 1, 2015, by and between Gaming Gibraltar and Mr. Alvarez, with an effective date of January 1, 2017. Under the terms of such agreement, as amended, Mr. Alvarez’s annual base salary is £478,736 per year, with a target annual bonus of not less than 100%, and a maximum annual bonus of not more than 200%, of £525,000, subject to performance goals determined by the compensation committee of the board of directors of the Company (the “Committee”).

Each party is required to give 12 months’ notice of termination of employment; provided that the Company may at its absolute discretion may elect to terminate the employment of Mr. Alvarez with immediate effect on or at any time after giving notice by paying to Mr. Alvarez the salary and other benefits contractually due to him (or an amount equal to the cash value thereof) in lieu of notice in respect of the notice period or, if less, the notice period still outstanding. If Mr. Alvarez leaves, or is required to leave, his employment as a result of injury, disability, ill-health, retirement or redundancy, or is otherwise dismissed (unless Mr. Alvarez is dismissed for gross misconduct or voluntarily resigns before the end of the current fiscal year), Mr. Alvarez would be entitled to receive a pro-rated annual bonus during the twelve-month contractual notice period as if all of the performance conditions of such bonus had been satisfied.

In addition, on March 23, 2017, DMWSL 633 Limited, a subsidiary of the Company, and Mr. Alvarez entered into a letter agreement, pursuant to which, effective January 1, 2017, Mr. Alvarez receives an annual fee of £46,264 per year, in connection with Mr. Alvarez’s position as director of such entity.

Service Agreement with David G. Wilson, Chief Operating Officer

On October 1, 2008, Inspired Gaming (UK) Limited, a subsidiary of the Company, and David G. Wilson, the Chief Operating Officer, entered into a Service Agreement, as amended. Under the terms of such agreement, as amended, Mr. Wilson’s base salary is £250,000 per year. Mr. Wilson’s may be entitled to a bonus at such times and subject to such conditions as the Committee may in its absolute and sole discretion decide, taking into account the profit and cash flow performance of the Company against budget and other factors it reasonably considers appropriate from time to time. For fiscal 2017, the Committee approved a target annual bonus of not less than 75%, and a maximum annual bonus of not more than 100%, of his annual base salary, subject to performance goals determined by the Committee. Mr. Wilson may also be invited to participate in such share option arrangements as may be operated from time to time by the Company at the sole discretion of the Committee. The Company will also pay a sum equal to 15% of Mr. Wilson’s base annual salary per year as a pension contribution to a scheme of his choice. In addition, the Company provides Mr. Wilson with an allowance for use of a personal vehicle of £25,756.

Each party is required to give 12 months’ notice of termination of employment; provided that the Company may at its absolute discretion elect to terminate the employment of Mr. Wilson with immediate effect on or at any time after giving notice by paying to Mr. Wilson his salary and other benefits contractually due to him (or an amount equal to the cash value thereof) in lieu of notice in respect of the notice period or, if less, the notice period still outstanding.

Service Agreement with Steven Rogers, Chief Commercial Officer, Digital Games

On March 18, 2009, Inspired Gaming (UK) Limited, a subsidiary of the Company, and Steven Rogers, Chief Commercial Officer, Digital Games, entered into a service agreement. Under the terms of such agreement, as amended, Mr. Rogers’ base salary is £250,000 per year. Mr. Rogers’ may be entitled to a bonus at such times and subject to such conditions as the Committee may in its absolute and sole discretion decide, taking into account the profit and cash flow performance of the Company against budget and other factors it reasonably considers appropriate from time to time. For fiscal 2017, the Committee approved a target annual bonus of not less than 75%, and a maximum annual bonus of not more than 100%, of his annual base salary, subject to performance goals determined by the Committee. Mr. Rogers may also be invited to participate in such share option arrangements as may be operated from time to time by the Company at the sole discretion of the Committee. The Company will also pay a sum equal to 15% of Mr. Rogers’ base annual salary per year as a pension contribution to a scheme of his choice. In addition, Company provides Mr. Rogers with an allowance for use of a personal vehicle of £13,500.

92

Each party is required to give 12 months’ notice of termination of employment; provided that the Company may at its absolute discretion elect to terminate the employment of Mr. Rogers with immediate effect on or at any time after giving notice by paying to Mr. Rogers his salary and other benefits contractually due to him (or an amount equal to the cash value thereof) in lieu of notice in respect of the notice period or, if less, the notice period still outstanding.

Additional Termination Provisions and Covenants

In addition, the employment of each of the named executive officers may be terminated by the Company immediately without notice or payment in lieu of notice if such named executive officer:

•	commits any serious or persistent material breach of the terms of his service agreement (after receiving prior written warning of the nature of such breach and having been given a reasonable opportunity to rectify it);

•	is guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of the Company or any affiliate for which he is required to perform duties;

•	is guilty of conduct which seriously damages (or which in the reasonable opinion of the Board is likely to seriously damage) the interests of the Company or its shareholders or any affiliate or which brings (or in the reasonable opinion of the Board is likely to bring) himself or the Company or its shareholders or any affiliate into material disrepute or results in him failing or ceasing to be acceptable as a director or officer of any affiliated company to any relevant regulatory body governing the activities of any affiliated company;

•	is convicted of an arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed);

•	is adjudged bankrupt or insolvent or makes any arrangement or composition with his creditors;

•	is or becomes prohibited by law from being a director;

•	voluntarily resigns as a director of the Company; or

•	commits or has committed any material breach of the organizational documents of the Company.

Each named executive officer shall continue to be paid his salary during any period of absence of work due to sickness, injury or other incapacity up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks.

Under the service agreements, the named executive officers are subject to certain covenants, including, but not limited to, a covenant not to enter into a competing business in the case of Mr. Alvarez, for a period of six months, and in the case of Messrs. Wilson and Rogers, for a period of three months after the date of termination of his employment, a covenant not to solicit suppliers, senior management or customers for a period of six months after the date of termination of his employment.

Outstanding Equity Awards at 2016 Fiscal Year-End

There were no equity awards outstanding as of September 24, 2016 for the named executive officers.

93

Director Compensation

In fiscal 2017, upon the closing of the Business Combination, the Company adopted a compensation program for non-employee directors, which provides for payment of annual cash retainers of $50,000 and annual grants of restricted stock units having an aggregate grant date value of $50,000, subject to adjustment based on the market price of the Company’s stock. Directors who chair a Committee of the Board or serve as the lead independent director receive additional amounts of $5,000 as an annual retainer and $5,000 as an annual equity award, subject to adjustment based on the market price of the Company’s stock.

The following table sets forth information concerning all compensation awarded to, earned by, or paid to, the directors of Inspired (other than Messrs. Alvarez and Wilson who were also directors of Inspired prior to the Business Combination and whose compensation is disclosed in the Summary Compensation Table), during the fiscal year ended September 24, 2016, prior to the Business Combination. Mr. Alvarez received $23,793 as compensation in connection with Board services. See “Summary Compensation Table” on page 91.

	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(1)		Total ($)(1)
Ian Riley	85,231	(2)	-	-	-	-	-		85,231
Philip M. Russmeyer	85,231	(3)	-	-	-	-	-		85,231
James W. O’Halleran	36,115		-	-	-	-	235,332	(4)	271,447
Jeremy Brade	72,230	(5)	-	-	-	-			72,230

(1) All payments in this table were made to the directors in GBP. The amounts provided in the table are based on the average of HMRC rates for the fiscal year ended September 24, 2016 of 1.4446 US Dollars per GBP.

(2) Represents amounts paid to Vitruvian Partners LLP on behalf of Vitruvian Directors I Limited (“Vitruvian I”) as a fee in respect of service on the Board of Directors of Inspired. Mr. Riley was an appointed representative of Vitruvian I.

(3) Represents amounts paid to Vitruvian Partners LLP on behalf of Vitruvian Directors II Limited (“Vitruvian II”) as a fee in respect of service on the Board of Directors of Inspired. Mr. Russmeyer was an appointed representative of Vitruvian II.

(4) Represents consulting fees paid to Loxley Strategic Consulting Limited, a firm owned by Mr. O’Halleran, which provides services to Inspired Gaming (UK) Limited in the areas of government relations, compliance, management and strategy.

(5) Represents amounts paid to Harwood Capital LLP (“Harwood”) as a fee in respect of service on the Board of Directors of Inspired. Mr. Brade was an appointed representative of Harwood.

There were no outstanding stock options or stock awards held by Inspired directors as of September 24, 2016.

94

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our common stock does not purport to be complete and does not include any contractual restrictions that may apply to particular shares owned by the selling stockholders. You should refer to our second amended and restated certificate of incorporation (the “charter”) which is included as an exhibit to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

Authorized and Outstanding Stock

The charter authorizes the issuance of 50,000,000 shares, consisting of 49,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of the date of this prospectus, there were 22,390,447 shares of common stock outstanding, held of record by approximately 60 holders of common stock. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The charter provides that the shares of common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor, provided that such holder is not an Unsuitable Person (as defined below). In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding-Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding- up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of preferred stock, if any, have been satisfied.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock.

In the event of a liquidation, dissolution or winding up of the Company our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights.

95

Limitations

The charter provides the Company with the ability to restrict securities ownership by persons (“Unsuitable Person”) who fail to comply with informational or other regulatory requirements under applicable gaming laws, who are found unsuitable to hold the Company’s securities by gaming authorities or who could by holding its securities cause the Company or any affiliate to fail to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gaming authority.

Founder Shares

The founder shares are identical to the shares of common stock included in the units that were sold in our IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that the founder shares are subject to certain transfer restrictions, as described in more detail below.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsors, each of whom will be subject to the same transfer restrictions) until the earlier of the one year anniversary of the completion of the Business Combination, which will be December 23, 2017, or earlier if, (x) subsequent to our Business Combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Business Combination, or (y) the date following the completion of our Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Warrants

Public Warrants

There are currently 8,000,000 Public Warrants of the Company outstanding, which were originally sold as part of units in the Company’s IPO. Each warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 per one-half of one share ($11.50 per whole share), subject to adjustment as discussed below, at any time commencing 30 days after the completion of our Business Combination. Warrants may be exercised only for a whole number of shares of our common stock. No fractional shares will be issued upon exercise of the warrants. The warrants became exercisable on January 23, 2017 and will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time on December 23, 2021, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We will use our best efforts to maintain the effectiveness of this registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

96

We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the warrant exercise price of $5.75 per one-half of one share ($11.50 per whole share) after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsors and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as such holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

97

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black-Scholes value (as defined in the warrant agreement) of the warrant.

98

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Private Warrants

Our Sponsors and certain insiders purchased an aggregate of 7,500,000 Private Warrants, each exercisable for one-half of one share of our common stock at $5.75 per half share, for a purchase price of $3,750,000, or $0.50 per warrant in a private placement that occurred concurrently with the consummation of our IPO. The Macquarie Sponsor received 2,000,000 warrants pursuant to a forward purchase contract with the Company on the date of the Business Combination. Additionally, 1,579,230 warrants were issued in the aggregate to the Sponsors in payment of promissory notes issued by the Company to fund expenses prior to the Business Combination. The Private Warrants are identical to the Public Warrants sold in the IPO, except that, if held by our Sponsors or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption.

The Private Warrants were sold in private placements pursuant to Regulation D of the Securities Act and were exempt from the registration requirements under the federal securities laws. However, the holders of these Private Warrants have agreed that they will not exercise them if, at the time of exercise, an effective registration statement and a current prospectus relating to the common stock issuable upon exercise of the Public Warrants is not available, unless, at that time, the Public Warrants are exercisable on a cashless basis.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition and debt covenants. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

99

Certain Anti-Takeover Provisions of Our Chart and Our Bylaws and Certain Provisions of Delaware Law

We are not subject to the provisions of Section 203 of the DGCL.

The Company’s second amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

▪	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
▪	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;
▪	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
▪	limiting the liability of, and providing indemnification to, our directors and officers;
▪	the Court of Chancery of the State of Delaware as the exclusive forum for adjudication of disputes;
▪	controlling the procedures for the conduct and scheduling of stockholder meetings; and
▪	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”), which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our second amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell such shares, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding or

100

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which in the case of the Company was filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, we had 22,390,447 shares of common stock outstanding. Of these shares, 3,523,936 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 18,866,511 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this prospectus, there are a total of 19,079,230 warrants to purchase shares of our common stock outstanding. Each warrant is exercisable for one-half share of common stock.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004.

Listing of Securities

Our common stock is listed and traded on NASDAQ under the symbol “INSE.”

101

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the ownership and disposition of our common stock. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings and judicial decisions as of the date of this prospectus. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion only applies to persons who hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of common stock in light of its particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or holder of common stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, a pension or other employee benefit plan, a financial institution or broker-dealer, a regulated investment company, a real estate investment trust, a foreign government or international organization, a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar, a person holding common stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, a former U.S. citizen, or a former long-term U.S. resident). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion. The conclusions in this discussion are based on professional judgment and are not a guarantee of a result and are not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the conclusions set forth herein will be sustained if challenged by the Internal Revenue Service.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner of that partnership (or member of such other entity) generally will depend upon the status of the partner (or member) and the activities of the partnership (or such other entity). If you are a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) or a partner of a partnership (or member of such other entity) holding our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders:

You are a “U.S. Holder” if you are a beneficial owner of our common stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

102

•	a trust if you (a) are subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of your substantial decisions or (b) have a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Distributions in General. If taxable distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. Holder’s tax basis in the common stock on a share by share basis, and the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Consideration—U.S. Holders: Sale or Other Disposition.”

Dividends received by individual U.S. Holders will be subject to a preferential rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual U.S. Holder elects to treat the dividends as “investment income,” which may be offset by investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual U.S. Holders with respect to common stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the common stock becomes ex-dividend, or to the extent the U.S. Holder is under an obligation to make related payments with respect to positions in substantially similar or related property. Also, if a dividend received by an individual U.S. Holder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual U.S. Holder on a subsequent disposition of the common stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such U.S. Holder’s holding period for the common stock.

Dividends received by corporations generally will be eligible for the dividends-received deduction. This deduction is allowed if the underlying common stock is held for at least 45 days during the 91-day period beginning on the date 45 days before the ex-dividend date of the common stock. If a corporate stockholder receives a dividend on the common stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the corporate stockholder in certain instances must reduce its basis in the common stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate stockholder’s basis in the common stock, any excess will be taxed as gain as if such stockholder had disposed of its shares of common stock in the year the “extraordinary dividend” is paid. Each corporate U.S Holder of common stock is urged to consult with its tax advisor with respect to the eligibility for and amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it receives.

Sale or Other Disposition. A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of our common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to declared and unpaid dividends, which will be taxable to U.S. Holders of record as described above under “Material U.S. Federal Income Tax Considerations—U.S. Holders: Distributions in General”) and the U.S. Holder’s adjusted tax basis in the common stock sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are taxed at a preferential rate. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax. U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, our common stock, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on our common stock and to certain payments of proceeds on the sale or other disposition of our common stock. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on our common stock and certain payments of proceeds of the sale or other disposition of our common stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

103

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders:

You are a “Non-U.S. Holder” if you are a beneficial owner of our common stock and you are not (i) a “U.S. Holder” or (ii) a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

Distributions on the Common Stock. If cash or certain other taxable distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in our common stock and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of our common stock, the tax treatment of which is discussed below under “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders: Sale or Other Disposition.” In addition, although we believe we are not currently a “U.S. real property holding corporation,” as such term is defined in Section 897(c) of the Code, (a “USRPHC”) if we were to meet the definition of a USRPHC and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders: Sale or Other Disposition”), with a credit generally allowed against the Non-U.S. Holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends or any other taxable distribution (whether in cash, common stock or other property) paid to a Non-U.S. Holder of our common stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by statute or an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or any successor form or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form or other applicable form) and certify under penalties of perjury that such Non-U.S. Holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, complete Internal Revenue Service Form W-8IMY and all required attachments (or any successor form or other applicable form) and satisfy the relevant certification requirements of applicable Treasury regulations.

104

A Non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition. Any gain realized by a Non-U.S. Holder on the disposition of our common stock will not be subject to U.S. federal income or withholding tax unless:

(i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

(iii) we are or have been a USRPHC, and such Non-U.S. Holder owned beneficially (directly or pursuant to attribution rules) more than 5% of the total fair market value of our common stock, as applicable, at any time during the five year period ending either on the date of disposition or other applicable determination date. This assumes that our common stock is and continues to be regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

A Non-U.S. Holder described in clause (i) above will generally be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, and if the Non-U.S. Holder is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. Holder described in clause (iii) above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code.

If a Non-U.S. Holder is subject to U.S. federal income tax on any sale, exchange or other disposition of our common stock, such Non-U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. Holder and the Non-U.S. Holder’s adjusted tax basis in our common stock, as applicable. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. Holder’s holding period for the common stock is longer than one year. A Non-U.S. Holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

Information Reporting and Backup Withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable treaty.

A Non-U.S. Holder will not be subject to backup withholding on dividends paid to such Non-U.S. Holder as long as such Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our common stock unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

105

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

FATCA. The U.S. Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on dividends on our common stock and on the gross proceeds of a disposition (after December 31, 2018) of our common stock that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code and the Treasury regulations thereunder) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, or is otherwise exempt from FATCA withholding; or (ii) a “non-financial foreign entity” (as that term is defined in Section 1472(d) of the Code and the Treasury regulations thereunder) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements, or otherwise is exempt from FATCA withholding. Intergovernmental agreements entered into between the United States and a foreign jurisdiction may modify these requirements. A Non-U.S. Holder should consult its own tax advisor regarding the application of this legislation to it.

106

PLAN OF DISTRIBUTION

We are registering 22,225,950 shares of our common stock for possible sale by the selling stockholders, which includes 5,539,615 shares of common stock underlying our Private Warrants that may be issued by us upon the exercise of the Private Warrants by the holders thereof. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above under “Selling Stockholders” and their donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions or transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the common stock by any selling stockholder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	“at the market” or through market makers or into an existing market for the shares;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or any other method permitted by applicable law.

The selling stockholders may sell the shares from time to time at prices related to the then prevailing market price, at fixed prices or prices subject to change, or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on NASDAQ or any other exchange or market.

107

The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the common stock, including liabilities under the Securities Act. Upon our notification by a selling stockholder of an expected transaction in our common stock, we may file a supplement to this prospectus or an amendment to the registration statement of which this prospectus forms a part, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

We and the selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer in a transaction subject to such guidelines may not exceed specified limits determined by FINRA.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

108

LEGAL MATTERS

Kramer Levin Naftalis & Frankel LLP will pass upon the validity of the shares covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of DMWSL 633 Limited and its Subsidiaries as of September 24, 2016 and September 26, 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014 are included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our legal counsel, Kramer Levin Naftalis & Frankel LLP, received 26,942 shares of common stock as partial compensation for legal services rendered in connection with the Business Combination and is a selling stockholder pursuant to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, including the shares, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.inseinc.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

109

F-1

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2017	September 24, 2016
	(Unaudited)
Assets
Current assets
Cash	$13,345	$1,486
Accounts receivable, net	21,752	16,446
Inventory, net	6,702	7,684
Prepaid expenses and other current assets	18,881	19,124
Total current assets	60,680	44,740

Property and equipment, net	44,775	49,231
Software development costs, net	41,100	36,960
Other acquired intangible assets subject to amortization, net	10,167	12,234
Goodwill	43,829	45,705
Other assets	980	1,000
Total assets	$201,531	$189,870

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$12,621	$13,662
Accrued expenses	13,148	17,478
Corporate tax and other current taxes payable	2,957	4,665
Deferred revenue, current	10,247	9,593
Other current liabilities	3,133	3,115
Current portion of long-term debt	13,723	10,082
Current portion of capital lease obligations	484	210
Total current liabilities	56,313	58,805

Long-term debt	103,298	402,327
Capital lease obligations, net of current portion	394	165
Deferred revenue, net of current portion	10,066	12,282
Earnout liability	10,478	-
Derivative liability	1,136	-
Other long-term liabilities	12,774	12,362
Total liabilities	194,459	485,941

Commitments and contingencies

Stockholders' equity (deficit)
Preferred stock; $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at March 31, 2017 and September 24, 2016	-	-
Common stock; $0.0001 par value; 49,000,000 shares authorized; 20,378,002 shares and 11,801,369 shares issued and outstanding at March 31, 2017 and September 24, 2016, respectively	2	1
Additional paid in capital	320,248	614
Accumulated other comprehensive income	48,116	33,105
Accumulated deficit	(361,294)	(329,791)
Total stockholders' equity (deficit)	7,072	(296,071)
Total liabilities and stockholders' equity (deficit)	$201,531	$189,870

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016

Revenue:
Service	$25,396	$29,151	$50,640	$59,223
Hardware	2,664	1,289	4,457	2,032
Total revenue	28,060	30,440	55,097	61,255

Cost of sales, excluding depreciation and amortization:
Cost of service	(3,232)	(4,125)	(6,980)	(8,492)
Cost of hardware	(2,451)	(503)	(3,612)	(841)
Selling, general and administrative expenses	(14,404)	(14,595)	(28,135)	(30,771)
Stock-based compensation expense	(1,291)	-	(1,327)	-
Acquisition related transaction expenses	(813)	(389)	(11,273)	(1,667)
Depreciation and amortization	(8,004)	(9,172)	(15,172)	(18,444)
Net operating (loss) income	(2,135)	1,656	(11,402)	1,040

Other income (expense)
Interest income	-	-	12	-
Interest expense	(4,542)	(14,905)	(18,965)	(31,012)
Change in fair value of earnout liability	(2,155)	-	(879)	-
Change in fair value of derivative liability	(203)	-	(79)	-
Other finance costs	(53)	(63)	(107)	(128)
Total other expense, net	(6,953)	(14,968)	(20,018)	(31,140)

Net loss before income taxes	(9,088)	(13,312)	(31,420)	(30,100)
Income tax expense	(32)	(203)	(83)	(289)
Net loss	(9,120)	(13,515)	(31,503)	(30,389)

Other comprehensive income (loss):
Foreign currency translation gain/(loss)	649	18,706	18,134	18,408
Actuarial losses on pension plan	(1,867)	(2,498)	(3,123)	(3,790)
Other comprehensive income/(loss)	(1,218)	16,208	15,011	14,618

Comprehensive (loss) income	$(10,338)	$2,693	$(16,492)	$(15,771)

Net loss per common share – basic and diluted	$(0.45)	$(1.15)	$(1.94)	$(2.61)

Weighted average number of shares outstanding during the period – basic and diluted	20,378,002	11,801,369	16,266,916	11,648,033

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

(Unaudited)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’ equity
	Shares	Amount	capital	income	deficit	(deficit)

Balance as of September 24, 2016	11,801,369	$1	$614	$33,105	$(329,791)	$(296,071)
Foreign currency translation adjustments	-	-	-	18,134	-	18,134
Actuarial losses on pension plan	-	-	-	(3,123)	-	(3,123)
Shares issued in Merger	8,412,097	1	326,237	-	-	326,238
Earnout liability related to Merger (see Note 13)	-	-	(9,575)	-	-	(9,575)
Sale of common stock	164,536	-	1,645	-	-	1,645
Stock-based compensation expense	-	-	1,327	-	-	1,327
Net loss	-	-	-	-	(31,503)	(31,503)
Balance as of March 31, 2017	20,378,002	$2	$320,248	$48,116	$(361,294)	$7,072

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended March 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(31,503)	$(30,389)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	15,172	18,444
Stock-based compensation expense	1,327	-
Change in fair value of derivative liability	79	-
Change in fair value of earnout liability	879	-
Non-cash interest expense relating to PIK loan notes	9,762	21,578

Changes in assets and liabilities:
Accounts receivable	(5,865)	(4,684)
Inventory	679	(575)
Prepaid expenses and other assets	(432)	5,651
Corporate tax and other current taxes payable	(1,474)	(361)
Accounts payable	2,363	3,973
Other current liabilities	(11)	(226)
Deferred revenues and customer prepayment	(486)	(2,895)
Accrued expenses	(1,295)	(2,476)
Other long-term liabilities	(1,496)	(2,919)
Net cash (used in) provided by operating activities	(12,301)	5,121

Cash flows from investing activities:
Purchases of property and equipment	(9,092)	(8,697)
Purchases of capital software	(11,248)	(10,258)
Net cash used in investing activities	(20,340)	(18,955)

Cash flows from financing activities:
Proceeds from issuance of revolver and long-term debt	4,039	12,737
Proceeds from (repayments of) finance leases	517	(75)
Cash received in connection with Merger	36,664	-
Proceeds from sale of common stock	1,645	-
Repayments of long-term debt	-	-
Net cash provided by financing activities	42,865	12,662

Effect of exchange rate changes on cash	1,635	(125)
Net increase (decrease) in cash	11,859	(1,297)
Cash, beginning of period	1,486	4,060
Cash, end of period	$13,345	$2,763

Supplemental cash flow disclosures
Cash paid during the period for interest	$5,604	$6,418
Cash paid during the period for income taxes	$47	$9

Supplemental disclosure of noncash investing and financing activities
Fair value adjustment of PIK shareholder loans	$174,990	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(in thousands, except share and per share data)

(Unaudited)

1.	Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies

Company Description and Nature of Operations

Inspired Entertainment, Inc. (f/k/a Hydra Industries Acquisition Corp.) (the “Company,” the “Group,” “we,” “our,” and “us”) is a global gaming technology company, supplying Virtual Sports, Mobile and Server Based Gaming (“SBG”) systems to regulated lottery, betting and gaming operators worldwide. Our strategic focus is the development and sale of software systems and digital terminals.

The Company was originally incorporated in Delaware on May 24, 2014 as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On December 23, 2016 (the “Closing Date”), the Company consummated its business combination with DMWSL 633 Limited (“Inspired”) pursuant to the Share Sale Agreement (the “Merger”), dated as of July 13, 2016, by and among the Company, the previous owners, Inspired, DMWSL 632 Limited and Gaming Acquisitions Limited (the “Sale Agreement”). In connection with the closing of the Merger, the Company changed its name from Hydra Industries Acquisition Corp. to Inspired Entertainment, Inc. Unless the context otherwise requires, the “Company” refers to the combined company and its subsidiaries following the Merger, “Hydra” refers to the Company prior to the closing of the Merger and “Inspired” refers to Inspired prior to the Merger. See Note 2 for further discussion of the Merger.

Management Liquidity Plans

As of March 31, 2017, the Company’s cash on hand was $13,345 and the Company had working capital of $4,367. The Company recorded net losses of $31,503 and $30,389 for the six months ended March 31, 2017 and 2016, respectively. The net losses arose primarily due to one-time items, primarily acquisition related expenses and interest on shareholder loan notes which are no longer a liability of the Company following the Merger as detailed in Note 2. The Company historically has had positive cash flows from operating activities and has relied on a combination of cash flows provided by operations and the incurrence of additional debt and/or the refinancing of existing debt to fund its obligations. Management believes that the Company’s cash balances on hand, cash flows expected to be generated from operations, ability to control and defer capital projects and borrowings available under the Company’s credit facilities will be sufficient to fund the Company’s net cash requirements through May 2018.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and pursuant to the instructions to Form S-1 and Article 10 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management’s opinion, however, that the accompanying unaudited interim condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

F-6

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with Inspired’s consolidated financial statements and notes thereto for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014 included elsewhere in this prospectus. The financial information as of September 24, 2016 is derived from the audited consolidated financial statements included elsewhere in this prospectus. The interim results for the three and six months ended March 31, 2017 are not necessarily indicative of the results to be expected for the year ending September 30, 2017 or for any future interim periods.

The Merger has been accounted for as a reverse merger in accordance with US GAAP. This determination was primarily based on Inspired’s business comprising the ongoing operations of the Company following the Merger, Inspired’s senior management comprising the senior management of the Company and Inspired’s stockholders having a majority of the voting power of the Company. For accounting purposes, Hydra is considered the “acquired” company and Inspired is considered the “acquirer.” Accordingly, for accounting purposes, the Merger is treated as the equivalent of Inspired issuing stock for the net assets of Hydra, accompanied by a recapitalization. The net assets of Hydra are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Closing Date of the Merger are those of Inspired, and Hydra’s assets, liabilities and results of operations are consolidated with Inspired beginning on the Closing Date. The shares and corresponding capital amounts and earnings per share available to common stockholders, pre-merger, have been retroactively restated as shares reflecting the exchange ratio in the Merger. The historical financial information and operating results of Hydra prior to the Merger have not been separately presented in these condensed consolidated financial statements as they were not significant or meaningful.

Effective September 25, 2016, the Company changed its reporting year end from a 52-week period ending on the last Saturday in September to a September 30 year end, commencing with the year ending September 30, 2017. Accordingly, the period ended March 31, 2017 includes the results of operations for the Company for the period from September 25, 2016 through March 31, 2017. Additionally, the period ended March 31, 2016 includes the results of operations for the Company for the period from September 27, 2015 through March 31, 2016.

Principles of Consolidation

All monetary values set forth in these unaudited interim condensed consolidated financial statements are in US Dollars (“USD”) unless otherwise stated herein. The accompanying unaudited interim condensed consolidated financial statements include the results of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassification

Certain prior year amounts were reclassified to conform to the current year’s presentation. These reclassifications have no effect on the financial position or results of operations reported as of and for the three and six months ended March 31, 2016.

Use of Estimates

The preparation of unaudited interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates these estimates, including those related to the revenue recognition for contracts involving software and non-software elements, allowance for doubtful accounts, inventory reserve for net realizable value, goodwill and intangible assets, useful lives of long-lived assets, stock-based compensation, valuation allowances on deferred taxes, earnout liability, derivative liabilities, commitments and contingencies and litigation, among others. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. We regularly evaluate these significant factors and make adjustments when facts and circumstances dictate. Actual results may differ from these estimates.

Common Stock Purchase Warrants and Derivative Financial Instruments

The Company reviews any common stock purchase warrants and other freestanding derivative financial instruments at each balance sheet date and classifies them on the condensed consolidated balance sheet as:

F-7

a)	Equity if they (i) require physical settlement or net-share settlement, or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), or
b)	Assets or liabilities if they (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

The Company assesses classification of its common stock purchase warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company determined that its outstanding common stock purchase warrants satisfied the criteria for classification as equity instruments at March 31, 2017. The Company also determined that its obligation to settle certain management bonuses in either cash or stock satisfied the criteria for classification as a derivative financial instrument at March 31, 2017 (see Note 14).

Share-Based Payment Arrangements

The Company accounts for stock based compensation in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation - Stock Compensation” (“ASC 718”). ASC 718 requires generally that all equity awards be accounted for at their “fair value.” This fair value is measured on the grant date for stock-settled awards, and at subsequent exercise or settlement for cash-settled awards. Fair value is equal to the underlying value of the stock for “full-value” awards such as restricted stock and performance shares, and is estimated using an option-pricing model with traditional inputs for “appreciation” awards such as stock options and stock appreciation rights.

Costs equal to these fair values are recognized ratably over the requisite service period based on the number of awards that are expected to vest, or in the period of grant for awards that vest immediately and have no future service condition. For awards that vest over time, previously recognized compensation cost is reversed if the service or performance conditions are not satisfied and the award is forfeited. The expense resulting from share-based payments is recorded in general and administrative expense in the accompanying consolidated statements of operations.

Subsequent modifications to outstanding awards result in incremental cost if the fair value is increased as a result of the modification.

Customer Concentration

During the three months ended March 31, 2017, there were two customers that represented at least 10% of revenues, accounting for 27% and 13% of the Company’s revenues. During the three months ended March 31, 2016, two customers represented at least 10% of revenues, accounting for 29% and 12% of the Company’s revenues.

During the six months ended March 31, 2017, there were two customers that represented at least 10% of revenues, accounting for 29% and 12% of the Company’s revenues. During the six months ended March 31, 2016, two customers represented at least 10% of revenues, accounting for 30% and 11% of the Company’s revenues.

At March 31, 2017, one customer represented at least 10% of accounts receivable, accounting for 30% of the Company’s accounts receivable. At September 24, 2016, there were no customers that represented at least 10% of accounts receivable.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which was subsequently modified in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date. As a result, the ASU No. 2014-09 is effective retrospectively for fiscal years and interim periods within those years beginning after December 15, 2017. The core principle of ASU No. 2014-09 is that companies should recognize revenue when the transfer of promised goods or services to customers occurs in an amount that reflects what the company expects to receive. It requires additional disclosures to describe the nature, amount, timing and uncertainty of revenue and cash flows from contracts with customers. In 2016, the FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20). The Company will adopt the standard on January 1, 2018, using the full retrospective transition method, which may result in a cumulative-effect adjustment for deferred revenue to the opening balance sheet for 2016 and the restatement of the financial statements for all prior periods presented. The Company continues to evaluate the impact of adoption of this standard on its consolidated financial statements and disclosures.

F-8

In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). ASU 2016-09 was issued as part of the FASB’s simplification initiative and affects all entities that issue share-based payment awards to their employees. The amendments in this update cover such areas as the recognition of excess tax benefits and deficiencies, the classification of those excess tax benefits on the statement of cash flows, an accounting policy election for forfeitures, the amount an employer can withhold to cover income taxes and still qualify for equity classification and the classification of those taxes paid on the statement of cash flows. ASU 2016-09 is effective for annual and interim periods beginning after December 15, 2016. This guidance can be applied either prospectively, retrospectively or using a modified retrospective transition method, depending on the area covered in this update. Early adoption is permitted. The Company adopted the methodologies prescribed by ASU 2014-15 as of October 1, 2016. The adoption of ASU 2016-09 did not have a material effect on the Company’s financial position or results of operations.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows: Clarification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”), which eliminates the diversity in practice related to the classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for annual and interim periods beginning after December 15, 2017 and early adoption is permitted. ASU 2016-15 provides for retrospective application for all periods presented. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740)” (“ASU 2016-16”), which reduces the complexity in the accounting standards by allowing the recognition of current and deferred income taxes for an intra-entity asset transfer, other than inventory, when the transfer occurs. This guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted using a modified retrospective transition approach. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805) Clarifying the Definition of a Business” (“ASU 2017-01”). The amendments in ASU 2017-01 is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company is currently evaluating the impact of adopting this guidance.

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 eliminates Step 2 along with amending other parts of the goodwill impairment test. Under ASU 2017-04, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount, and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value with the loss not exceeding the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019, and interim periods therein with early adoption permitted for interim or annual goodwill impairment tests performed after January 1, 2017. At adoption, this update will require a prospective approach. The Company is currently evaluating the impact of adopting this guidance.

F-9

In March 2017, the FASB issued ASU 2017-07, “Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” (“ASU 2017-07”). The new guidance requires companies with sponsored defined benefit pension and/or other postretirement benefit plans to present the service cost component of net periodic benefit cost in the same income statement line item as other compensation costs. The other components of net periodic benefit cost will be presented separately and not included in operating income. In addition, only service costs are eligible to be capitalized as an asset. ASU 2017-07 will be effective for fiscal years beginning after December 15, 2017, including interim periods within those years, and the guidance will generally be applied retroactively, whereas the capitalization of the service cost component will be applied prospectively. Early adoption is permitted with all of the amendments adopted in the same period. If an entity early adopts the guidance in an interim period, any adjustments must be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently assessing the effect that ASU 2017-07 will have on its financial position, results of operations, and disclosures.

2.	Merger

On the Closing Date, Hydra and Inspired consummated the Merger contemplated by the Sale Agreement which provided for, among other things, the acquisition of all of the outstanding equity and shareholder loan notes of Inspired by Hydra pursuant to the Merger. In connection with the Merger, Hydra issued 11,815,435 shares of common stock to the prior owners of Inspired.

Immediately following the Merger, there were 20,213,466 shares of common stock outstanding and warrants to purchase 9,539,615 shares of common stock.

Warrants

As of the Closing Date of the Merger, Hydra had 19,079,230 outstanding warrants to purchase an aggregate of 9,539,615 shares of the Company’s common stock, which includes 8,000,000 warrants originally issued as part of the IPO (the “Public Warrants”) and 11,079,230 warrants issued in private placements (the “Private Placement Warrants”). Each warrant entitles its holder to purchase one-half of one share of the Company’s common stock at an exercise price of $11.50 per whole share and will expire on December 23, 2021, or earlier upon liquidation by the Company. The warrants became exercisable 30 days after the Closing Date. The Company may redeem the Public Warrants at a price of $0.01 per warrant if the last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period. The Company may not redeem the Private Placement Warrants so long as they are held by the initial purchaser or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or such purchasers’ permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

3.	Accounts Receivable

Accounts receivable consist of the following:

	March 31, 2017	September 24, 2016
Trade receivables	$22,015	$16,698
Other receivables	52	88
Allowance for doubtful accounts	(315)	(340)
Total accounts receivable, net	$21,752	$16,446

F-10

4.	Inventory

Inventory consists of the following:

	March 31, 2017	September 24, 2016
Component parts	$4,745	$6,175
Finished goods	1,957	1,509
Total inventories	$6,702	$7,684

Component parts include parts for gaming terminals. Included in component parts are reserves for excess and slow-moving inventory of $363 and $469 as of March 31, 2017 and September 24, 2016, respectively. Our finished goods inventory primarily consists of gaming terminals which are ready for sale.

5.	Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of the following:

	March 31, 2017	September 24, 2016
Prepaid expenses	$7,940	$8,678
Unbilled accounts receivable	10,941	10,446
Total prepaid expenses and other assets	$18,881	$19,124

6.	Property and Equipment, net

	March 31, 2017	September 24, 2016
Short-term leasehold property	$345	$360
Video lottery terminals	100,249	104,176
Computer equipment	7,628	7,242
Plant and machinery	3,567	3,215
	111,789	114,993
Less: accumulated depreciation	(67,014)	(65,762)
	$44,775	$49,231

Depreciation and amortization expense amounted to $4,519 and $5,789 for the three months ended March 31, 2017 and 2016, respectively, and $9,157 and $12,073 for the six months ended March 31, 2017 and 2016, respectively.

7.	Software Development Costs, net

Software development costs, net consisted of the following:

	March 31, 2017	September 24, 2016
Software development costs	$74,659	$67,289
Less: accumulated amortization	(33,559)	(30,329)
	$41,100	$36,960

F-11

For the quarter ended March 31, 2017, the Company capitalized $5,158 of software development costs. Amounts in the above table include $2,385 and $1,797 of internal use software at March 31, 2017 and September 24, 2016, respectively.

The total amount of software costs amortized was $2,444 and $2,463 for the three months ended March 31, 2017 and 2016, respectively, and $4,193 and $4,492 for the six months ended March 31, 2017 and 2016, respectively. Software costs written down to net realizable value amounted to $263 for the three and six months ended March 31, 2017. The Company did not have any software costs written down to net realizable value in the three and six months ended March 31, 2016. The weighted average amortization period was 3.2 years for the three and six months ended March 31, 2017 and 2016. The estimated software amortization expense for the six months ending September 30, 2017 is $5,976 and for the years ending September 30, 2018, 2019, 2020, 2021 and 2022 is $12,971, $11,147, $6,808, $3,286 and $912 per annum, respectively.

8.	Intangible Assets and Goodwill

The following tables present certain information regarding our intangible assets. Amortizable intangible assets are being amortized on a straight-line basis over their estimated useful lives of ten years with no estimated residual values, which materially approximates the expected pattern of use.

	March 31, 2017	September 24, 2016
Trademarks	$16,870	$17,592
Customer relationships	14,417	15,035
	31,287	32,627
Less: accumulated amortization	(21,120)	(20,393)
	$10,167	$12,234

Aggregate intangible asset amortization expense amounted to $777 and $920 for the three months ended March 31, 2017 and 2016, respectively, and $1,558 and $1,879 for the six months ended March 31, 2017 and 2016, respectively. The estimated intangible asset amortization expense for the period ending September 30, 2017 (six months) is $1,566 and for the years ended September 30, 2018 and 2019 is $3,132 per annum, with a final amortization expense of $2,337 in the year ending September 30, 2020.

Goodwill

The difference in the carrying amount of goodwill at March 31, 2017 and September 24, 2016, as reported in the accompanying unaudited interim condensed consolidated balance sheets is attributable to foreign currency translation adjustments.

9.	Accrued Expenses

Accrued expenses consist of the following:

	March 31, 2017	September 24, 2016
Interest payable - cash	$2,781	$2,679
Interest payable – payment in kind	573	381
Asset retirement obligations	162	-
Accrued corporate cost expenses	2,403	1,914
Direct costs of sales	4,313	7,530
Other creditors	2,916	4,974
	$13,148	$17,478

F-12

10.	Other Liabilities

Other liabilities consist of the following:

	March 31, 2017	September 24, 2016
Customer prepayments & deposits	$3,133	$3,115
Total other liabilities, current	3,133	3,115
Foreign exchange contract liabilities	-	12
Other payables, net of current portion	2,614	3,454
Asset retirement obligations	659	921
Pension liability	9,501	7,975
Total other liabilities, long-term	12,774	12,362
	$15,907	$15,477

11.	Long Term and Other Debt

Outstanding Debt and Capital Leases

The following reflects outstanding debt and capital leases as of the dates indicated below:

	Principal	Unamortized deferred financing charge	Book value, March 31, 2017
Senior bank debt	$117,596	$(575)	$117,021
Capital leases and hire purchase contract	878	-	878
Total long-term debt outstanding	118,474	(575)	$117,899
Less: current portion of long-term debt	(14,207)	-	(14,207)
Long-term debt, excluding current portion	$104,267	$(575)	$103,692

	Principal	Unamortized deferred financing charge	Book value, September 24, 2016
Senior bank debt	$115,379	$(1,218)	$114,161
PIK shareholder loan notes	298,248	-	298,248
Capital leases and hire purchase contract	375	-	375
Total long-term debt outstanding	414,002	(1,218)	412,784
Less: current portion of long-term debt	(10,292)	-	(10,292)
Long-term debt, excluding current portion	$403,710	$(1,218)	$402,492

In connection with the Merger, the value of PIK shareholder loan notes was reduced from $291,780 to $116,790. Accordingly, the Company recorded $174,990 as a capital contribution in the accompanying condensed consolidated statement of stockholders’ equity representing the reduction in the value of the PIK shareholder loan notes. The shareholders transferred their rights to the remaining loan balance of $116,790 to Hydra in connection with the Merger, and therefore the $116,790 is eliminated in consolidation. The $116,790 was also accounted for as a capital contribution by the shareholders. These amounts are recorded in the Condensed Consolidated Statements of Stockholders Equity in shares issued in merger.

F-13

The Company is in compliance with all relevant covenants and the long term debt portion is correctly classified as such in line with the underlying agreements.

Long term debt for the years ending September 30 matures as follows:

Fiscal period	Senior bank debt		Capital leases and hire purchase contract	Total
2017 (six months)	$13,723	*	$238	$13,961
2018	-		331	331
2019	103,873		273	104,146
2020	-		36	36
Total	$117,596		$878	$118,474

*	This amount can be rolled over and is not due to be paid until 2019.

12.	Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset and liability in an orderly transaction between market participants at the measurement date. We estimate the fair value of our assets and liabilities utilizing an established three-level hierarchy. The hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include non-binding market consensus prices that can be corroborated with observable market data, as well as quoted prices that were adjusted for security-specific restrictions.
Level 3:	Unobservable inputs that are supported by little or no market activity that are significant to the fair value of the asset or liability. Level 3 inputs also include non-binding market consensus prices or non-binding broker quotes that are unable to be corroborated with observable market data.

The fair value of our financial assets and liabilities is determined by reference to market data and other valuation techniques as appropriate. We believe the fair value of our financial instruments, which are principally cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities, approximates their recorded values.

For each period, derivative financial instrument assets and liabilities measured at fair value on a recurring basis are included in the financial statements as per the table below.

		March 31,	September 24,
	Level	2017	2016
Earnout liability	3	$10,478	$-
Derivative liability	3	$1,136	$-
Foreign exchange contract liabilities (included in other liabilities)	2	$-	$12

F-14

13.	Earnout Liability

Pursuant to the Sale Agreement discussed in Note 2, an earnout payment of up to 2,500,000 shares of the Company’s common stock, subject to certain customary anti-dilution adjustments (having a value of $25,000 at an assumed value of $10.00 per share (the “Earnout Consideration”) shall be paid to the previous owners of Inspired (the “Selling Group”) and will be determined based on the financial performance of Inspired’s businesses in six specific countries, China, Colombia, Greece, Norway, Spain and Ukraine (collectively, the “Earnout Jurisdictions”), as measured by earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the twelve months ending September 30, 2018 (the “Earnout Period”). If such EBITDA is equal to or greater than £15,000 ($18,713), the Selling Group will receive an aggregate of 2,500,000 shares. If such EBITDA is less than £15,000 ($18,713), the Selling Group will receive the number of shares equal to the product of (x) 2,500,000 and (y) a fraction, the numerator of which is such EBITDA and the denominator of which is £15,000 ($18,713). For example, if the EBITDA achieved in such countries for the period were £7,500 ($9,356), the Selling Group would receive 1,250,000 shares as the earn-out payment. By contrast, if the EBITDA achieved in such countries for the period were £20,000 ($24,950), the Selling Group would receive 2,500,000 shares as the earn-out payment.

In accordance with ASC 815, “Derivatives and Hedging” (“ASC 815”), the earnout shares are not considered indexed to the Company’s own stock and therefore are accounted for as a liability with fair value changes being recorded in the condensed consolidated statements of operations and comprehensive loss. The fair value of the Earnout Consideration is calculated using a Monte Carlo simulation to estimate the variance and relative risk of achieving future EBITDA during the Earnout Period in the Earnout Jurisdictions. This model is a discrete-time model that allows for sources of uncertainty and simulates the movements of the underlying metric and calculates the resulting derivative value for each trial. Such simulations are performed for a number of trials and the average value across all trials is determined in order to arrive at the concluded value of such derivative. The Earnout Consideration was valued at $9,575 at the date of the Merger and $10,478 at March 31, 2017. The key assumptions in applying the Monte Carlo simulation included expected Earnout Period EBITDA in the Earnout Jurisdictions, the expected standard deviation of expected Earnout Period EBITDA, the Company's stock price and a normal distribution of Earnout Period EBITDA.

The following table provides a reconciliation of the beginning and ending balances for the earnout liability measured using significant unobservable inputs (Level 3):

Balance – September 24, 2016	$-
Initial value of earnout liability	9,575
Change in fair value of earnout liability	879
Foreign currency translation	24
Balance – March 31, 2017	$10,478

14.	Derivative Liability

On December 22, 2016, the Company’s Board of Directors approved the Inspired Entertainment, Inc. Second Long-Term Incentive Plan (the “Second Plan”). The Second Plan was adopted principally to provide a mechanism through which certain management bonuses due in cash to certain members of management of Inspired upon consummation of the Merger could be paid partially in stock in order to preserve liquidity in the Company. Under such arrangement, certain members of management entitled to such cash bonuses agreed to accept 50% of the bonuses due in cash at closing and 50% in restricted stock units (“RSUs”) under the Second Plan, subject to the approval of the Second Plan by the Company’s stockholders, which has not been obtained as of March 31, 2017. The maximum number of RSUs that can be granted under the Second Plan is 200,000. The Board of Directors has approved grants totaling 107,914 RSU’s under the Second Plan conditioned on stockholder approval.

If the Second Plan is not approved by stockholders, the balance due will be paid in cash on the three year anniversary of the Merger, based on the average stock price of the Company’s common stock over the prior 30 day period. The obligation to settle the 50% balance due to management was deemed to be a derivative liability due to a potential cash settlement provision which is not within the Company’s control and, as a result, the obligation is accounted for as a derivative liability with fair value changes being recorded in the condensed consolidated statements of operations and comprehensive loss. The fair value of the liability is calculated based on the value of the underlying common stock. Until stockholder approval is obtained, awards under the Second Plan are not considered issued and outstanding.

F-15

The following table provides a reconciliation of the beginning and ending balances for the derivative liability measured using significant unobservable inputs (Level 3):

Balance – September 24, 2016	$-
Initial value of derivative liability	1,055
Change in fair value of derivative liability	79
Foreign currency translation	2
Balance – March 31, 2017	$1,136

15.	Stockholders’ Equity

On December 29, 2016, the Company sold 164,536 shares of common stock to certain members of management in private transactions for an aggregate sales price of $1,645, or $10.00 per share.

16.	Stock-Based Compensation

The Company’s stockholders approved the Inspired Entertainment, Inc. 2016 Long-Term Incentive Plan (the “2016 Incentive Plan”) in connection with the Merger as of the Closing Date. Under the 2016 Incentive Plan, the Compensation Committee is authorized to grant awards to employees, officers, directors and other service providers of the Company and its affiliates and to determine the number and types of such awards and the terms, conditions, vesting and other limitations applicable to each such award. The 2016 Incentive Plan provides for the issuance of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards (including cash-based performance awards), and other cash-based or stock-based awards. As of March 31, 2017, there were 2,778,818 shares authorized for issuance under the 2016 Incentive Plan and 15,285 shares available for issuance.

On December 29, 2016, the Company granted 950,484 shares of restricted stock and 722,466 RSUs under the 2016 Incentive Plan to certain members of management. The restricted stock awards and RSUs contain both market and service conditions. The weighted average fair value of the common stock on the date of grant was $5.63. The grant date fair value of the awards is being recognized as compensation expense over a three-year vesting period. The aggregate grant date fair value of the restricted stock amounted to $5,351, of which the Company recorded $440 and $460 as compensation expense during the three and six months ended March 31, 2017, respectively. The aggregate grant date fair value of the RSUs amounted to $4,067, of which the Company recorded $334 and $350 as compensation expense during the three and six months ended March 31, 2017, respectively.

On January 3, 2017, the Company’s Executive Chairman of the Board and the Company’s Chief Strategy Officer were granted 926,272 and 150,000 shares, respectively, of restricted stock under the 2016 Incentive Plan. The weighted average fair value of the common stock on the date of grant was $5.51. The aggregate grant date fair value of the wards amounted to $6,005, which is being recognized as compensation expense over a three-year vesting period. The restricted stock awards contain both market and service conditions. The Company recorded $517 of compensation expense during the three and six months ended March 31, 2017.

Stock-based compensation is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. As of March 31, 2017, there were 2,763,533 shares of non-vested restricted stock and RSUs outstanding.

17.	Accumulated Other Comprehensive Loss (Income)

The accumulated balances for each classification of comprehensive loss (income) are presented below:

F-16

	Foreign Currency Translation Adjustments	Unrecognized pension benefit costs	Accumulated Other Comprehensive Loss (Income)
Balance at September 24, 2016	$(59,971)	$26,866	$(33,105)
Change during the period	(18,134)	3,123	(15,011)
Balance at March 31, 2017	$(78,105)	$29,989	$(48,116)

18.	Net Loss per Share

Basic loss per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period, including stock options, restricted stock and warrants, using the treasury stock method, and convertible debt or convertible preferred stock, using the if-converted method. Diluted EPS excludes all dilutive potential of shares of common stock if their effect is anti-dilutive.

The computation of diluted EPS excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	Three and Six Months Ended March 31,
	2017	2016
Unvested Restricted Stock Units	722,466	-
Unvested Restricted Stock	2,041,067	-
Stock Warrants	9,539,615	-
	12,303,148	-

19.	Income Taxes

The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter the Company updates its estimate of the annual effective tax rate and, if the Company’s estimated tax rate changes, it makes a cumulative adjustment in that period.

The effective income tax rate for the three months ended March 31, 2017 and 2016 was (0.4%) and (1.5%), respectively, resulting in a $32 and $203 income tax expense, respectively. The effective income tax rate for the six months ended March 31, 2017 and 2016 was (0.3%) and (1.0%), respectively, resulting in a $83 and $289 income tax expense, respectively. The income tax expense for the three and six months ended March 31, 2017 and 2016 differs from the amount that would be expected after applying the statutory U.S. federal income tax rate primarily due to the changes in the valuation allowance for deferred taxes and the net losses generated by the Company’s non-US foreign subsidiaries. Income tax expense for the three and six months ended March 31, 2016 differs from the amount that would be expected after applying the statutory U.S. federal income tax rate primarily due to changes in the valuation allowance for deferred taxes and the net losses generated by the Company’s foreign subsidiaries.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considered the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the consideration of these items, management determined that it is more likely than not that the Company will not realize the deferred income tax asset balances and therefore, recorded a full valuation allowance of $33,234 as of March 31, 2017.

F-17

The utilization of the Company’s pre-Merger net operating losses may be subject to a substantial limitation due to the “change of ownership provisions” under Section 382 of the Internal Revenue Code and similar state provisions. While the Company has not completed its analysis as to whether an ownership changed occurred, such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

20.	Related Parties

We have agreements with two service companies with respect to which a member of the current board and a member of Inspired’s prior board had a direct or indirect ownership interest at the time of the transaction, and, in some cases, also served as a director of such other entities.

		March 31, 2017	March 31, 2016
Transactions
Openbet Retail Limited	Total revenue	$797	$988
Loxley Strategic Consulting Limited	Selling, general and administrative expenses	$(294)	$(185)

		March 31, 2017	September 24, 2016
Balances
Openbet Retail Limited	Accounts receivable	$142	$151

21.	Commitments and Contingencies

Employment Agreements

A. Lorne Weil

On January 16, 2017, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Weil, the Company’s Executive Chairman, who began his employment as of December 23, 2016. Under the terms of his employment agreement, Mr. Weil’s annual base salary is $700,000, with a target annual bonus of not less than 100%, and a maximum annual bonus of not more than 200%, of his annual base salary, subject to performance goals determined by the Committee in consultation with Mr. Weil. Mr. Weil will also be eligible to receive additional incentive bonuses and equity on terms that are no less favorable than those offered to any other executive of the Company.

Mr. Weil’s Employment Agreement does not have a set term, and his employment as the Company’s Executive Chairman will be non-exclusive. The Employment Agreement may be terminated without cause on three months’ written notice by either party. Mr. Weil may be terminated by the Company immediately upon written notice for cause, as defined in the Employment Agreement. On the occurrence of an event constituting “good reason” (as defined in the Employment Agreement), Mr. Weil may terminate the agreement immediately at any time within 90 days of such event. Under the Employment Agreement, Mr. Weil will remain subject to certain covenants, including, among other things, a covenant not to enter into a directly competing business or solicit employees of the Company, for a period of twelve months after termination of his employment, as well as a covenant not to disclose certain confidential information of the Company.

Mr. Weil’s Employment Agreement also reflects the grant to Mr. Weil of 926,272 shares of restricted stock pursuant to the 2016 Incentive Plan. The grant of restricted stock was effective as of January 3, 2017 (see Note 16).

Luke Alvarez

On March 23, 2017, Inspired Gaming (Gibraltar) Limited (“Gaming Gibraltar”), a subsidiary of the Company, and Luke Alvarez, the President and Chief Executive Officer of the Company, amended his Service Agreement, dated April 1, 2015, by and between Gaming Gibraltar and Mr. Alvarez, with an effective date of January 1, 2017. Under the terms of such agreement, as amended, Mr. Alvarez’s annual base salary is £478,736 per year, with a target annual bonus of not less than 100%, and a maximum annual bonus of not more than 200%, of £525,000, subject to performance goals determined by the compensation committee of the board of directors of the Company.

F-18

Each party is required to give twelve months’ notice of termination of employment. If Mr. Alvarez leaves, or is required to leave, his employment as a result of injury, disability, ill-health, retirement or redundancy, or is otherwise dismissed (unless Mr. Alvarez is dismissed for gross misconduct or voluntarily resigns before the end of the current fiscal year), Mr. Alvarez would be entitled to receive a pro-rated annual bonus during the twelve-month contractual notice period as if all of the performance conditions of such bonus had been satisfied.

In addition, on March 23, 2017, Inspired UK and Mr. Alvarez entered into a letter agreement, pursuant to which, effective January 1, 2017, Mr. Alvarez receives an annual fee of £46,264 per year, in connection with Mr. Alvarez’s position as director of Inspired.

Stewart F.B. Baker

On March 23, 2017, Inspired Gaming (UK) Limited (“Gaming UK”), a subsidiary of the Company, and Stewart Baker, the Chief Financial Officer of the Company, entered into a new employment contract in connection with Mr. Baker’s recent promotion to the position of Chief Financial Officer. Pursuant to such contract, Mr. Baker’s compensation includes a base salary of £160,000, effective January 2017. In addition, Mr. Baker will have the opportunity to receive a target annual bonus of not less than 75%, and a maximum annual bonus of not more than 100%, of his annual base salary, subject to performance goals determined by the compensation committee of the board of directors of the Company.

Such agreement includes a notice provision that requires the party electing to terminate the agreement to provide twelve months’ notice. Mr. Baker participates in an employer pension program, under which he receives employer contributions equal to 15% of his base salary. In addition, Mr. Baker receives an annual car allowance in the amount of £13,900. Under the employment agreement, Mr. Baker remains subject to certain restrictive covenants, including, among other things, non-solicitation and non-competition provisions for a period of twelve months after termination of his employment and concerning confidentiality.

General Legal Matters

From time to time, the Company is involved in legal matters arising in the ordinary course of business. While the Company believes that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which the Company is, or could be, involved in litigation, will not have a material adverse effect on its business, financial condition or results of operations.

Performing Rights Society

A claim from the Performing Rights Society is ongoing and relates to the alleged infringement of copyrighted material of the Performing Rights Society's members in certain games on Fixed Odds Betting Terminals in UK Licensed Betting Offices. The UK bookmaker defendants (who have formed a joint defense group) filed a defense to the claim (for circa £7M or $8,733) raised in the High Court in London by the Performing Rights Society on December 22, 2015. The parties have previously undertaken a process of mediation in September 2016 and there have been ongoing settlement discussions among the parties. Although the Company is unable to determine the outcome of the claim and intends to defend it vigorously, the Company has made a provision for $312, which management believes to be adequate to cover the total net exposure to the Company, including professional fees.

Further Developments

We recently settled a claim which had been filed in the High Court in London, on December 22, 2015, by the Performing Rights Society relating to the alleged infringement of copyrighted material of the Performing Rights Society's members in certain games on Fixed Odds Betting Terminals in UK Licensed Betting Offices. In June, the Performing Rights Society and the UK bookmaker defendants (who had formed a joint defense group) reached a settlement of these claims; the cost to the Company was £250,000.

On June 30, 2017, Martin E. Schloss, the former Executive Vice President, General Counsel and Secretary of the Company, filed a lawsuit in the Supreme Court of the State of New York, County of New York, naming as defendants the Company and A. Lorne Weil, alleging breach of a purported oral contract to name Mr. Schloss as general counsel of the entity surviving any initial business combination effected by the Company, and asserting unjust enrichment and quantum meruit claims to receive additional compensation for Mr. Schloss’s past services to the Company prior to its initial business combination, seeking unspecified damages in an amount allegedly expected by the plaintiff to be no less than $1,000,000. The Company and Mr. Weil believe that such lawsuit lacks merit and that any damages if Mr. Schloss were to prevail would not be material to the Company, and intend to contest the matter vigorously.

22.	Pension Plan

We operate a scheme which is comprised of a separately managed defined benefit section and a defined contribution section. The defined benefit section is closed to future accruals for services rendered to the Company. We estimate that $3.2 million will be contributed to the pension plan during the year ending September 30, 2017.

The total amount of employer contributions paid during the six months ended March 31, 2017 amounted to $1.6 million. We expect to pay $1.6 million during the remaining part of the fiscal period.

F-19

For the six months ended March 31, 2017 and 2016, the components of total periodic benefit costs were as follows:

	Six Months Ended
	March 31,
	2017	2016
Components of net periodic benefit (benefit) cost:
Service cost	$-	$-
Interest cost	1,624	1,959
Expected return on plan assets	(1,518)	(1,831)
Net periodic (benefit) cost	$106	$128

23.	Segment Reporting and Geographic Information

The Company operates its business along two operating segments, which are segregated on the basis of revenue stream: Server Based Gaming and Virtual Sports. The Company believes this method of segment reporting reflects both the way its business segments are managed and the way the performance of each segment is evaluated.

The following tables present revenue, cost of sales, excluding depreciation and amortization, selling, general and administrative expenses, depreciation and amortization, operating profit/(loss) from continuing operations, total assets and total capital expenditures for the three and six months ended March 31, 2017 and 2016, respectively, by business segment. Certain unallocated corporate function costs have not been allocated to the Company’s reportable operating segments because these costs are not allocable and to do so would not be practical. Corporate function costs consist primarily of selling, general and administrative expenses, depreciation and amortization, capital expenditures, cash, prepaid expenses and property and equipment and software development costs relating to corporate/shared functions.

Segment Information

Three Months Ended March 31, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$16,933	$8,463	$-	$25,396
Hardware	2,664	-	-	2,664
Total revenue	19,597	8,463	-	28,060
Cost of sales, excluding depreciation and amortization:
Cost of service	(2,595)	(637)	-	(3,232)
Cost of hardware	(2,451)	-	-	(2,451)
Selling, general and administrative expenses	(3,826)	(1,454)	(9,124)	(14,404)
Stock-based compensation expense	(64)	(78)	(1,149)	(1,291)
Acquisition related transaction expenses	-	-	(813)	(813)
Depreciation and amortization	(5,940)	(1,555)	(509)	(8,004)
Segment operating income (loss) from continuing operations	4,721	4,739	(11,595)	(2,135)

Net operating loss				(2,135)

Revenue from major customers:
Customer 1	$7,422	$256	$-	$7,678
Customer 2	3,341	232	-	3,573

Total revenue from major customers	$10,763	$488	-	$11,251

Total assets at March 31, 2017	$106,771	$73,866	$20,894	$201,531

Total goodwill at March 31, 2017	$-	$43,829	$-	$43,829
Total capital expenditures for the three months ended March 31, 2017	$6,947	$1,565	$1,250	$9,762

F-20

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(in thousands, except share and per share data)

(Unaudited)

Three Months Ended March 31, 2016

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$20,530	$8,621	$-	$29,151
Hardware	1,289	-	-	1,289
Total revenue	21,819	8,621	-	$30,440
Cost of sales, excluding depreciation and amortization:
Cost of service	(2,959)	(1,166)	-	(4,125)
Cost of hardware	(503)	-	-	(503)
Selling, general and administrative expenses	(5,723)	(525)	(8,347)	(14,595)
Acquisition related transaction expenses	-	-	(389)	(389)
Depreciation and amortization	(6,981)	(1,420)	(771)	(9,172)
Segment operating income (loss) from continuing operations	5,653	5,510	(9,507)	1,656

Net operating loss				1,656

Revenue from major customers:
Customer 1	$8,659	$293	$-	$8,952
Customer 2	3,644	17	-	3,661

Total revenue from major customers	$12,303	$310	$-	$12,613

Total assets at September 24, 2016	$104,117	$77,282	$8,471	$189,870

Total goodwill at September 24, 2016	$-	$45,705	$-	$45,705
Total capital expenditures for the three months ended March 31, 2016	$2,843	$2,270	$730	$5,843

F-21

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(in thousands, except share and per share data)

(Unaudited)

Six Months Ended March 31, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$35,154	$15,486	$-	$50,640
Hardware	4,457	-	-	4,457
Total revenue	39,611	15,486	-	55,097
Cost of sales, excluding depreciation and amortization:
Cost of service	(5,491)	(1,489)	-	(6,980)
Cost of hardware	(3,612)	-	-	(3,612)
Selling, general and administrative expenses	(7,650)	(3,250)	(17,235)	(28,135)
Stock-based compensation expense	(64)	(78)	(1,185)	(1,327)
Acquisition related transaction expenses	-	-	(11,273)	(11,273)
Depreciation and amortization	(11,593)	(2,623)	(956)	(15,172)
Segment operating income (loss) from continuing operations	11,201	8,046	(30,649)	(11,402)

Net operating loss				(11,402)
Revenue from major customers:
Customer 1	$15,228	$507	$-	$15,735
Customer 2	6,273	323	-	6,596
Total revenue from major customers	$21,501	$830	-	$22,331

Total capital expenditures for the six months ended March 31, 2017	$11,921	$3,242	$1,744	$16,907

F-22

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(in thousands, except share and per share data)

(Unaudited)

Six Months Ended March 31, 2016

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$42,038	$17,185	$-	$59,223
Hardware	2,032	-	-	2,032
Total revenue	44,070	17,185	-	$61,255
Cost of sales, excluding depreciation and amortization:
Cost of service	(6,117)	(2,375)	-	(8,492)
Cost of hardware	(841)	-	-	(841)
Selling, general and administrative expenses	(11,192)	(2,606)	(16,973)	(30,771)
Acquisition related transaction expenses	-	-	(1,667)	(1,667)
Depreciation and amortization	(14,489)	(2,688)	(1,267)	(18,444)
Segment operating income (loss) from continuing operations	11,431	9,516	(19,907)	1,040

Net operating loss				1,040
Revenue from major customers:
Customer 1	$17,921	$430	$-	$18,351
Customer 2	6,983	19	-	7,002
Total revenue from major customers	$24,904	$449	$-	$25,353

Total capital expenditures for the six months ended March 31, 2016	$6,602	$3,500	$1,341	$11,443

F-23

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2017

(in thousands, except share and per share data)

(Unaudited)

Geographic Information

Geographic information for revenue is set forth below:

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Total revenue
UK	$19,916	$22,642	$39,069	$45,033
Italy	4,075	5,025	8,450	10,374
Rest of world	4,069	2,773	7,578	5,848
Total	$28,060	$30,440	$55,097	$61,255

Geographic information of our non-current assets excluding goodwill is set forth below:

	March 31, 2017	September 24, 2016
Total non-current assets excluding goodwill
UK	$69,501	$73,033
Italy	5,920	7,737
Rest of world	21,601	18,655
Total	$97,022	$99,425

Software development costs are included as attributable to the market in which they are utilized.

24.	Subsequent Events

On March 21, 2017, the Company received written notice from the NASDAQ Staff of the Listing Qualifications Department that the Company’s common stock and warrants were not in compliance with the minimum 300 and 400 round lot holder requirements set forth in NASDAQ Listing Rules 5505(a)(3) and 5515(a)(4), respectively, and, therefore, the Company’s securities would be subject to delisting. The Company requested a hearing before a NASDAQ Hearings Panel (the “Panel”). On April 26, 2017, the Company received notice that the Panel had determined to grant its request for the continued listing of its common stock on NASDAQ, pursuant to an extension to evidence compliance with the minimum 300 round lot shareholder requirement by September 17, 2017. The continued listing of the Company’s common stock through September 17, 2017 is subject to the Company’s compliance with certain interim milestones evidencing its progress towards compliance with such rule. In addition, the notice informed the Company that the warrants would be delisted due to the Company having less than 400 round lot warrant holders. On April 28, 2017, the Company’s warrants were delisted from NASDAQ and transitioned to the over-the-counter markets operated by OTC Markets Group.

F-24

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the

Board of Directors

of DMWSL 633 Limited

We have audited the accompanying consolidated balance sheets of DMWSL 633 Limited and its Subsidiaries (the “Company”) as of September 24, 2016 and September 26, 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DMWSL 633 Limited and its Subsidiaries, as of September 24, 2016 and September 26, 2015 and the consolidated results of their operations and their cash flows for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014 in conformity with accounting principles generally accepted in the United States of America.

/S/Marcum llp

Marcum LLP

Melville, NY

December 30, 2016

F-25

DMWSL 633 LIMITED

CONSOLIDATED BALANCE SHEETS

	September 24, 2016	September 26, 2015
	$ '000	$ '000
Assets
Current assets
Cash	1,486	4,060
Accounts receivable, net	16,446	25,740
Inventory, net	7,684	8,298
Prepaid expenses and other current assets	19,124	24,032
Total current assets	44,740	62,130

Property and equipment, net	49,231	75,786
Software development costs, net	36,960	30,463
Other acquired intangible assets subject to amortization, net	12,234	18,119
Goodwill	45,705	53,442
Other assets	1,000	-
Total assets	189,870	239,940

Liabilities and stockholders' deficit
Current liabilities
Accounts payable	13,662	21,931
Accrued expenses	17,478	21,468
Corporate tax and other current taxes payable	4,665	6,353
Deferred revenue, current	9,593	10,424
Other current liabilities	3,115	3,831
Current portion of long-term debt	10,082	-
Current portion of capital lease obligations	210	131
Total current liabilities	58,805	64,138

Long-term debt	402,327	422,195
Capital lease obligations, net of current portion	165	190
Deferred revenue, net of current portion	12,282	19,173
Other long-term liabilities	12,362	11,084
Total liabilities	485,941	516,780
Commitments and contingencies
Stockholders' deficit
Common stock	165	165
Additional paid in capital	450	450
Accumulated other comprehensive income (loss)	33,105	(7,541)
Accumulated deficit	(329,791)	(269,914)
Total stockholders' deficit	(296,071)	(276,840)
Total liabilities and stockholders' deficit	189,870	239,940

The accompanying notes are an integral part of these consolidated financial statements.

F-26

DMWSL 633 LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the period ended
	September 24,	September 26,	September 27,
	2016	2015	2014
	$ '000	$ '000	$ '000

Revenue:
Service	112,200	115,325	120,868
Hardware	7,573	12,248	25,930
Total revenue	119,773	127,573	146,798
Cost of sales, excluding depreciation and amortization:
Cost of service	(16,625)	(16,481)	(16,642)
Cost of hardware	(3,789)	(7,746)	(33,496)
Selling, general and administrative expenses	(65,632)	(65,229)	(66,940)
Depreciation and amortization	(35,010)	(39,386)	(42,468)
Net operating loss	(1,283)	(1,269)	(12,748)
Other income (expense)
Interest income	287	646	474
Interest expense	(58,327)	(58,100)	(56,106)
Other finance (costs) income	(247)	(153)	271
(Loss) income from equity method investee	-	(340)	606
Total other expense, net	(58,287)	(57,947)	(54,755)
Net loss from continuing operations before income taxes	(59,570)	(59,216)	(67,503)
Income tax expense	(307)	(631)	(308)
Net loss from continuing operations	(59,877)	(59,847)	(67,811)

Other comprehensive income (loss):
Foreign currency translation gain/(loss)	47,368	15,059	(1,049)
Actuarial losses on pension plan	(6,722)	(3,950)	(8,739)
Other comprehensive income/(loss)	40,646	11,109	(9,788)

Comprehensive loss	(19,231)	(48,738)	(77,599)

The accompanying notes are an integral part of these consolidated financial statements.

F-27

DMWSL 633 LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (continued)

	For the period ended
	September 24,	September 26,	September 27,
	2016	2015	2014
	$	$	$
Basic and diluted loss per share and weighted average common shares outstanding

Class A Voting Shares:

Basic and diluted loss per share	(6.32)	(5.98)	(6.78)

Basic and diluted weighted average common shares outstanding	8,750,000	8,750,000	8,750,000

Class B Non-voting Shares:

Basic and diluted loss per share	(6.32)	(5.98)	(6.78)

Basic and diluted weighted average common shares outstanding	481,798	1,250,000	1,250,000

Class B1 Non-voting Shares:

Basic and diluted loss per share	(6.32)	-	-

Basic and diluted weighted average common shares outstanding	245,080	-	-

Class B2 Non-voting Shares:

Basic and diluted loss per share	(0.01)	(0.01)	(0.01)

Basic and diluted weighted average common shares outstanding	11,150	11,150	11,150

Class B3 Voting Shares:

Basic and diluted loss per share	(0.01)	(0.01)	(0.01)

Basic and diluted weighted average common shares outstanding	154,500	154,500	154,500

The accompanying notes are an integral part of these consolidated financial statements.

F-28

DMWSL 633 LIMITED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common stock	Additional paid in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders' deficit
	$ '000	$ '000	$ '000	$ '000	$ '000

Beginning balance as of September 28, 2013	165	450	(8,862)	(142,256)	(150,503)
Foreign currency translation adjustments	-	-	(1,049)	-	(1,049)
Actuarial losses on pension plan	-	-	(8,739)	-	(8,739)
Net loss	-	-	-	(67,811)	(67,811)
Ending balance as of September 27, 2014	165	450	(18,650)	(210,067)	(228,102)
Foreign currency translation adjustments	-	-	15,059	-	15,059
Actuarial losses on pension plan	-	-	(3,950)	-	(3,950)
Net loss	-	-	-	(59,847)	(59,847)
Ending Balance as of September 26, 2015	165	450	(7,541)	(269,914)	(276,840)
Foreign currency translation adjustments	-	-	47,368	-	47,368
Actuarial losses on pension plan	-	-	(6,722)	-	(6,722)
Net loss	-	-	-	(59,877)	(59,877)
Ending Balance as of September 24, 2016	165	450	33,105	(329,791)	(296,071)

The accompanying notes are an integral part of these consolidated financial statements.

F-29

DMWSL 633 LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the period ended
	September 24,	September 26,	September 27,
	2016	2015	2014
	$ '000	$ '000	$ '000

Cash flows from operating activities
Net loss	(59,877)	(59,847)	(67,811)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,010	39,386	42,468
Non-cash interest expense relating to PIK loan notes	40,540	41,911	34,977
Deferred income tax expense	454	(101)	(172)
Bad debt expense/(collections)	(533)	174	240
Inventory reserve	163	(104)	(137)
Changes in assets and liabilities:
Accounts receivable	7,229	1,452	6,981
Inventory	(770)	(1,834)	8,430
Prepaid expenses and other assets	607	(7,540)	(1,116)
Income taxes payable	(1,294)	(1,566)	592
Accounts payable	700	(3,066)	1,294
Other current liabilities	(290)	487	(364)
Deferred revenues and customer prepayment	(3,997)	112	(6,021)
Accrued expenses	4,676	14,757	5,853
Other long-term liabilities	(3,971)	1,030	(3,962)
Net cash provided by operating activities	18,647	25,251	21,252
Cash flows from investing activities
Purchases of property and equipment	(9,479)	(22,083)	(41,367)
Purchases of capital software	(22,423)	(18,092)	(11,939)
Cash from joint venture	-	972	-
Net cash used in investing activities	(31,902)	(39,203)	(53,306)
Cash flows from financing activities
Proceeds from issuance of revolver and long-term debt	11,196	-	121,177
Repayments of long-term debt	(146)	(123)	(86,924)
Net cash (used in)/provided by financing activities	11,050	(123)	34,253

Effect of exchange rate changes on cash	(369)	(1,117)	(147)
Net (decrease) increase in cash	(2,574)	(15,192)	2,052
Cash, beginning of period	4,060	19,252	17,200
Cash, end of period	1,486	4,060	19,252

The accompanying notes are an integral part of these consolidated financial statements.

F-30

DMWSL 633 LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	For the period ended
	September 24,	September 26,	September 27,
	2016	2015	2014
	$ '000	$ '000	$ '000
Supplemental cash flow disclosures
Cash paid during the period for interest	12,200	11,515	11,500
Cash paid during the period for income taxes	95	135	222
Non cash
Purchases of property and equipment financed through accounts payable	-	6,361	-

The accompanying notes are an integral part of these consolidated financial statements.

F-31

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Periods Ended September 24, 2016 and September 26, 2015

1.	Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies

Nature of Operations

DMWSL 633 Limited (the "Company", the “Group”, "we", "our", and "us") is a global gaming technology company, supplying Virtual Sports, Mobile and Server Based Gaming (“SBG”) systems to regulated lottery, betting and gaming operators worldwide. Our strategic focus is the development and sale of SBG software systems and SBG digital terminals.

Basis of Consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with Accounting Principles generally accepted in the United States ("US GAAP"). All monetary values set forth in these consolidated financial statements are in US Dollars ("USD" or "$") unless otherwise stated herein. The accompanying consolidated financial statements include the results of the Company and its wholly owned subsidiaries, as well as those subsidiaries in which we have a controlling financial interest. Investments in other entities in which we do not have a controlling financial interest but exert significant influence are accounted for in our consolidated financial statements using the equity method of accounting. All intercompany balances and transactions have been eliminated in consolidation.

The financial statement periods presented represent a 52 week period, which approximates a calendar year end period. The balance sheet date of each fiscal period represents the Saturday closest to the 30th of September. Each 52 week fiscal period presented within these consolidated financial statements and footnotes are herein referred to as a "period".

Management Liquidity Plans

As of September 24, 2016, the Company’s cash on hand was $1,486,000 and the Company had a working capital deficiency of ($14,065,000). The Company recorded net losses of $59,877,000 and $59,847,000 for the period ended September 24, 2016, and September 26, 2015, respectively. The deficiency and net losses arise primarily due to one-off costs and interest on shareholder loan notes which are no longer a liability of the Company post the transaction as detailed in Note 22. The Company historically has positive cash flows from operating activities and uses the cash flow to fund expenditures for capital additions. As indicated in the accompanying consolidated financial statements, the Company’s senior bank debt principal and revolving credit facility and any unpaid interest will mature on September 30, 2017. The Company has a contingent extension agreement with the lender to extend the maturity of the senior bank debt principal and revolving credit facility until September 30, 2019, which was extended upon completion of the transaction as detailed in Note 22. Management believes that the Company’s cash balances on hand, cash flows expected to be generated from operations, ability to control and defer capital projects and borrowings available under the Company’s credit facility will be sufficient to fund the Company’s net cash requirements through December 2017.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. The two class method is used in the calculation of basic and diluted EPS. Under the two class method, earnings per common share are allocated to the common shareholders based on the criteria in Note 14.

F-32

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

1.	Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates these estimates, including those related to the revenue recognition for contracts involving software and non-software elements, allowance for doubtful accounts, inventory reserve for net realizable value, goodwill and intangible assets, useful lives of long-lived assets, stock-based compensation, valuation allowances on deferred taxes, commitments and contingencies and litigation, among others. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. We regularly evaluate these significant factors and make adjustments when facts and circumstances dictate. Actual results may differ from these estimates.

Revenue Recognition

We derive revenue principally from the sale and rental of our Server Based Gaming (“SBG”) terminals and related services, including content provision and servicing, to regulated retail betting outlets, casinos and other gaming operators, and licensing of our Virtual Sports gaming software and related services to regulated virtual sports retail, mobile and online operators. We evaluate the recognition of revenue based on the criteria set forth in ASC 605, Revenue Recognition ("ASC 605") and ASC 985-605, Software-Revenue Recognition. Revenue is recognized when all of the following criteria are met:

1. Persuasive evidence of an arrangement exists

2. The price to the customer is fixed or determinable

3. Delivery has occurred, title has been transferred, and any acceptance terms have been fulfilled; and

4. Collectability is probable

For our multiple-deliverable arrangements which include hardware containing software that functions together with the hardware to deliver its essential functionality and undelivered non-software services, deliverables are separated into more than one unit of accounting when: (i) the delivered element(s) have value to the customer on a stand-alone basis and (ii) delivery of the undelivered element(s) is probable and substantially in the control of the Company. When the final undelivered element(s) are non-software services and non-hardware, those deliverables are recognized on a ratable basis over the remaining term of the arrangement.

We determine the relative selling price for deliverables in the scope of ASC 605 based on the following selling price hierarchy:

4. Vendor specific objective evidence ("VSOE"), (i.e., the price we charge when the product or service is sold separately) if available,

5. Third-party evidence (“TPE”) of fair value (i.e., the price charged by others for similar products and services) if VSOE is not available,

6. or our best estimate of selling price (“BESP”) if neither VSOE nor TPE is available.

Our multiple-deliverable arrangements may also contain one or more software deliverables in the scope of ASC 985-605. The revenue for these multiple-deliverable arrangements is allocated to the software deliverables and the non-software deliverables based on the relative selling prices of all of the deliverables in the arrangement using the fair value hierarchy outlined above. In circumstances where the Company cannot determine VSOE or TPE of the selling price for any of the deliverables in the arrangement, BESP is used for the purpose of allocating the arrangement consideration between software and non-software deliverable.

Revenue is allocated to the software deliverables based on the relative fair value of each element, and fair value is determined using VSOE. Where VSOE does not exist for the undelivered software element, revenue is deferred until either the undelivered element is delivered or VSOE is established, whichever occurs first. When the final undelivered software element is services, the related revenue is recognized on a ratable basis over the remaining service period. When VSOE of a delivered element has not been established, but VSOE exists for the undelivered elements, the Company uses the residual method to recognize revenue when the fair value of all undelivered elements is determinable. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement consideration is allocated to the delivered elements and is recognized as revenue.

F-33

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

1.	Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies (continued)

In addition to the general policies, the following are the specific revenue recognition policies for our revenue streams.

Server Based Gaming

Revenue from SBG terminals, access to our content and SBG platform, including electronic table gaming products is recognized in accordance with the criteria set forth in ASC 605 and is usually based upon a contracted percentage of the operator’s net winnings from the terminals’ daily use. Where this is not the case, revenue is based upon a fixed daily or weekly rental fee. We recognize revenue from these arrangements on a daily basis over the term of the arrangement, or when not specified over the expected customer relationship period. Performance obligations under these arrangements may include the delivery and installation of our SBG terminals for use over a term, as well as service obligations related to hardware repairs and server based content and maintenance.

We sometimes bill for SBG arrangements up front in order to help fund our working capital and development requirements, or at the request of a customer. Upfront fees on SBG arrangements are deferred and recognized on a straight-line basis over the term of the arrangement or when not specified over the expected customer relationship period. Hardware sales take the form of a transfer of ownership of our developed gaming terminals, and are recognized upon delivery as they have value to our customers on a stand-alone basis.

Virtual Sports

Revenue from licensing of our gaming software is recognized in accordance with the criteria set forth in ASC 985-605. Virtual sports retail revenue, which includes the provision of virtual sports content and services to retail betting outlets, and virtual sports online and mobile revenue, which includes the provision of virtual sports content and services to mobile and online operators, is based upon a contracted percentage of the operator’s net winnings or a fixed rental fee. We recognize revenue for these fees on a daily or weekly basis over the term of the arrangement, these arrangements typically include a perpetual license billed up front, granted to the customer for access to our gaming platform and content. As we do not have VSOE for the undelivered elements in virtual sports arrangements, revenue from the licensing of perpetual licenses is recognized on a straight-line basis over the term of the arrangement, or when not specified, over the expected customer relationship period.

Revenue from the development of bespoke games licensed on a perpetual basis to mobile and online operators is recognized on delivery and acceptance by the customer. We have no ongoing service obligations subsequent to customer acceptance of our bespoke games.

Customer Concentration

Revenues from one customer represent approximately 28.93%, 29.29%, and 29.24% of our total revenues in the periods ended September 24, 2016, September 26, 2015 and September 27, 2014, respectively. Revenues from a second customer represent approximately 10.91%, 10.51%, and 20.19% of our total revenues in the periods ended September 24, 2016, September 26, 2015 and September 27, 2014, respectively. There were no revenues greater than 10% derived from any other customer in any of the periods presented in these financial statements. We have no purchases from vendors greater than 10% of total purchases.

Deferred Revenue and Deferred Cost of Sales, excluding depreciation and amortization

Deferred revenue arises from the timing differences between the shipment or installation of gaming terminals and systems products and the satisfaction of all revenue recognition criteria consistent with our revenue recognition policy, as well as prepayment of contracts which are recognized ratably over a service period, such as maintenance or licensing fees. Deferred cost of sales, excluding depreciation and amortization consists of the direct costs associated with the manufacture of gaming equipment and systems products for which revenue has been deferred. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue in current liabilities. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion.

F-34

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

1.	Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies (continued)

Software Development Costs

We classify software development costs as either internal use software or external use software. We account for costs incurred to develop internal use software in accordance with ASC 350-40, Internal Use Software. Consequently, any costs incurred during preliminary project stages are expensed; direct costs incurred during the application development stages are capitalized; and costs incurred during the post-implementation/operation stages are expensed. Once the software is placed in operation, we amortize the capitalized internal use software cost over its estimated economic useful life, which range from two to five years.

We purchase, license and incur costs to develop external use software to be used in the products we sell or provide to customers. Such costs are capitalized under ASC 985-20, Costs of Software to Be Sold Leased or Marketed. Costs incurred in creating software are expensed when incurred as Selling, General and Administrative Expenses until technological feasibility has been established, after which costs are capitalized up to the date the software is available for general release to customers. We capitalize the payments made for software that we purchase or license for use in our products that has previously met the technological feasibility criteria prior to our purchase or license. Annual amortization of capitalized external use software development costs is recorded over the estimated economic life, which is two to five years.

Research and development costs are expensed as incurred. Research and development related primarily to software product development costs is expensed until technological feasibility has been established. Research and development costs amounting to $3,415,000, $3,849,000 and $2,797,000 were expensed during the periods to September 24, 2016, September 26, 2015 and September 27, 2014, respectively. Employee related costs associated with related product development are included in Selling, General and Administrative Expenses in the Consolidated Statements of Operations and Comprehensive Loss.

Cash

We deposit cash with financial institutions that management believes are of high credit quality.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. Changes in circumstances relating to the collectability of accounts receivable may result in the need to increase or decrease our allowance for doubtful accounts in the future. We determine the allowance based on historical experience, current market trends, and our customers' financial condition. We continually review our allowance for doubtful accounts. Past due balances and other higher risk amounts are reviewed individually for collectability. Account balances are charged against the allowance after all collection efforts have been exhausted and the potential for recovery is considered remote.

Under certain contracts, the timing of our invoices does not coincide with revenue recognized under the contract. We have unbilled accounts receivable which represent revenue recorded in excess of amounts invoiced under the contract and generally become billable at contractually specified dates. These amounts consist primarily of revenue from our share of net winnings earned on a daily basis where the billing period does not fall on the last day of the period. We had $10,446,000, $12,634,000 and $7,499,000, of unbilled accounts receivable as of September 24, 2016, September 26, 2015, and September 27, 2014, respectively.

Our standard credit terms are net 30 to 60 days. From time to time, we allow for certain digital customers to pay on an enhanced revenue share basis for the software license whereby the customer pays an incremental revenue share percentage over a specific period of time. We consider these types of arrangements to be extended payment terms as the full consideration for the arrangement may not be received until several years after the date of the sale depending on the net winnings from the game or application. We evaluate the payment terms of the arrangement at the outset in order to determine if collectability is reasonably assured and defer revenue on enhanced revenue shares in cases where this is not met. For additional information on notes receivables, see Note 3 (Accounts Receivable, Notes Receivable, Allowance for Doubtful Accounts and Bad Debt).

F-35

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

1.	Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies (continued)

Inventories

Inventories consist primarily of component parts and related parts used in gaming terminals. Inventories are stated at the lower of cost or net realizable value, using the weighted average cost method. We determine the lower of cost or market value of our inventory based on estimates of potentially excess and obsolete inventories after considering historical and forecasted demand and average selling prices. Cost includes all direct costs and an appropriate proportion of fixed and variable overheads.

We have established a reserve for excess and slow-moving inventory. Demand for gaming terminals and parts inventory is also subject to technological obsolescence.

Equity Method Investments

Investee companies that are not consolidated, but over which we exercise significant influence, are accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to an investee depends on an evaluation of several factors including, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company’s accounts are not reflected within our Consolidated Balance Sheets and Statements of Operations and Comprehensive Loss; however, our share of the earnings or losses of the investee company is reflected in other income (loss) in the Consolidated Statements of Operations and Comprehensive Loss. As discussed in Note 17, on December 23, 2014, the Company purchased the remaining 50% shares in its equity investment.

When our carrying value in an equity method investee company is reduced to zero, no further losses are recorded in our consolidated financial statements unless we have guaranteed obligations of the investee company or we have committed additional funding. In this instance, when the investee company subsequently reports income, we will not record its share of such income until it equals the amount of its share of losses not previously recognized.

Property and Equipment

Property and equipment are recorded at cost, and when placed into service, depreciated to their residual values using the straight-line method over the estimated useful lives of the related assets as follows:

Short-term leasehold property	life of the lease
Server based gaming terminals	4 – 6 years
Motor Vehicles	3 – 5 years
Plant and machinery and fixtures and fittings	4 – 8 years
Computer equipment	3 – 5 years

Our policy is to periodically review the estimated useful lives of our fixed assets. We also assess the recoverability of long-lived assets (or asset groups) whenever events or changes in circumstances indicate that the carrying amount of such an asset (or asset groups) may not be recoverable.

Repairs and maintenance costs are expensed as incurred. Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation are written off and any resulting gain or loss is credited or charged to income.

Goodwill and Other Acquired Intangible Assets

Our primary acquired intangible assets relate to goodwill, trademarks and customer relationships. Goodwill represents the excess purchase price over the fair value of the identifiable net assets acquired in a business combination. Trademarks and customer relationships were originally recorded at their fair values in connection with business combinations.

F-36

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

1.	Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies (continued)

Goodwill and other intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with finite lives are amortized on a straight line basis over three to ten years to their estimated residual values, and reviewed for impairment. Factors considered when assigning useful lives include legal, regulatory and contractual provisions, product obsolescence, demand, competition and other economic factors.

Impairment of Goodwill and Long Lived Assets

We test for goodwill impairment at least annually on the last day of our fiscal period as of September 24, 2016 and September 26, 2015, and whenever other facts and circumstances indicate that the carrying value may not be recoverable. For goodwill impairment evaluations, we first make a qualitative assessment to determine if goodwill is likely to be impaired. If it is more-likely-than-not that a reporting unit's fair value is less than its carrying value, we then compare the fair value of the reporting unit to its respective carrying amount. Goodwill is carried, and therefore tested, at the reporting unit level. We have two segments, Server Based Gaming and Virtual Sports, as detailed in Note 2. If the fair value of the reporting unit is less than its carrying amount, the amount of the impairment loss, if any, will be measured by comparing the implied fair value of goodwill to its carrying amount and would be charged to operations as an impairment loss. A quantitative test was carried out as of September 24, 2016 and September 26, 2015 and no impairment was required at either date. For additional information, see Note 6 (Intangibles, net and goodwill).

We assess the recoverability of long-lived assets and intangible assets with finite useful lives whenever events arise or circumstances change that indicate the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets (or asset groups) to be held and used is measured by a comparison of the carrying amount of the asset (or asset group) to the expected net future undiscounted cash flows to be generated by that asset (or asset group) or, for identifiable intangibles with finite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through expected net future undiscounted cash flows. The amount of impairment of other long-lived assets and intangible assets with finite lives is measured by the amount by which the carrying amount of the asset exceeds the fair market value of the asset.

Derivative Financial Instruments

From time to time we enter into foreign currency forward contracts to mitigate the risk associated with cash payments required to be made in non-functional currencies or to mitigate the risk associated with cash to be received in non-functional currencies. We record the derivative financial instruments on the balance sheets at their respective fair market values. We do not apply hedge accounting and make related effectiveness assessments. As a result, changes in fair value in the associated derivative are recorded in the consolidated statements of operations and comprehensive loss. See Note 13 (Fair Value Measurements) for additional information.

Shipping and Handling Costs

Shipping and handling costs for products sales and hardware related to subscription services are included in cost of sales, excluding depreciation and amortization for all periods presented.

Income Taxes

Income taxes are accounted for under the asset and liability method. Our provision for income taxes is primarily based on current period income (loss), changes in deferred tax assets and liabilities and changes in estimates with regard to uncertain tax positions. We estimate current tax expense and assess temporary differences resulting from differing treatments of items for tax and accounting purposes using enacted tax rates in effect for each taxing jurisdiction in which we operate for the period in which those temporary differences are expected to be recovered or settled. These differences result in deferred tax assets and liabilities. Our total deferred tax assets are principally comprised of depreciation and net operating loss carry forwards.

F-37

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

1.	Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies (continued)

Significant management judgment is required to assess the likelihood that deferred tax assets will be recovered from future taxable income. In assessing the realizability of these deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Management makes this assessment on a jurisdiction by jurisdiction basis considering the historical trend of taxable losses, projected future taxable income and the reversal of deferred tax liabilities. As of September 24, 2016, September 26, 2015, and September 27, 2014, we had a valuation allowance of $33,552,000, $43,475,000 and $42,031,000 respectively, against net deferred tax assets due to uncertainty of realization of these deferred tax assets.

We evaluate income tax uncertainties, assess the probability of the ultimate settlement with the applicable taxing authority and records an amount based on that assessment. Interest and penalties, if any, associated with uncertain tax positions are included in income tax expense.

Value Added Tax

The Company is subject to Value Added Tax (“VAT”) in some locations. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods and services sold less VAT paid on purchases made with the relevant supporting invoices. VAT is collected from customers by the Company on behalf of the tax authorities and is therefore not charged to the consolidated statements of operations.

Foreign Currency Translation

For most of our operations GBP is our functional currency. We also have significant operations where the local currency is the functional currency, including our operations in mainland Europe and South America. Assets and liabilities of foreign operations are translated at period-end rates of exchange and results of operations are translated at the average rates of exchange for the period. Gains or losses resulting from translating the foreign currency financial statements are accumulated as a separate component of accumulated other comprehensive loss in stockholders' deficit. Gains or losses resulting from foreign currency transactions are included in other (expense), net in the consolidated statements of operations and comprehensive loss.

Leases

We lease our office facilities under operating leases. We account for certain operating leases that contain rent escalation provisions, rent abatements and /or lease incentives by recognizing rent expense on a straight-line basis over the lease term. The difference between the rent paid and the straight-line rent is recorded as a deferred liability.

Assets acquired under capital leases are amortized over a lease term which coincides with the estimated useful life of the leased assets. For the purpose of recognizing the above mentioned lease incentives on a straight-line basis over the term of the lease, we use the date of initial possession to begin amortization. Lease renewal periods are considered in the determination of the lease term.

Comprehensive Loss

We include and separately classify in comprehensive loss unrealized gains and losses from our foreign currency translation adjustments, gains or losses associated with pension or other post-retirement benefits, prior service costs or credits associated with pension or other post-retirement benefits and transition assets or obligations associated with pension or other post- retirement benefits. See Note 18 (Accumulated Other Comprehensive (Loss) Income).

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers which introduces a new revenue recognition model in which an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. This ASU also requires disclosures sufficient to enable users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative disclosures about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. ASU 2014-09 is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The new accounting standard is expected to have an impact on our consolidated financial statements. The Company is currently evaluating the impact of its adoption on the consolidated financial statements and related disclosures.

F-38

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

1.	Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies (continued)

In June 2014, the FASB issued ASU 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period ("ASU 2014-12"), requiring a performance target which affects vesting and could be achieved after the requisite service period be treated as a performance condition in accordance with ASC 718, Compensation - Stock Compensation. ASU 2014-12 was effective prospectively for annual periods beginning after December 15, 2015 with early adoption permitted. The Company has adopted ASU 2014-12, with no material effect.

On April 7, 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. For public business entities, the standard is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the standard is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company has adopted this guidance and has presented debt issuance costs net against the associated debt liabilities in the consolidated balance sheets presented.

In April 2015, the FASB issued ASU 2015-05, Intangibles–Goodwill and Other–Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement ("ASU 2015-05"), which provides guidance to customers about how to account for cloud computing arrangements when such arrangements include software licenses. ASU 2015-11 is effective for reporting periods beginning after December 15, 2015, with early adoption permitted. The standard may be applied retrospectively or prospectively. The Company has adopted ASU 2015-05, with no material effect.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by reporting lease assets and lease liabilities, both finance (capital) and operating leases, on the balance sheet and disclosing key information about leasing arrangements. For public companies, the updated guidance is effective for the financial statements issued for fiscal years beginning after December 15, 2018 (including interim periods within those fiscal years). Early adoption is permitted. The Company is currently evaluating the impact of its adoption on the consolidated financial statements and related disclosures.

In March 2016, the FASB issued Accounting Standards Update (ASU) 2016-09, Compensation – Stock Compensation (Topic 718), to simplify several aspects of the accounting for share-based payment award transactions including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The amendments are effective for public companies for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating the impact of its adoption on the consolidated financial statements and related disclosures.

In August 2014, FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). This standard is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. Under U.S. GAAP, financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting is critical to financial reporting because it establishes the fundamental basis for measuring and classifying assets and liabilities. Currently, US GAAP lacks guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern or to provide related footnote disclosures. This ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The adoption of this standard is not expected to have a material impact on the Company’s financial position and results of operations.

F-39

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

1.	Nature of Operations, Management’s Plans and Summary of Significant Accounting Policies (continued)

In April 2016, the FASB issued Accounting Standards Update ASU No. 2016-10 Revenue from Contracts with Customers (Topic 606), “Identifying Performance Obligations and Licensing” (“ASU 2016-10”). ASU 2016-10 clarifies the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. ASU 2016-10 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2017, with early application permitted. The Company is currently evaluating the impact the adoption of this new standard will have on its consolidated financial statements.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-04, Compensation—Retirement Benefits (Topic 715): Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets (“ASU 2015-04”). ASU 2015-04 provides an entity with a fiscal year-end that does not coincide with a month-end a practical expedient that allows the entity to measure defined benefit plan assets and obligations using the month-end that is closest to the entity’s fiscal year-end and apply that practical expedient consistently from year to year. If an entity has a significant event in an interim period that requires the remeasurement of defined benefit plan assets and obligations such as a partial settlement, ASU 2015-04 also provides a practical expedient that permits the entity to remeasure defined benefit plan assets and obligations using the month-end that is closest to the date of the significant event and adjust for any effects of the significant event not captured in the month-end measurement. If an entity applies the practical expedient and a contribution is made between the month-end date used for measurement and the entity’s fiscal year-end, the entity should disclose the amount of the contribution to allow reconciliation of the fair value of plan assets in the fair value hierarchy to the ending balance of the fair value of plan assets. ASU 2015-04 is effective for annual periods beginning after December 15, 2015 with early adoption permitted. This standard will not have a material impact on the Company’s consolidated results of operations or financial position.

In May 2016, the FASB issued Accounting Standards Update ASU No. 2016-12 “Revenue from Contracts with Customers (Topic 606)”, “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”). The core principal of ASU 2016-12 is the recognition of revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The provisions of this update are effective for annual and interim periods beginning after December 15, 2017, with early application permitted. The Company is currently evaluating the impact the adoption of this standard will have in its financial statements.

2.	Segmental Reporting

Operating segments are identified as components of an enterprise for which separate and discrete financial information is available and is used by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief decision-maker is the Chief Executive Officer.

The Company’s chief decision-maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and operating profit by operating unit. This information is used for purposes of allocating resources and evaluating financial performance.

The Company operates its business along two operating segments, which are segregated based on the basis of revenue stream: Service Based Gaming and Virtual Sports. The Company believes this method of segment reporting reflects both the way its business segments are managed and the way the performance of each segment is evaluated.

The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies.”

The following tables present revenue, cost of sales, excluding depreciation and amortization, selling, general and administrative expenses, depreciation and amortization, operating profit/(loss) from continuing operations, total assets and total capital expenditures for the periods ended September 24, 2016, September 26, 2015, and September 27, 2014, respectively, by business segment. Certain unallocated corporate function costs have not been allocated to the Company’s reportable operating segments because these costs are not allocable and to do so would not be practical. Corporate function costs consist primarily of selling, general and administrative expenses, depreciation and amortization, capital expenditures, cash, prepaid expenses and property and equipment and software development costs relating to corporate/shared functions.

F-40

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

2.	Segmental Reporting (continued)

Segmental Information

Period ended September 24, 2016

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
	$ '000	$ '000	$ '000	$ '000

Revenue:
Service	78,912	33,288	-	112,200
Hardware	7,573	-	-	7,573
Total revenue	86,485	33,288	-	119,773
Cost of sales, excluding depreciation and amortization:
Cost of service	(12,317)	(4,308)	-	(16,625)
Cost of hardware	(3,789)	-	-	(3,789)
Selling, general and administrative expenses	(19,128)	(7,050)	(39,454)	(65,632)
Depreciation and amortization	(26,678)	(6,402)	(1,930)	(35,010)
Segment operating income (loss) from continuing operations	24,573	15,528	(41,384)	(1,283)

Net operating loss				(1,283)

Revenue from major customers:
Customer 1	33,681	971	-	34,652
Customer 2	12,876	192	-	13,068
Total revenue from major customers	46,557	1,163	-	47,720

Total assets at September 24, 2016	104,117	77,282	8,471	189,870

Total goodwill at September 24, 2016	-	45,705	-	45,705

Total capital expenditures for the period ended September 24, 2016	15,811	7,158	2,703	25,672

F-41

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

2.	Segmental Reporting (continued)

Segmental Information

Period ended September 26, 2015

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
	$ '000	$ '000	$ '000	$ '000

Revenue:
Service	88,139	27,186	-	115,325
Hardware	12,248	-	-	12,248
Total revenue	100,387	27,186	-	127,573
Cost of sales, excluding depreciation and amortization:
Cost of service	(11,895)	(4,586)	-	(16,481)
Cost of hardware	(7,746)	-	-	(7,746)
Selling, general and administrative expenses	(22,017)	(6,691)	(36,521)	(65,229)
Depreciation and amortization	(33,415)	(3,952)	(2,019)	(39,386)
Segment operating income (loss) from continuing operations	25,314	11,957	(38,540)	(1,269)

Net operating loss				(1,269)

Revenue from major customers:
Customer 1	36,302	1,070	-	37,372
Customer 2	13,296	110	-	13,406
Total revenue from major customers	49,598	1,180	-	50,778

Total assets at September 26, 2015	135,841	94,017	10,082	239,940

Total goodwill at September 26, 2015	-	53,442	-	53,442

Total capital expenditures for the period ended September 26, 2015	44,731	5,923	1,751	52,405

F-42

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

2.	Segmental Reporting (continued)

Period ended September 27, 2014

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
	$ '000	$ '000	$ '000	$ '000

Revenue:
Service	95,325	25,543	-	120,868
Hardware	25,930	-	-	25,930
Total revenue	121,255	25,543	-	146,798
Cost of sales, excluding depreciation and amortization:
Cost of service	(12,665)	(3,977)	-	(16,642)
Cost of hardware	(33,496)	-	-	(33,496)
Selling, general and administrative expenses	(24,001)	(4,620)	(38,319)	(66,940)
Depreciation and amortization	(34,584)	(2,844)	(5,040)	(42,468)
Segment operating income (loss) from continuing operations	16,509	14,102	(43,359)	(12,748)

Net operating loss				(12,748)

Revenue from major customers:
Customer 1	42,173	752	-	42,925
Customer 2	29,407	232	-	29,639
	71,580	984	-	72,564

Total assets at September 27, 2014	132,365	92,012	27,441	251,818

Total goodwill at September 27, 2014	-	57,240	-	57,240

Total capital expenditures for the period ended September 27, 2014	36,883	1,839	3,960	42,682

F-43

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

2.	Segmental Reporting (continued)

Geographic Information

Geographic information for revenue is set forth below:

	September 24, 2016	September 26, 2015	September 27, 2014
Total revenue	$ '000	$ '000	$ '000
UK	87,885	95,760	118,757
Italy	21,260	20,674	20,270
Rest of world	10,628	11,139	7,771
Total	119,773	127,573	146,798

Geographic information of our non-current assets excluding goodwill is set forth below:

	September 24, 2016	September 26, 2015
Total non-current assets excluding goodwill	$ '000	$ '000
UK	73,033	90,661
Italy	7,737	15,915
Rest of world	18,655	17,792
Total	99,425	124,368

Software development costs are included as attributable to the market in which they are utilized.

3.	Accounts Receivable

Accounts receivable consist of the following:

	September 24, 2016	September 26, 2015
	$ '000	$ '000

Trade receivables	16,698	26,541
Other receivables	88	157
Allowance for doubtful accounts	(340)	(958)
Total accounts receivable, net	16,446	25,740

F-44

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

3.	Accounts Receivable (continued)

Changes in the allowance for doubtful accounts are as follows:

	September 24, 2016	September 26, 2015
	$ '000	$ '000

Beginning balance	(958)	(844)
Recognition of bad debt expense	-	(590)
Recoveries	-	47
Write offs	541	373
Foreign currency translation adjustments	77	56
Ending balance	(340)	(958)

4.	Inventory

Inventory consists of the following:

	September 24, 2016	September 26, 2015
	$ '000	$ '000

Component parts	6,175	6,584
Finished goods	1,509	1,714
Total inventories	7,684	8,298

Component parts include parts for gaming terminals. Included in component parts are reserves for excess and slow-moving inventory of $469,000 and $401,000 for the periods ended September 24, 2016 and September 26, 2015, respectively. Our finished goods inventory primarily consists of gaming terminals which are ready for sale.

5.	Property and Equipment

	September 24, 2016	September 26, 2015
	$ '000	$ '000

Short-term leasehold property	360	618
Video lottery terminals	104,176	123,694
Computer equipment	7,242	8,302
Plant and machinery	3,215	1,866
	114,993	134,480
Less: accumulated depreciation	(65,762)	(58,694)
	49,231	75,786

Depreciation expense for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014 was $22.4 million, $27.3 million and $30.3 million, respectively. Cost of equipment associated with specific contracts and internal use software projects are recorded as assets in the course of construction (a subsection of video lottery terminals) and not depreciated until placed in service. When the equipment is placed into service, the related costs are transferred from assets in the course of construction to video lottery terminals, and we commence depreciation. Depreciation expense is separately included within depreciation and amortization expense on the Consolidated Statements of Operations and Comprehensive Loss.

F-45

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

6.	Intangible Assets and Goodwill

The following tables present certain information regarding our intangible assets. Amortizable intangible assets are being amortized on a straight-line basis over their estimated useful lives of ten years with no estimated residual values, which materially approximates the expected pattern of use.

	September 24, 2016	September 26, 2015
Intangibles	$ '000	$ '000

Trademarks	17,592	20,570
Customer relationships	15,035	17,579
	32,627	38,149
Less: accumulated amortization	(20,393)	(20,030)
	12,234	18,119

The aggregate intangible asset amortization expense for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014 was $3,623,000, $3,889,000 and $4,152,000 respectively. The estimated intangible asset amortization expense for the period ending September 30, 2017, September 30, 2018, and September 30, 2019, is $3,263,000 per annum with a final amortization expense of $2,445,000 in the period ending September 30, 2020.

Goodwill

The table below reconciles the change in the carrying amount of goodwill, for the period from September 27, 2014 to September 24, 2016.

$ '000
Beginning balance at September 27, 2014	57,240
Additions	1,043
Impairment	(1,043)
Foreign currency translation adjustments	(3,798)
Ending balance at September 26, 2015	53,442
Foreign currency translation adjustments	(7,737)
Ending balance at September 24, 2016	45,705

Additions to goodwill in the period ended September 26, 2015, arises on the purchase of Inspired Gaming (Italy) Limited. This goodwill is impaired in the same period due to uncertainty of future cashflows of the purchased company (see note 17).

7.	Software Development Costs, net

Software development costs, net consisted of the following:

	September 24, 2016	September 26, 2015
	$ '000	$ '000

Software development costs	67,289	56,847
Less: accumulated amortization	(30,329)	(26,384)
	36,960	30,463

In the periods ended September 24, 2016 and September 26, 2015, we capitalized $22.4 million and $17.8 million, respectively, of software development costs. Amounts above in the table include $1.8 million and $1.4 million of internal use software at September 24, 2016 and September 26, 2015, respectively.

The total amount of software costs amortized was $7.8 million, $7.2 million and $6.9 million for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014, respectively. The total amount of software costs written down to net realizable value was $1.2 million, $0.1 million and $1.1 million for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014, respectively. The weighted average amortization period was 3.2 years, 3.4 years and 3.4 years for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014 respectively. The estimated software amortization expense for the period ending September 30, 2017 and the subsequent four periods is $8.6 million, $10.8 million, $8.4 million, $6.1 million and $3.1 million per annum, respectively.

F-46

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

8.	Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of the following:

	September 24, 2016	September 26, 2015
	$ '000	$ '000

Prepaid expenses	8,678	11,398
Unbilled accounts receivable	10,446	12,634
Total prepaid expenses and other assets	19,124	24,032

9.	Accrued Expenses

Accrued expenses consist of the following:

	September 24, 2016	September 26, 2015
	$ '000	$ '000

Interest payable - cash	2,679	2,945
Interest payable – payment in kind	381	377
Asset retirement obligations	-	616
Accrued corporate cost expenses	1,914	1,434
Direct costs of sales	7,530	11,579
Other creditors	4,974	4,517
	17,478	21,468

10.	Other Liabilities

Other liabilities consist of the following:

	September 24, 2016	September 26, 2015
	$ '000	$ '000

Customer prepayments and deposits	3,115	3,831
Total other liabilities, current	3,115	3,831
Foreign exchange contract liabilities	12	321
Accounts payable, net of current portion	3,454	4,892
Asset retirement obligations	921	994
Pension liability	7,975	4,877
Total other liabilities, long-term	12,362	11,084
	15,477	14,915

Foreign exchange contract liabilities related to foreign currency forward agreements where the net balance at period end was in a credit position. Refer to Note 13 for additional information.

F-47

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

11.	Operating Leases

At September 24, 2016, we were obligated under operating leases covering office and warehouse space and transportation equipment expiring at various dates. Future minimum lease payments required under our operating leases at September 24, 2016 were approximately as follows:

$ '000

2017	1,135
2018	1,113
2019	918
2020	562
2021	145
Thereafter	50
Total	3,923

Rent expense under all operating leases was $2.1 million, $1.4 million and $1.3 million for the periods ended September 24, 2016, September 26, 2015 and September 27, 2014, respectively.

Some of our operating leases contain provisions for future rent increases, rent-free periods or periods in which rent payments are reduced. The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation, which is included in accrued expenses and other long-term liabilities in the Consolidated Balance Sheets.

12.	Long Term and Other Debt

Outstanding Debt and Capital Leases

The following reflects outstanding debt as of the dates indicated below:

	Principal	Unamortized deferred financing charge	Book value, September 24, 2016
		$ '000	$ '000

Senior bank debt	115,379	(1,218)	114,161
PIK loan notes	298,248	-	298,248
Capital leases and hire purchase contract	375	-	375
Total long-term debt outstanding	414,002	(1,218)	412,784
Less: current portion of long-term debt	(10,292)	-	(10,292)
Long-term debt, excluding current portion	403,710	(1,218)	402,492

The Company is in compliance with all relevant covenants and the long term debt portion is correctly classified as such in line with the underlying agreements.

F-48

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

12.	Long Term and Other Debt (continued)

	Principal	Unamortized deferred financing charge	Book value, September 26, 2015
		$ '000	$ '000

Senior bank debt	117,573	(2,822)	114,751
PIK loan notes	307,444	-	307,444
Capital leases and hire purchase contract	321	-	321
Total long-term debt outstanding	425,338	(2,822)	422,516
Less: current portion of long-term debt	(131)	-	(131)
Long-term debt, excluding current portion	425,207	(2,822)	422,385

Debt consists of senior bank debt and loan notes payable to the owners of Ordinary A shares (referred to as Payment in Kind (“PIK”) Loan Notes). Security over the debt consists of a fixed and floating charge over all assets of the Company and certain of its subsidiaries.

The senior bank facility has a cash interest rate on outstanding borrowings for this line of credit being the Bank of England’s bank’s base rate plus the base rate margin or LIBOR rate plus the bank’s LIBOR rate margin. The loan agreement includes a PIK interest rate on the outstanding borrowings that can be paid for or added to the outstanding debt. Note, due to foreign currency translation, these figures are then revised at each Balance Sheet date. The new senior bank debt is scheduled to mature on September 30, 2017.

The senior bank debt also included a revolving facility commitment for $28.5 million. The revolver facility has an interest rate on utilized amounts of 5% plus LIBOR and on unutilized borrowings of 2%. The line of credit was scheduled to mature on September 30, 2017, however, as a result of the acquisition discussed in Note 22, agreement has been reached to extend this by two years. $10.1 million of this facility had been drawn at September 24, 2016 (none of the facility had been drawn at September 26, 2015), and an amount of the facility had been utilized in each year for the Duty Deferment guarantee and the company credit card scheme amounting to $0.4 million and $0.5 million at September 24, 2016 and September 26, 2015, respectively.

The Company also has 13.5% PIK loan notes payable to a syndicate of investors including parent entities to the Group. PIK loan notes have a final repayment date of July 6, 2018 and receive interest at a rate of 13.5%. This interest is accrued and compounded annually onto the loan notes on September 30 each year. Loan notes may be transferred between parties but cannot be converted into other options or redeemed before the final repayment date. At the repayment date, all PIK loan note liabilities are settled by GBP cheque payment. PIK loan notes are repayable in full upon either a sale or a listing of the Group. PIK loan notes are held in proportion to the holders of Ordinary A shares. PIK loan balance to parent company at September 24, 2016 and September 26, 2015, amounted to $253.6 million and $261.5 million, respectively.

Long term debt at September 24, 2016 matures as follows:

Fiscal period	Senior bank debt	PIK loan notes	Capital leases and hire purchase contract	Total
	$ '000	$ '000	$ '000	$ '000

2017	10,082	-	210	10,292
2018	-	298,248	105	298,353
2019	105,297	-	57	105,354
2020	-	-	3	3
2021	-	-	-	-
Total	115,379	298,248	375	414,002

F-49

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

13.	Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset and liability in an orderly transaction between market participants at the measurement date. We estimate the fair value of its assets and liabilities utilizing an established three-level hierarchy. The hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include non-binding market consensus prices that can be corroborated with observable market data, as well as quoted prices that were adjusted for security-specific restrictions.
Level 3:	Unobservable inputs that are supported by little or no market activity that are significant to the fair value of the asset or liability. Level 3 inputs also include non-binding market consensus prices or non-binding broker quotes that are unable to be corroborated with observable market data.

The fair value of our financial assets and liabilities is determined by reference to market data and other valuation techniques as appropriate. We believe the fair value of our financial instruments, which are principally cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities, approximates their recorded values.

For each period, derivative financial instrument assets and liabilities measured at fair value on a recurring basis are included in the financial statements as per the table below. All amounts are categorized as Level 2.

	September 24, 2016	September 26, 2015
Consolidated Balance Sheets	$ '000	$ '000

Other long-term liabilities	(12)	(321)

Foreign currency forward contracts

Throughout the period we enter into contracts to buy and sell foreign currency. These contracts are recorded on the balance sheets at each period end at fair value. These contracts are typically short term in nature with maturities of six months to a year. We entered into forward contracts to sell Euros and to purchase USD and the change in fair value of the derivative is recorded within interest income or expense in the Consolidated Statements of Operations and Comprehensive Loss. For the periods ended September 24, 2016, September 26, 2015 and September 27, 2014, we realized interest income or expense of $291,000, ($488,000), and $364,000 respectively from changes in the fair value of the derivative instrument.

F-50

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

14.	Stockholder's Deficit

Common stock

Common stock consists of six classes of common shares. There are no shares reserved for future issuance. Common stock balances of shares authorized, issued and outstanding as of September 24, 2016 were as follows:

	Shares	Common Stock
	each	$ '000

Class A Voting Shares, par value of £0.01	8,750,000	132
Class B Non-voting Shares, par value of £0.01 (Footnote 15)	264,639	4
Class B1 Non-voting Shares, par value of £0.001 (Footnote 15)	314,361	-
Class B2 Non-voting Shares, par value of £0.75	11,150	13
Class B3 Voting Shares, par value of £0.01	154,500	2
Deferred Non-voting Shares, par value of £0.01 (Footnote 15)	985,361	14

	10,480,011	165

Common stock balances of shares authorized, issued and outstanding as of September 26, 2015 were as follows:

	Shares	Common Stock
	each	$ '000

Class A Voting Shares, par value of £0.01	8,750,000	132
Class B Non-voting Shares, par value of £0.01	1,250,000	18
Class B2 Non-voting Shares, par value of £0.75	11,150	13
Class B3 Voting Shares, par value of £0.01	154,500	2

	10,165,650	165

Class A Voting Shares

The holders of Class A common stock are entitled to receive dividends, when and as declared by the Board of Directors, and to vote on all matters entitled to be voted on by the stockholders of the Company.

Class B Non-voting Shares

The holders of Class B shares have dividend rights identical to those of the Class A holders, and also have the same rights on a winding up as the Class A shareholders. The Class B holders receive dividends pro-rata with Class A holders in relation to the paid up amount on each share. The Class B shares have no rights to vote.

Class B1 Non-voting Shares

The holders of Class B1 common stock have the same rights on a winding up as the Class B shareholders. The holders of Class B1 shares also have the same rights to receive dividends as Class B shareholders. The Class B1 shares have no right to vote.

F-51

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

14.	Stockholder's Deficit (continued)

Class B2 Non-voting Shares

The Class B2 shares are entitled to dividends of 0.1% of the dividend payable on any A share subject to an annual cap of 10% of the paid up amount on each such share. Upon winding up, the Class B2 shares will only participate up to the paid up amount plus a 10% per annum return of such paid up amount and less any amounts already paid as dividends on the Class B2 shares. The Class B2 shares have no right to vote.

Class B3 Voting Shares

The Class B3 shares are entitled to dividends of 0.1% of the dividend payable on any A share subject to an annual cap of 10% of the paid up amount on each such share. Upon winding up, the Class B3 shares will only participate up to the paid up amount plus a 10% per annum return of such paid up amount and less any amounts already paid as dividends on the Class B3 shares. B3 shares carry 10 votes each on a poll and on a show of hands they carry one vote.

Deferred Non-voting Shares

The holders of deferred shares shall only be entitled to the repayment of the amounts paid up on their shares (including premium) after repayment of the capital of the ordinary shares plus the payment of £5 million on each of the ordinary shares on a winding up. Deferred shares carry no right to income.

Additional paid in capital

Additional paid in capital represents the excess of amounts paid for common shares over their stated par value. There have been no changes in additional paid in capital during the periods ended September 24, 2016, September 26, 2015 or September 27, 2014.

15.	Incentive Stock Plan

In December 2015, a restructuring of the management shareholding structure was undertaken. This resulted in management being issued new shares in the Company and certain growth shares in Inspired Gaming Group Limited. The reorganization consisted of the steps set out below.

Company

985,361 B Non-voting Shares, B2 Non-voting Shares, and B3 Voting Shares in the Company held by various members of management were gifted back to the Company and re-designated as deferred shares. The fair value of each class of shares of the gift was not material.

The Company created a new class of B1 Non-voting shares with broadly the same income and capital rights as the A Voting Shares (which additionally have the benefit of a performance based ratchet. Pursuant to the performance based ratchet, members of management’s ownership percentages can increase dependent on the returns to the investors upon an exit that results in a specified rate of return) and issued 314,361 B1 Non-voting Shares to members of management. In addition options for 393,222 B1 Non-voting Shares were granted to members of management. These options are only exercisable conditional on any exit of the shareholders from the Company and lapse if they are not exercised by the completion of any such exit. Both B1 Non-voting Shares and the options for the B1 Non-voting Shares vested upon grant to management, and the fair value and resulting share based payment expense were not material. At the time of the transaction discussed in Note 22 the specified rate of return was not achieved and therefore there will be no expense associated with the performance based ratchet.

Inspired Gaming Group Limited

Two new classes of shares were created in Inspired Gaming Group Limited, a subsidiary of the Company, comprising B ordinary shares and C ordinary shares with par values of £0.00001 each. These shares have voting rights and identical economic rights to each other, except B ordinary shares also gave each holder the right to put all of the B ordinary shares onto Gaming Acquisitions Limited, another subsidiary of the Company, for an assumed price of £2,250. The put options were required to be exercised by the relevant holder within 60 days of the issue of B ordinary shares and all expired unexercised. The fair value of the put options were not material at the date of the grant of the B ordinary shares to management.

F-52

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

15.	Incentive Stock Plan (continued)

The B ordinary shares were issued to the relevant management shareholders under the employee shareholder scheme provisions such that each relevant manager gave up certain employment rights and did not pay any consideration for the issue of these shares. There were 2,800,000 B ordinary shares issued and 500 of C ordinary shares issued to members of management. All shares vested upon grant.

The C ordinary shares have a right to any dividends or distributions declared in respect of the C ordinary shares at the discretion of the directors. Their economic entitlement on an exit is calculated by a formula referenced to the returns on the PIK loan notes in Note 12 once a specified exit hurdle amount has been exceeded. Once this hurdle is exceeded the C ordinary shares have a minimum value of £0.40 per C ordinary share which can increase as the returns on the PIK loan notes increase to a maximum amount (assuming for this purpose a transaction date of 12 March 2016) of approximately £0.75 per C ordinary share.

A similar valuation mechanism applies for the C ordinary shares if an exit happens at certain other subsidiaries of DMWSL 633 Limited.

The fair value and resulting share based payment expense of the B and C ordinary shares were not material upon issuance to management.

16.	Pension Plan

We operate a combined scheme which comprises of a defined benefit section and a defined contribution section.

The defined contribution scheme assets are held separately from those of the Group in an independently administered fund. The pension cost charge represents contributions payable by the Group and amounted to $1,478,000, $1,549,000 and $1,685,000 for the periods ending September 24, 2016, September 26, 2015, and September 27, 2014, respectively. Contributions totaling $438,000 and $240,000 were payable to the fund as at September 24, 2016 and September 26, 2015, respectively.

The defined benefit section has been closed to future accruals for services rendered to the Company for the entire financial statement periods presented in these consolidated financial statements. Retirement benefits are generally based on a portion of an employee's pensionable earnings during years prior to 2010. Our policy is to make contributions according to schedules agreed with the trustee every 3 years after completion of the triennial valuation undertaken by the scheme’s actuaries. We estimate that $3.4 million will be contributed to the pension plan in the period ending September 30, 2017. The latest actuarial valuation of the scheme as at March 31, 2015 revealed a funding shortfall and a recovery plan consisting of additional contributions payable to the scheme has been put into place.

The trustee has made an allowance for the pension scheme liability profile when deciding the investment strategy of the pension scheme. Since the pension scheme is closed to new entrants and ceased future accrual with effect from March 31, 2010 it has continued to mature gradually. Therefore, the trustee reviews the investment strategy regularly to check whether any changes are needed. When considering the investment strategy, the trustee has taken into account the effect of any possible increases in the deficit reduction contributions on the financial position of the Company, and the extent to which the Company will be able to bear these changes.

The plan investment policy is to maximize long-term financial return commensurate with security and minimizing risk. This is achieved by holding a portfolio of marketable investments that avoids over-concentration of investment and spreads assets both over industries and geographies. In setting investment strategy, the trustees considered the lowest risk strategy that they could adopt in relation to the plan's liabilities and designed an asset allocation to achieve a higher return while maintaining a cautious approach to meeting the plan's liabilities. The trustees undertook a review of investment strategy and took advice from their investment advisors. They considered a full range of asset classes, the risks and rewards of a range of alternative asset allocation strategies, the suitability of each asset class and the need for appropriate diversification. The current strategy is to hold approximately 30% in a global return fund, approximately 25% in U.K. equities, approximately 20% in real estate, approximately 16% in non-U.K. equities and approximately 9% in corporate bonds.

F-53

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

16.	Pension Plan (continued)

Our pension benefit costs are calculated using various actuarial assumptions and methodologies. These assumptions include discount rates, inflation, expected returns on plan assets, mortality rates and other factors. The assumptions utilized in recording the obligations under our plans represent our best estimates, and we believe that they are reasonable, based on information as to historical experience and performance as well as other factors that might cause future expectations to differ from past trends. Differences in actual experience or changes in assumptions may affect our pension obligations and future expense. The primary factors contributing to actuarial gains and losses each year are (1) changes in the discount rate used to value pension benefit obligations as of the measurement date and (2) differences between the expected and the actual return on plan assets.

Our valuation methodologies used for pension assets measured at fair value are as follows. There have been no changes in the methodologies used at September 24, 2016 and September 26, 2015.

The diversified fund is valued at fair value by using the net asset value (“NAV”) of shares held by the plan at the year end. The NAV of the diversified fund is not publicly quoted. The majority of the underlying securities have observable Level 1 or 2 pricing inputs, including quoted prices for similar assets in active or non-active markets. ASC 820, Fair Value Measurements and Disclosures, allows NAV per share to serve as a practical expedient to estimate the fair value of the diversified fund. ASC 820 also states that where NAV is allowed to be used as an estimate of fair value, if the reporting entity has the ability to redeem its investment at NAV as of the measurement date, that investment shall be categorized as a Level II fair value measurement. If the investment cannot be redeemed at the measurement date, but may be redeemable in the future, but at an uncertain date, the investment shall be categorized as a Level 3 fair value measurement.

As of September 24, 2016 and September 26, 2015, the diversified fund was redeemable at NAV as of the measurement dates and, therefore, classified as Level 2.

With respect to the buy-in contract, it was agreed during the year ended September 27, 2014, that 281 pensioners of the plan would be insured by means of a pensioner buy-in. The liabilities and assets in respect of insured pensioners are assumed to match for the purposes of ASC 715, Pensions - Retirement Benefits, disclosures (i.e. the full benefits have been insured). The approach adopted has therefore been to include within the total value of assets, an amount equal to the calculated total liability value of the insured pensioners on the actuarial assumptions adopted for ASC 715 purposes. The buy-in contract is, therefore, classified as Level 3.

The following table sets forth the combined funded status of the pension plans and their reconciliation to the related amounts recognized in our consolidated financial statements at our September 24, 2016 and September 26, 2015 measurement dates:

	September 24, 2016	September 26, 2015
	$ '000	$ '000
Change in benefit obligation:
Benefit obligation at beginning of period	98,482	100,315
Interest cost	3,401	3,879
Actuarial loss	19,658	3,585
Benefits paid	(2,617)	(2,641)
Foreign currency translation adjustments	(14,257)	(6,656)
Benefit obligation at end of period	104,667	98,482
Change in plan assets:
Fair value of plan assets at beginning of period	93,605	95,460
Actual gain on plan assets	15,840	3,245
Employer contributions	3,415	3,876
Benefits paid	(2,617)	(2,641)
Foreign currency translation adjustments	(13,551)	(6,335)
Fair value of assets at end of period	96,692	93,605
Amount recognized in the consolidated balance sheets:
Unfunded status (non-current)	(7,975)	(4,877)
Net amount recognized	(7,975)	(4,877)

F-54

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

16.	Pension Plan (continued)

The following table presents the components of our net periodic pension benefit cost:

	September 24, 2016	September 26, 2015	September 27, 2014
	$ '000	$ '000	$ '000
Components of net periodic pension benefit cost:
Interest cost	3,401	3,879	4,666
Expected return on plan assets	(3,178)	(3,728)	(4,933)
Amortization of net loss	274	193	-
Net periodic cost	497	344	(267)

The accumulated benefit obligation for all defined benefit pension plans was $104.7 million and $98.5 million as of September 24, 2016 and September 26, 2015, respectively. The underfunded status of our defined benefit pension plans recorded as a liability in our Consolidated Balance Sheets as of September 24, 2016 and September 26, 2015, was $8.0 million and $4.9 million, respectively.

The estimated net loss, net transition asset (obligation) and prior service credit for the plan that will be amortized from accumulated other comprehensive income into net periodic pension cost over the next fiscal year are $459,000, $Nil and $Nil, respectively.

The fair value of the plan assets at September 24, 2016 by asset category is presented below:

	Level 1	Level 2	Level 3	Total
	$ '000	$ '000	$ '000	$ '000

Diversified fund	-	56,166	-	56,166
Buy-in contract	-	-	39,901	39,901
Cash	625	-	-	625
Total	625	56,166	39,901	96,692

The change in fair value of the pension assets during 2016 valued using significant unobservable inputs (Level 3) is presented below:

$ '000

Beginning balance at September 27, 2015	41,570
Unrealized loss on asset still held at September 24, 2016	(1,669)
Ending balance at September 24, 2016	39,901

 The fair value of the plan assets at September 26, 2015 by asset category is presented below:

	Level 1	Level 2	Level 3	Total
	$ '000	$ '000	$ '000	$ '000

Diversified fund	-	51,273	-	51,273
Buy-in contract	-	-	41,570	41,570
Cash	762	-	-	762
Total	762	51,273	41,570	93,605

F-55

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

16.	Pension Plan (continued)

The change in fair value of the pension assets during 2015 valued using significant unobservable inputs (Level 3) is presented below:

$ '000

Beginning balance at September 27, 2014	43,594
Unrealized loss on asset still held at September 26, 2015	(2,024)
Ending balance at September 26, 2015	41,570

The table below presents the weighted-average actuarial assumptions used to determine the benefit obligation and net periodic benefit cost for the Plan.

	September 24, 2016	September 26, 2015	September 27, 2014
	$ '000	$ '000	$ '000

Discount rate	2.60%	4.10%	4.20%
Expected return on assets	2.60%	3.95%	4.15%
RPI inflation	3.10%	3.30%	3.20%
CPI inflation	2.10%	2.30%	2.20%
Pension increases – pre-2006 service	3.00%	3.20%	3.10%
Pension increases – post-2006 service	2.20%	2.20%	2.20%

The following benefit payments are expected to be paid:

$ '000
2017	2,041
2018	2,271
2019	2,474
2020	2,413
2021	2,640
Thereafter (5 years from September 2021)	16,208

17.	Acquisitions

On December 23, 2014, the Group purchased the remaining 50% shares in Merkur Inspired Limited for a total consideration of £1. As part of the transaction, the selling party agreed to waive payables amounting to $2,430,589. The purchase has been accounted for under the acquisition method, On January 2, 2015, Merkur Inspired Limited changed its name to Inspired Gaming (Italy) Limited.

Assets and liabilities acquired in the acquisition were as follows:

Fair value
$ '000
Assets and liabilities acquired
Property and equipment	39
Inventory	2
Accounts receivable, prepaid expenses and other current assets	357
Cash and cash equivalents	506
Accounts payable	(712)
Accrued expenses	(954)
Corporate tax and other current taxes payable	(53)
Other current liabilities	(228)
Total identifiable net assets assumed	(1,043)
Goodwill	1,043
Total	-

The goodwill arising upon acquisition is not deductible for tax purposes.

F-56

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

18.	Accumulated Other Comprehensive Loss (Income)

The accumulated balances for each classification of comprehensive loss (income) are presented below:

	Foreign Currency Translation Adjustments	Unrecognized pension benefit costs	Accumulated Other Comprehensive Loss (Income)
	$ '000	$ '000	$ '000

Balance at September 28, 2013	1,407	7,455	8,862
Change during the period	1,049	8,739	9,788
Balance at September 27, 2014	2,456	16,194	18,650
Change during the period	(15,059)	3,950	(11,109)
Balance at September 26, 2015	(12,603)	20,144	7,541
Change during the period	(47,368)	6,722	(40,646)
Balance at September 24, 2016	(59,971)	26,866	(33,105)

19.	Income Taxes

The following is income (loss) before income taxes:

	September 24, 2016	September 26, 2015	September 27, 2014
	$ '000	$ '000	$ '000
UK	(59,760)	(56,895)	(68,358)
Mainland Europe	854	(1,610)	1,371
North America	(19)	-	-
South America	(645)	(711)	(516)
Total loss before income taxes	(59,570)	(59,216)	(67,503)

The income tax expense consisted of the following for the periods ended September 24, 2016, September 26, 2015, and September 27, 2014:

	September 24, 2016	September 26, 2015	September 27, 2014
	$ '000	$ '000	$ '000
Income tax expense (benefit):
Current
UK	-	163	86
Mainland Europe	290	395	222
South America	17	73	-
Total current taxes	307	631	308

F-57

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

19.	Income Taxes (continued)

The net deferred tax assets and liabilities arising from temporary differences at September 24, 2016 and September 26, 2015 are as follows:

	September 24, 2016	September 26, 2015
	$ '000	$ '000

Depreciation	30,443	30,103
Net operating losses	5,964	16,493
Other temporary differences	-	503
Total deferred tax assets	36,407	47,099
Valuation allowance balance	(33,552)	(43,475)
Net deferred tax assets	2,855	3,624
Deferred tax liabilities
Intangible assets	(2,079)	(3,624)
Other temporary differences	(776)
Net deferred tax liabilities	-	-

The differences between the UK statutory tax rate and our effective rate for the periods ended September 24, 2016, September 26, 2015, and September 27, 2014 are reflected in the following table:

	September 24, 2016	September 26, 2015	September 27, 2014

UK statutory income tax	20.0%	20.5%	22.0%
Tax effect of permanent differences	-4.0%	-2.2%	-4.5%
ATCA interest disallowed	-13.2%	-14.7%	-11.1%
Movement in provisions	0.1%	0.1%	-
Effect of foreign taxes	-0.5%	-0.9%	-0.4%
Tax losses utilized	-	-	1.4%
Rate change	0.2%	-	-
Transfer pricing adjustments	-0.2%	-	-
Valuation allowance	-2.9%	-3.8%	-7.9%
Effective income tax rate	-0.5%	-1.0%	-0.5%

The valuation allowance on deferred tax assets has been determined by considering all available evidence, both positive and negative, in order to ascertain whether it is more likely than not that carried forward deferred tax assets will be realized. Inspired Gaming (UK) Limited has a total potential deferred tax asset carried forward of $33,069,000 at September 24, 2016 (forming the majority of the total potential Group deferred tax asset carried forward of $36,407,000). In addition, Gaming Acquisition Limited (a Group subsidiary) has a deferred tax asset of $750,000 which relates to non-trade losses carried forward. Information provided by management indicates that current level of profitability across the Group will not be sufficient to utilize these losses in the current period (as has been done in previous periods). Losses can be carried forward indefinitely.

On consideration of the cumulative net losses in Inspired Gaming UK Limited and Gaming Acquisitions Limited over the three periods ending September 24, 2016, the Group has recorded a full valuation allowance of $33,552,000.

As of September 24, 2016, there are no liabilities relating to tax penalties and interest and the periods ending September 26, 2015 and September 24, 2016 remain open to examination by taxing authorities.

F-58

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

19.	Income Taxes (continued)

The Group is not subject to taxation in the US. However, foreign tax is applicable in foreign jurisdictions (primarily in Europe), where the total of non-UK taxes payable for the period ended September 24, 2016 is $307,000. All deferred tax items are attributable to UK operations.

A provision of $46,000 was included within current taxes as at September 26, 2015 to reflect an uncertain tax position relating to interest deductions. There are no similar tax provisions included as at September 24, 2016.

A reduction in the UK corporation tax rate to 17% (effective April 1, 2020) was enacted on September 15, 2016. This will reduce the Group’s future tax charge accordingly. A previous reduction from 20% to 19% (effective April 1, 2017) was enacted on November 18, 2015.

The Group has not recognized deferred tax liabilities in respect of unremitted earnings that are considered indefinitely reinvested in foreign subsidiaries.

20.	Related Parties

We entered into several agreements with various service companies in which certain of our current Board members have direct or indirect ownership interests, and, in some cases, are also directors of these companies.

		September 24, 2016	September 26, 2015	September 27, 2014
		$ '000	$ '000	$ '000

Transactions

Openbet Retail Limited	Total revenue	1,961	2,436	2,685
Loxley Strategic Consulting Limited	Selling, general and administrative expenses	(256)	(223)	-
Balances
Openbet Retail Limited	Accounts receivable	151	189	459

21.	Commitments and Contingencies

A claim from the Performing Rights Society is ongoing and relates to the alleged infringement of copyrighted material of the Performing Rights Society's members in certain games on Fixed Odds Betting Terminals in UK Licensed Betting Offices. The Company and the other defendants (who have formed a litigation club) filed a defense to the claim raised by the Performing Rights Society on December 22, 2015. The parties have mutually agreed to begin a process of mediation in September 2016. The Company has made a provision of $0.3 million, which management believes to be adequate to cover the total net exposure to the Company, including professional fees.

F-59

DMWSL 633 LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Periods Ended September 24, 2016 and September 26, 2015

22.	Subsequent Events

The Company evaluates subsequent events occurring between the most recent balance sheet date and the date that the financial statements are available to be issued in order to determine whether the subsequent events are to be recorded and/or disclosed in the Company’s financial statements and footnotes. We have evaluated subsequent events through the date these financial statements were issued.

On December 23, 2016 Hydra Industries Acquisition Corp. (“Hydra”), a special purpose acquisition company listed on the NASDAQ stock exchange, completed a transaction to acquire DMWSL 633 Limited and associated subsidiaries. Immediately after closing, Hydra changed its name to Inspired Entertainment, Inc.

The merger has been accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America.

On completion of the transaction, the Company received a cash injection of approximately $13.5 million, with the potential to receive a further $6.1 million. In addition the Company received the following funds which were subsequently paid out:

i)	Funds to settle transaction costs for the combined Group of approximately $6.5 million plus $1.2 million reimbursement of fees paid prior to this date
ii)	$4.3 million of management bonuses
iii)	$1.3 million for refinancing fees
iv)	$4.8 million for accrued cash interest.

Upon completion of the transaction the value of shareholder loan notes was reduced from $291.0 million to $115.6 million.

There were no other subsequent events or transactions that required recognition or disclosure in the consolidated financial statements.

F-60

26,225,950 Shares

Inspired Entertainment, Inc.

Common Stock
___________________________________

PROSPECTUS

July 17, 2017
____________________________________